As filed with the Securities and Exchange Commission on December 2, 2019.
Registration No. 333-234316

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________
SPROUT SOCIAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number) 131 South Dearborn St., Suite 700 Chicago, Illinois 60603 Telephone: (866) 878-3231	27-2404165 (I.R.S. Employer Identification No.)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________________________________
Justyn Howard
President and Chief Executive Officer
Sprout Social, Inc.
131 South Dearborn St., Suite 700
Chicago, Illinois 60603
Telephone: (866) 878-3231
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________________
Copies to:

Christopher D. Lueking, Esq. Cathy A. Birkeland, Esq. Latham & Watkins LLP 330 North Wabash Avenue, Suite 2800 Chicago, Illinois 60611 Telephone: (312) 876-7700	Heidi N. Jonas, Esq. General Counsel and Secretary Sprout Social, Inc. 131 South Dearborn St., Suite 700 Chicago, Illinois 60603 Telephone: (866) 878-3231	Steven J. Gavin, Esq. Karen A. Weber, Esq. Courtney M.W. Tygesson, Esq. Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 Telephone: (312) 558-5600
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 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.
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If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Class A Common Stock, par value $0.0001 value per share	10,147,059	$18.00	$182,647,062.00	$23,707.59
_________________

(1)
Includes 1,323,529 shares of Class A common stock that may be sold if the option to purchase additional shares of our Class A common stock granted by the Registrant named herein to the underwriters is exercised in full. See “Underwriting (Conflicts of Interest).”

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended.

(3)	The Registrant previously paid $12,980.00 in connection with the prior filing of this Registration Statement on October 25, 2019.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED DECEMBER 2, 2019.
8,823,530 Shares
Sprout Social, Inc.
Class A Common Stock
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This is an initial public offering of shares of Class A common stock of Sprout Social, Inc. All of the 8,823,530 shares of Class A common stock are being sold by us.
Prior to this offering, there has been no public market for our Class A common stock. It is currently estimated that the initial public offering price per share of our Class A common stock will be between $16.00 and $18.00.
We have applied to list our Class A common stock on the Nasdaq Global Market under the symbol “SPT.”
Following this offering, we will have two classes of common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock will be identical, except with respect to voting, conversion and transfer rights. Each share of Class A common stock will be entitled to one vote. Each share of Class B common stock will be entitled to ten votes and will be convertible at any time into one share of Class A common stock. Our Co-Founders (as defined herein) will be the only holders of our Class B common stock, and following the completion of this offering, our Co-Founders will hold approximately 72.9% of the voting power of our outstanding capital stock, assuming no exercise of the underwriters’ option to purchase additional shares of our Class A common stock and which percentage excludes any shares of Class B common stock that may be issued to Justyn Howard, our President and Chief Executive Officer, pursuant to the Howard IPO Award (as defined herein) . See “Prospectus Summary—The Offering” and “ Executive Compensation—Executive Compensation Arrangements—Justyn Howard” for further information. Our Co-Founders will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws and the approval of any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction.
We are an “emerging growth company,” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.
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Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 21 to read about factors you should consider before buying shares of our Class A common stock.
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Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
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	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses	$	$
______________

(1)	See “Underwriting (Conflicts of Interest)” for additional disclosure regarding underwriting discounts and commissions and estimated offering expenses.
To the extent that the underwriters sell more than 8,823,530 shares of our Class A common stock, the underwriters have the option to purchase up to an additional 1,323,529 shares of Class A common stock from us at the initial price to public less the underwriting discount.
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The underwriters expect to deliver the shares of our Class A common stock against payment in New York, New York on         , 2019.

Goldman Sachs & Co. LLC	Morgan Stanley
KeyBanc Capital Markets	William Blair
Canaccord Genuity	Stifel
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Prospectus dated             , 2019.

Social Media is changing the way the world communicates.

3.4 billion people are sharing their lives, opinions and values across social billions of times per day

The entire customer experience has changed, and businesses must adapt.

Sprout Social powers the next generation of customer experience.

The impact of social media has expanded well beyond marketing—it is transforming every aspect of business, from marketing, sales, public relations and customer service to product and strategy. **Sprout Social helps more than 23,000 customers** around the world centrally manage these efforts with precision and efficiency.

Brand awareness | **Reputation management** | **Customer service** | **Business intelligence** | **Customer acquisition**

16,427
North America
4,442
EMEA
1,570
APAC
627
Latin America

23k
Customers

100
Countries

420k
Social profiles managed

450M
Messages per day

Customers and profile counts as of September 30, 2019. Messages per day represents average messages per day for the period July 1, 2019 to September 30, 2019.

sproutsocial

We’re building a sustainable company that our people, our customers, our families and our communities can be proud of.

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We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any related free writing prospectuses. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or the possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock and the distribution of this prospectus outside the United States. See “Underwriting (Conflicts of Interest).”

i

BASIS OF PRESENTATION
As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Sprout Social,” “Sprout” and similar references refer to Sprout Social, Inc. together with its subsidiaries.
Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. Our fiscal year ends on December 31 of each year. References to fiscal 2018 and 2018 are references to the fiscal year ended December 31, 2018. Our most recent fiscal year ended on December 31, 2018.
Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our audited consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.
TRADEMARKS
This prospectus includes our trademarks and trade names, including Sprout Social and Viralpost, which are protected under applicable intellectual property laws and are our property. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

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PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”
Sprout Social — Powering the Evolution of Customer Experience
With more than 3.4 billion global users consuming and sharing billions of posts per day, social media has fundamentally changed not only marketing but the entire customer experience. Social media is becoming mission-critical to the way organizations reach, engage and understand their target audience and customers.
Sprout Social is a powerful, centralized platform that provides the critical business layer to unlock the massive commercial value of social media. Currently, more than 23,000 customers across 100 countries rely on our platform to reach larger audiences, create stronger relationships with their customers and make better business decisions.
Overview
Sprout Social empowers businesses around the globe to tap into the power and opportunity presented by the shift to social communication. Social media reaches almost half of the world’s population, significantly influences buying behaviors and has changed the way the world communicates. Billions of users are sharing their interests, opinions and values with their social networks every day and are using social media to communicate with and about businesses, organizations and causes on an unprecedented scale. Virtually every aspect of business has been impacted by social media, from marketing, sales and public relations to customer service, product and strategy, creating a need for an entirely new category of software. We offer our customers a centralized, secure and powerful platform to manage this broad, complex channel effectively across their organization.
Introduced in 2011, our cloud software brings together social messaging, data and workflows in a unified system of record, intelligence and action. Operating across major social media networks, including Twitter, Facebook, Instagram, Pinterest, LinkedIn, Google and YouTube, we provide organizations with a centralized platform to effectively manage their social media efforts across stakeholders and business functions.
Our platform is easy-to-use and can be deployed rapidly by new customers without direct engagement from our sales or services teams. In 2018, more than 90% of our new customer revenue resulted from our trials, which allow prospective customers to set up and use our software within minutes and without assistance.
We operate a single code-base without the need for customizations or professional services, allowing us to efficiently scale our platform and quickly react to changes in the market. Relative to our primary competitors, our platform is the top user-rated social media management software across all categories and customer segments according to G2 Crowd, reinforcing our leading market position and brand.
We have proven success in the SMB, Mid-market and Enterprise segments, with balanced revenue and substantial growth in each. We estimate that less than 5% of the 90 million businesses on social media have adopted software solutions to centrally manage their social media efforts, providing a large, nascent opportunity to drive significantly increased market adoption of our solution and continued growth across all customer segments.
We have a highly efficient, product-driven go-to-market strategy that has enabled us to scale rapidly, attracting more than 23,000 current customers from small businesses to global brands as well as marketing agencies and government, non-profit and educational institutions. The strength of our brand and content marketing resulted in more than 9,000 new trials of our software per month on average from January 2018 through September 30, 2019, with more than 95% of those generated through unpaid marketing. The scale of these trials allows us to rapidly test, adapt and optimize our go-to-market approach for sustained growth.
Increased adoption of our platform across functions within an organization also represents a large growth opportunity within our existing customer base. Our platform is licensed on a per-user basis with numerous upsell opportunities through additional users and product modules. As social becomes a critical channel for all aspects of the customer experience, including brand awareness, customer acquisition, retention and reputation management, we expect that our customers will increase adoption of our platform across departments.
With our efficient go-to-market model and 99% of our revenue in 2018 and for the nine months ended September 30, 2019 from software subscriptions, we have experienced strong unit economics across all customer segments as we continue to grow and refine our sales and marketing efforts. Our single code-base also creates a highly scalable and capital-efficient model that enables us to add new customers at little incremental cost.
Our success and innovation are driven by an experienced leadership team and award-winning culture with a reputation for caring deeply about the success of our customers and employees. This strong employer brand allows us to attract and retain high-quality talent and deliver a premium experience for our customers. Glassdoor has recognized us as one of the “Top Places to Work” in 2017 and 2018 and as having a “Highest Rated CEO,” ranking #1 in 2017 and #3 in 2018.
Our strong culture, world-class management team, leading platform and efficient go-to market strategy have led to revenue of $44.8 million and $78.8 million during the years ended December 31, 2017 and 2018, respectively, representing growth of 76% and organic growth of 54%. For the nine months ended September 30, 2018 and 2019, our revenue was $56.5 million and $74.6 million, respectively, representing growth of 32% and organic growth of 47%. Additionally, we have generated over $100 million in total annualized recurring revenue, or ARR, as of September 30, 2019. For more information on how we define and calculate our organic growth rate and total ARR, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics—Total ARR.” We generated net losses of $21.9 million and $20.9 million during the years ended December 31, 2017 and 2018, respectively, and generated net losses of $17.0 million and $21.0 million for the nine months ended September 30, 2018 and 2019, respectively.
Our Industry
Social media began as a way for individuals to connect and share experiences. Networks like Twitter, Facebook, LinkedIn and their predecessors allowed individuals to more easily communicate with friends, family, colleagues and those who shared common interests. As social media grew, savvy businesses recognized its power as a channel to market to consumers at scale. A new form of advertising was born and brands rushed to establish a presence and following on social media as a powerful new way to connect with their customers.
With more than 3.4 billion users and 90 million businesses adopting social media, it has fundamentally changed communication and commerce, and we are just beginning to understand its implications and importance.

We believe social media is simultaneously many things:

•	social media is a facilitator of shared human experiences;

•	social media is shaping our perception of the world around us;

•	social media is driving consumer trends and influencing purchases;

•	social media is shifting power to consumers;

•	social media is holding brands to higher standards;

•	social media is replacing existing communication channels; and

•	social media is an unprecedented source of business intelligence.
While businesses have begun to adapt by establishing a presence on social media and incorporating social media into advertising strategies, we believe the adjustments necessary to remain competitive and relevant amidst this disruption are substantial and require new software solutions, business processes and approaches in every corner of the organization.
Social Media’s Impact on Business
Businesses must face the reality that social media is not simply a place to advertise and post marketing content. Social media has evolved to impact aspects of marketing, public relations, sales, customer relationships, customer service, product feedback, business intelligence and strategy. Social media is not just a new marketing channel, it is a new layer on top of existing business functions and processes:

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Consumer influence has expanded. The ubiquity and ease of social media has enabled a new, public form of casual opinion, observation, endorsement or criticism. Social media has given consumers a powerful, public voice that can reward or penalize organizations. Organizations must listen and respond to this voice.

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The balance of power has shifted from brands to consumers. For as long as media and commerce have existed, brands have largely been in control of their message. Brands determined how and when to communicate with their audience, giving them significant control over their reputation. With the rapid rise of social media, the balance of power has shifted to the consumer. Nearly half of the world’s population is sharing its opinions and values across social media daily, shaping public perception and influencing purchasing decisions at enormous scale.

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Social media is driving trends and purchasing decisions. A significant number of purchasing decisions are originating from, influenced by or transacted through social media. According to Creating Connection, 76% of consumers are more likely to buy from a brand that they are connected with on social media. Additionally, Lyfe Marketing states that consumers report spending 20% to 40% more on brands that have interacted with them on social media.

•
Consumer expectations are high. Consumers demand brands be present and responsive across social networks, with more than 80% anticipating a response to a social media message within 24 hours according to Altitude. Author Jay Baer found that 39% of consumers who complain on social media expect a response within one hour and, according to The Sprout Social Index, 23% of consumers have indicated they would boycott a brand after a negative social interaction.

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All aspects of business communication are shifting to social. Billions of conversations that were previously taking place via email or over the telephone are now occurring over social media. Customers are turning to social for customer service, sales inquiries, product feedback and virtually all aspects of the customer experience. Business systems that were built around telephone and email communication cannot adequately address this shift, requiring a new system of record, intelligence and action as well as adjustments to existing technologies and business processes.

•
Unprecedented business intelligence. We believe social media provides the largest source of business intelligence that has ever existed. Real-time consumer opinions, market trends, competitive insights, product performance and market research can be measured and analyzed using social data. Business decisions and strategy can be derived and validated more efficiently with data available at a larger scale than ever before.

Challenges Facing Our Target Market
The rapid, global adoption of social media requires a significant shift in business processes and practices across an organization. It requires recalibrating and retooling on the same scale as were mandated by the historical shifts to email and telephone.
There are several challenges facing businesses trying to adapt to this new reality:

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Consumers are forcing adoption. Social media is becoming the default communication channel for consumers in coveted demographics. Consumers are expressing their opinions and talking to and about brands through billions of posts per day. Most organizations are not equipped for this new reality and must adjust their business processes and implement tools to manage this new communication channel.

•
The alternative is irrelevance. A failure to solve the challenges posed by the shift to social communication would mean disconnecting from large and growing demographics. Organizations seeking to engage and connect with their audience without utilizing social tools and strategies are at a severe disadvantage.

•
The stakes are incredibly high for brands. Social media gives consumers the power to put everything a brand does into the public eye and under a microscope. A misstep on social media is magnified and can lead to boycott or brand erosion overnight. The need for centralized tools with the necessary workflows, security and visibility across an organization has never been more critical. A mistake over email or the telephone is typically isolated to the sender and recipient. A mistake on social is public, permanent and can be catastrophic.

•
Social touches every aspect of business. While marketers and advertisers were the early adopters of social media, its impact and importance have spread across the entire organization to customer acquisition, support, retention and growth. Like email and the telephone before it, social is not constrained to a particular business purpose. It touches the entire customer experience and impacts virtually every part of a business.

•
Managing social is highly complex. Social media communication and consumption are happening billions of times per day across multiple platforms and formats, requiring businesses to be every place at once. Organizations are forced to manage dozens to hundreds of social profiles, a multitude of public and private conversations and billions of data points in real time. Managing this complex landscape in an efficient, secure and scalable manner is not viable without a centralized platform.

•	It is difficult to gather intelligence. Social is one of the largest sources of business intelligence in the world and possesses the ability to answer critical questions and inform strategy. However, most organizations currently lack the tools necessary to access and analyze available data.

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Significant security and compliance concerns exist. Security and privacy issues have dominated the discussion around social media in recent years, leading to increased complexity, risk and regulation. Conforming to these requirements and maintaining security across dozens to hundreds of social profiles on multiple social networks reinforces the need for centralized management.

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Brands need a centralized solution. Managing the complexity of social media and providing a positive customer experience require that all parts of an organization share a single system of record, intelligence and action. For example, a social media message from a customer may require collaborative input and action from multiple departments at once. Without a centralized platform to provide visibility, workflow and coordination across business functions, the customer experience can become disjointed and inconsistent.

•
Existing solutions are inadequate. Businesses have historically had to rely on disparate native solutions, under-resourced point solutions, consumer-focused tools or loosely integrated collections of solutions that do not meet the business needs of our market. These tools either lack the necessary sophistication, are difficult to use and deploy, or are unable to readily adapt to rapidly changing market needs.

Our Solution
Our powerful, easy-to-use platform enables customers to manage the complexities of social media across their entire organization. Our relationships with Twitter, Facebook, Instagram, Pinterest, LinkedIn and Google, among others, allow us to build robust solutions that meet today’s business needs while maintaining our focus on innovation as the market evolves.
Our relentless focus on customer relationships and building the highest-quality products have made our platform the highest customer-rated product in every category and customer segment relative to our primary competitors according to G2 Crowd.
The key benefits of our solution include:

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Comprehensive, all-in-one solution. Our platform brings every aspect of the social experience together into a single, elegant and robust solution. From engagement, publishing, and reporting and analytics to reputation management, business intelligence, advocacy, and workflow and collaboration, our customers can manage their entire social experience seamlessly and more effectively through a single pane of glass. As a result, our customers currently spend an average of more than four hours every day on our platform.

•
Single platform for the entire organization. Our platform delivers a compelling experience by enabling users across all functions and use-cases to work side-by-side. Rather than isolating these use-cases and toolsets, we have brought them together seamlessly through a centralized solution to drive visibility and collaboration across the entire organization.

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Easy to deploy and use. As the impact of social media spreads further across organizations, ease of deployment and usability are critical. With no professional services or customizations required, a typical customer is fully operational within minutes of starting their trial. Our powerful platform is designed to be easy to use so that it can be rapidly adopted and leveraged by novice users while also having the robust capabilities needed by the most demanding enterprise users. Our solution enables seamless collaboration across departments and is consistently rated the easiest-to-use social media management software available amongst our primary competitors.

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Purpose-built to handle the velocity of social. We have the ability to quickly adapt as the market changes because all of our customers are served from a single code-base. We can deploy a change in minutes for the benefit of our over 23,000 current customers to address changes in network functions, expanded capabilities and evolving compliance requirements. We remove this burden from our customers while continuing to drive innovation with constant enhancements across our platform.

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Democratizing business intelligence. When businesses have access to better information, everyone benefits. Our platform harnesses and delivers the power of vast business intelligence across the organization where it can be translated into value and innovation. Our customers have immediate access to social analytics, competitive insights, peer benchmarking, market research and consumer trend information. Combining and benchmarking billions of data points, we help our customers measure their performance, identify opportunities for improvement and understand how their brands should evolve.

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Proven scale, reliability and security . With over 23,000 current customers, more than 420,000 social profiles managed, 450 million messages sent per day and hundreds of millions of pieces of content ingested daily, our platform and architecture have the massive scale needed to deliver exceptional performance and reliability, as well as visibility into trends that can indicate where our market is headed. We have the robust security and compliance tools needed to be successful in a rapidly changing market. Our customers also enjoy 99.98% uptime and we have the highest security rating among our primary competitors, according to SecurityScorecard.

Our Competitive Strengths
The competitive strengths of our platform include:

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Product-led platform. We organically built the core capabilities of our platform, allowing us to maintain our high-quality standards and a seamless customer experience. Recognizing that using our product is often the first experience our prospective customers have with Sprout, our focus from inception has been to build elegant, powerful and easy-to-use products. Further, our proprietary single code-base allows us to adapt and update our products quickly as social platforms evolve.

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Market leadership and premium brand. Our solution is highly regarded and recognized in the industry. Our robust content marketing engine delivers thought leadership to all decision makers in the buying process, from practitioners to executives. As a result of our strong brand and reputation for quality and service, we generated more than 80% of our revenue from new customers in 2018 from unpaid channels.

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Diverse customer base with a highly efficient go-to-market strategy. We successfully serve a large number of customers across industry and customer segments. With our self-serve, inside and field sales strategies, we efficiently provide each customer segment with an exceptional experience and efficient scalability.

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Minimal time to value. Our unified code-base and efficient sales strategy allow us to deliver the product to each customer quickly and seamlessly. Within minutes of requesting our products, our customers can implement our platform across their organizations.

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Massive and growing dataset. With an average of more than 9,000 new trials per month from January 2018 through September 30, 2019, and over 23,000 current customers and billions of data points, we are able to harness massive amounts of feedback to optimize our products rapidly and in real-time, benefiting our platform by enabling us to understand the key features and products that are important to our customers and create compelling user experiences.

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Network relationships. We have built strong relationships with major social media networks, including Twitter, Facebook, Instagram, Pinterest, LinkedIn and Google, among others. We work together closely with these networks to address the evolving needs of our customers and to bring new ideas and innovation to market.

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Superior customer service. We offer live customer support to each customer regardless of spend and customer success has always been deeply rooted in our DNA. As a result, we have the highest-rated customer support of any platform in the industry according to G2 Crowd when compared to our primary competitors.

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World-class leadership team and culture. Our success is possible because of our award-winning culture, which allows us to attract and retain top talent. We have a deep commitment to our people and our customers that compounds our competitive advantages as we continue to grow.

Our Culture
A company is only as good as its people. At Sprout, culture is not a buzzword, it is a business strategy. We do not view it as a set of perks but rather an intentional approach to our employees, customers and communities. We believe our culture serves as a strong competitive advantage, allowing us to build the kind of company that can truly lead a market, adapt and continue to innovate for our customers. We believe our ability to execute on our growth strategy is directly related to our award-winning culture with a reputation for caring deeply about our customers and our employees, as evidenced by our top user rating on G2 Crowd and 4.8 rating and 99% CEO approval rating on Glassdoor.
Glassdoor has recognized us as one of the “Top Places to Work” in 2017 and 2018 and as having a “Highest Rated CEO,” ranking #1 in 2017 and #3 in 2018. This strong employer brand allows us to continue to attract high-quality talent and deliver a premium experience for our customers. Our culture is centered on seven core values:

•	Care deeply. We genuinely and deeply care about our customers, people, communities and families. We cannot serve one of these groups without serving them all well.

•	Embrace accountability. We are accountable as individuals and as an organization, and celebrate our wins and our failures with equal appreciation.

•	Champion diversity, equity and inclusion. Our success comes from our diverse and talented people with varied perspectives who can be their whole selves in an equitable and inclusive environment.

•	Promote open, authentic communication. Our business was built on the idea that open communication moves the world forward.

•	Seek simplicity. We strive to make our products, our processes, our policies and our operations as free from complexity as possible, allowing us the ability to grow, adapt and thrive.

•	Solve hard problems. We solve hard problems in thoughtful, elegant ways to provide remarkable experiences for our customers and team.

•	Celebrate change. Our industry was created from a transformative shift in the way people communicate. We are a company that sees thoughtful change as an opportunity rather than a burden.

The alignment of our values and shared goals allows us to move quickly in a space that is constantly evolving.
Our Market Opportunity
Due to social media’s rapidly growing and strategic importance, we believe all organizations of adequate scale around the globe would benefit from using a social media management solution to engage with their consumers and drive insights from social data. We also believe our platform addresses this significant capability gap, serving what we refer to as the social media management market.
We estimate that, based on our current average customer spending levels, the annual potential market opportunity for our solution is currently $13 billion in the United States and, with approximately 30% of our revenue coming from customers outside of the United States in 2018, we believe the opportunity internationally is at least as large. We also believe there is a significant opportunity to expand the use of our platform across our customers’ organizations and increase our average customer spending levels. If we assume spending levels reach the average for the top 10% of our current customers in each segment, our annual potential market opportunity increases to an estimated $51 billion in the United States.
We calculated these estimates using the number of SMBs, Mid-market companies and Enterprises in the United States, based on information published by IDC. We then multiplied the total number of companies in each segment by, as applicable, our average annualized contract value per customer or the top 10% of our average annualized contract value per customer for companies, in each case, in the applicable segment. The average annualized contract value per customer for each segment is calculated using internal company data of actual customer spend.
Our Growth Strategies
We intend to capitalize on our large market opportunity with the following key growth strategies:

•
Acquire new customers.  We believe there is a substantial opportunity to increase adoption of our solution. We have experienced strong organic new customer growth due to low-friction, self-serve onboarding that allows us to acquire customers with relatively low sales and marketing investment. We intend to aggressively pursue new customers with increasing efficiency in our go-to-market approach while expanding our sales capacity. Although many new customers adopt our solution during their first engagement with us, we intend to drive higher conversion of our more than 9,000 new trials per month on average through various sales, marketing and product initiatives as one component of our customer acquisition strategy.

•
Further penetrate our existing customer base. We believe we can achieve significant organic growth by expanding penetration of our existing customer base with the addition of new users, new add-on products and new use-cases for our platform. For example, annual contract values have grown 137% over the past three years through 2018, and increased on average more than six times for customers who have adopted our new Listening product, which was introduced in October 2018 and represents $9.2 million of total ARR as of September 30, 2019. As social media drives businesses to evolve their strategies holistically across customer service and support, corporate communications, product development and recruiting and training, we believe that we have a significant opportunity to increase our sales further into, and outside of, the marketing business unit.

•
Continue to innovate and develop new products. We are focused on investing in research and development to continue to enhance our platform and release new features and we have one of the largest independent datasets of consumer social media presence. As we make this investment, we expect to develop new products leveraging our valuable dataset and broadening our offerings, while expanding into adjacent markets within our customer base, as evidenced by the recent launch of our Reputation Management product that reached over 1,000 customers in its first month.

•
Expand into international markets. We are still early in the global adoption curve for social media solutions, which presents a large opportunity to capture market share in an underserved and growing market. As we invest in acquiring new customers, we expect to continue to develop our presence in international markets, such as Europe, Australia and New Zealand, to address this large opportunity. For example, we recently opened an office in Dublin, Ireland to better serve the EMEA market, and we have sales representatives in Canada, the United Kingdom, Singapore, India and Australia.

Summary Risk Factors
Investing in our Class A common stock involves substantial risk. Our ability to execute our strategy is also subject to certain risks. The risks described under the heading “Risk Factors” included elsewhere in this prospectus may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks include the following:

•
We derive, and expect to continue to derive, substantially all of our revenue and cash flows from subscriptions to our platform and products. If we fail to attract new customers and retain and increase the spending of existing customers, our revenue, business, results of operations, financial condition and growth prospects would be harmed.

•	The market in which we operate is intensely competitive, and if we do not compete effectively, our operating results could be harmed.

•	We have a history of losses and may not achieve profitability in the future.

•	We have a limited operating history, which makes it difficult to evaluate our prospects and future operating results.

•	We have experienced rapid revenue growth in recent periods and our recent growth rates may not be indicative of our future growth.

•
Our platform and products are dependent on APIs built and owned by third parties, including social media networks, and, if we lose access to data provided by such APIs or the terms and conditions on which we obtain such access become less favorable, our business could suffer.

•
If we are unable to attract potential customers through unpaid channels, convert this traffic to free trials or convert free trials to paid subscriptions, our business and results of operations may suffer.

•
If we fail to adapt and respond effectively to rapidly changing technology, new social media platforms, evolving industry standards or changing customer needs, requirements, tastes or preferences, our products may become less competitive.

•	Any cybersecurity-related attack, significant data breach or disruption of the information technology systems or networks on which we rely could negatively impact our business.

•
Changes in laws and regulations related to the internet, perceptions toward the use of social media and changes in internet infrastructure itself may diminish the demand for our platform or products and could adversely affect our business and results of operations.

•
Changing regulations and increased awareness relating to privacy, information security and data protection could increase our costs, affect or limit how we collect and use personal information and harm our brand.

•
We rely upon third parties to operate our platform and any disruption of or interference with our use of such third party providers would adversely affect our business, results of operations and financial condition.

•
Our international sales and operations subject us to additional risks and costs, including exposure to foreign currency exchange rate fluctuations, that can adversely affect our business, operating results and financial condition.

•
Our business depends on a strong brand, and if we are not able to develop, maintain and enhance our brand, our business and operating results may be harmed. Moreover, our brand and reputation could be harmed it we were to experience significant negative publicity.

•
The dual class structure of our common stock and the existing ownership of capital stock by our Co-Founders have the effect of concentrating voting control with our Co-Founders for the foreseeable future, which will limit the ability of our other investors to influence corporate matters.

Before you invest in our Class A common stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.”
Our Corporate Information
We were incorporated under the laws of the State of Delaware in April 2010. Our corporate headquarters are located at 131 South Dearborn St., Suite 700, Chicago, Illinois 60603. Our telephone number is (866) 878-3231. Our principal website address is www.sproutsocial.com. The information on or accessed through our website is not incorporated in this prospectus or the registration statement of which this prospectus forms a part, and potential investors should not rely on such information in making a decision to purchase our common stock in this offering.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise generally applicable to public companies. As a result:

•	we are required to present only two years of audited financial statements and two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•	we are not required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•
we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or the PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say‑on‑pay,” “say-on-frequency” and “say-on-golden parachutes;” and

•
we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our President and Chief Executive Officer’s compensation to our median employee compensation.

We may take advantage of these reduced reporting and other requirements until the last day of our fiscal year following the fifth anniversary of the completion of this offering, or such earlier time that we are no longer an emerging growth company. However, if certain events occur prior to the end of such five-year period, including if we have more than $1.07 billion in annual gross revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have elected to adopt the reduced requirements with respect to our financial statements and the related selected financial data and Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure. As a result, the information that we provide to stockholders may be different from the information you may receive from other public companies in which you hold equity.
As mentioned above, the JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. While we have elected to use this extended transition period, to date we have not delayed the adoption of any applicable accounting standards.

THE OFFERING

Issuer	Sprout Social, Inc.

Shares of Class A common stock offered by us	8,823,530 shares (or 10,147,059 shares if the underwriters exercise their option to purchase additional shares in full).

Shares of Class A common stock to be outstanding after this offering	38,080,466 shares (or 39,403,995 shares if the underwriters exercise their option to purchase additional shares in full).

Shares of Class B common stock to be outstanding after this offering	9,803,933 shares.

Total shares of common stock to be outstanding after this offering	47,884,399 shares (or 49,207,928 shares if the underwriters exercise their option to purchase additional shares in full).

Underwriters’ option to purchase additional shares of Class A common stock	1,323,529 shares.

Voting Rights
Shares of our Class A common stock will be entitled to one vote per share. Shares of our Class B common stock will be entitled to ten votes per share.
The holders of our Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders unless otherwise required by Delaware law or our amended and restated certificate of incorporation. Following the completion of this offering, each share of Class B common stock will be convertible into one share of our Class A common stock at any time and will convert automatically upon certain transfers and upon the earlier of (i) the first date on which the voting power of all then outstanding shares of Class B common stock represents less than 10% of the combined voting power of all then outstanding shares of Class A common stock and Class B common stock, (ii) the date that is seven (7) years from the closing of this offering and (iii) the date specified by a vote of the holders of a majority of the then outstanding shares of Class B common stock, voting as a separate class. Following such conversion, each share of Class A common stock will have one vote per share and the rights of the holders of all outstanding shares of common stock will be identical. Following this offering, our outstanding Class B common stock will represent approximately 72.0% of the voting power of our outstanding capital stock. This percentage excludes the shares of Class B common stock that may be issued to Justyn Howard, our President and Chief Executive Officer, pursuant to the Howard IPO Award (as defined herein). The holders of our Class B common stock will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change of control transaction. See “Principal Stockholders,” “Executive Compensation—Executive Compensation Arrangements—Justyn Howard” and “Description of Capital Stock” for additional information.

Use of proceeds
We estimate, based upon an assumed initial public offering price of $17.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), that we will receive net proceeds from this offering of approximately $134.9 million (or $155.8 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering for working capital and other general corporate purposes, including investments in our products, technology and salesforce. See “Use of Proceeds.”

Concentration of Ownership
Our outstanding Class B common stock will represent approximately 72.0% of the voting power of our outstanding capital stock following this offering (or 71.3% if the underwriters exercise their option to purchase additional shares in full) and the holders of our Class B common stock will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change in control transaction. See “Principal Stockholders,” “Executive Compensation—Executive Compensation Arrangements—Justyn Howard” and “Description of Capital Stock.”
9,803,933 shares of common stock will be exchanged by our Co-Founders for an equivalent number of shares of our Class B common stock immediately prior to the completion of this offering. See “Description of Capital Stock.”

Dividend policy
We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay future indebtedness, if any, and therefore we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. Any such determination will also depend upon our business prospects, results of operations, financial condition, cash requirements and availability, industry trends and other factors that our board of directors may deem relevant. See “Dividend Policy.”

Risk factors
See “Risk Factors” beginning on page 21 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Class A common stock.

Trading symbol	We have applied to list our Class A common stock on the Nasdaq Global Market under the symbol “SPT.”

Conflicts of interest
Because Goldman Sachs & Co. LLC is an underwriter and its affiliates collectively own in excess of 10% of our issued and outstanding common stock, Goldman Sachs & Co. LLC is deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, or FINRA. Rule 5121 requires that a “qualified independent underwriter” meeting certain standards participate in the preparation of the registration statement and prospectus and exercise the usual standards of due diligence in respect thereto, subject to certain exceptions which are not applicable here. Morgan Stanley and Co. LLC will serve as a qualified independent underwriter within the meaning of Rule 5121 in connection with this offering. For more information, see “Underwriting (Conflicts of Interest).”

The total number of shares of Class A common stock and Class B common stock to be outstanding after this offering is based on 39,060,869 shares of our common stock outstanding as of September 30, 2019 and reflects:

•	the reclassification immediately prior to the completion of this offering of 7,242,673 shares of common stock outstanding into an equivalent number of shares of Class A common stock;

•
the exchange of 9,803,933 shares of our common stock held by our Co-Founders for an equivalent number of shares of Class B common stock, which exchange shall be effective upon the filing and effectiveness of our Amended and Restated Certificate of Incorporation pursuant to the terms of certain exchange agreements entered into between each Co-Founder and us, or the Class B Exchange; and

•	the automatic conversion on a one-for-one basis of all outstanding shares of convertible preferred stock into 22,014,263 shares of Class A common stock upon the closing of this offering.
The shares of our common stock outstanding as of September 30, 2019 exclude the following:

•
1,167,944 shares of Class A common stock issuable upon the exercise of options to purchase shares of our Class A common stock outstanding as of September 30, 2019, with a weighted-average exercise price of $0.44 per share, issuable pursuant to awards under the Sprout Social, Inc. 2016 Stock Plan, as amended, or the 2016 Plan, of which 1,167,785 are vested;

•	2,759,588 shares of Class A common stock issuable upon the vesting and settlement of RSUs that were outstanding as of September 30, 2019 under the 2016 Plan;

•	96,200 shares of Class A common stock issuable upon the vesting and settlement of RSUs that were granted under the 2016 Plan on October 23, 2019;

•
5,293,497 shares of Class A common stock that are available for issuance under the Sprout Social, Inc. 2019 Incentive Award Plan adopted effective as of October 17, 2019, or the 2019 Plan, from which 310,000 RSUs were granted on October 29, 2019, 63,400 RSUs were granted on November 5, 2019 and 304,400 RSUs were granted on November 27, 2019, all of which may be settled for shares of Class A common stock upon vesting, as well as any additional shares of Class A common stock that may become available under the 2019 Plan pursuant to provisions in the 2019 Plan that automatically increase the Class A common stock reserve thereunder;

•
550,000 shares of Class A common stock that are available for issuance under the Sprout Social, Inc. 2019 Employee Stock Purchase Plan, or the ESPP, as well as any additional shares of Class A common stock that may become available under the ESPP pursuant to provisions in the ESPP that automatically increase the Class A common stock reserve thereunder;

•
550,000  shares of Class B common stock that are available for issuance under the Sprout Social, Inc. 2019 Class B Incentive Award Plan, or the Class B Plan, and which may become issuable pursuant to the Howard IPO Award to be granted to Justyn Howard, our President and Chief Executive Officer; and

•	35,305 shares of Class A common stock issuable upon the exercise of Series B-1 warrants outstanding as of September 30, 2019 with an exercise price of $3.9655 per share.

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus assumes or gives effect to:

•
the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, each of which will occur immediately prior to the closing of this offering;

•
the automatic conversion on a one-for-one basis of all outstanding shares of our Series A preferred stock, Series A-1 preferred stock, Series B preferred stock, Series B-1 preferred stock, Series C preferred stock and Series D preferred stock into 22,014,263 shares of our Class A common stock immediately prior to the closing of this offering;

•	the reclassification immediately prior to the completion of this offering of 7,242,673 outstanding shares of our common stock into an equivalent number of shares of our Class A common stock;

•
the reclassification of 3,927,532 outstanding RSUs and stock options to purchase shares of our common stock outstanding as of September 30, 2019 into an equivalent number of RSUs and stock options to purchase shares of our Class A common stock, as if such reclassification had occurred immediately prior to the completion of this offering;

•	the Class B Exchange, which will occur immediately prior to the completion of this offering;

•
the reclassification of 35,305 unexercised Series B-1 warrants into warrants to purchase shares of our Class A common stock, as if such reclassification had occurred immediately prior to the completion of this offering;

•	no exercise of the outstanding options described above after September 30, 2019;

•	no exercise by the underwriters of their option to purchase up to 1,323,529 additional shares of Class A common stock; and

•	an initial public offering price of $17.00 per share of common stock, which is the midpoint of the range set forth on the cover page of this prospectus.

Summary Consolidated Financial and Other Data
The following tables present the summary consolidated financial and other data for Sprout Social, Inc. and its subsidiaries. We have derived the summary consolidated statements of operations data for the years ended December 31, 2017 and 2018 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statements of operations data for the nine months ended September 30, 2018 and 2019 and the summary consolidated balance sheet data as of September 30, 2019 from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited interim condensed consolidated financial statements on a basis substantially consistent with our audited consolidated financial statements as of and for the year ended December 31, 2018, and the unaudited interim condensed consolidated financial statements include all normal recurring adjustments necessary for a fair statement of the financial information set forth in those unaudited interim condensed consolidated financial statements. You should read this data together with our audited consolidated financial statements and unaudited interim condensed consolidated financial statements and related notes included elsewhere in this prospectus and the sections titled “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results for any prior period are not necessarily indicative of our future results, and our operating results for the nine-month period ended September 30, 2019 are not necessarily indicative of the results that may be expected for the year ending December 31, 2019 or any other interim periods or any future year or period.

	Years Ended December 31,		Nine Months Ended September 30,
	2017	2018	2018	2019
			(unaudited)
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenue:
Subscription	$44,685	$78,392	$56,226	$74,285
Professional services and other	130	421	311	278
Total revenue	44,815	78,813	56,537	74,563
Cost of revenue(1):
Subscription	9,964	20,726	15,391	19,113
Professional services and other	31	268	196	175
Total cost of revenue	9,995	20,994	15,587	19,288
Gross profit	34,820	57,819	40,950	55,275
Operating expenses:
Research and development(1)	16,664	25,426	19,029	19,137
Sales and marketing(1)	25,165	35,980	26,727	34,074
General and administrative(1)	14,994	17,185	12,073	23,417
Total operating expenses	56,823	78,591	57,829	76,628
Loss from operations	(22,003)	(20,772)	(16,879)	(21,353)
Interest expense	(24)	(617)	(384)	(199)
Interest income	117	35	8	256
Other income	—	442	295	388
Loss before income taxes	(21,910)	(20,912)	(16,960)	(20,908)
Income tax expense	—	22	—	49
Net loss and comprehensive loss	$(21,910)	$(20,934)	$(16,960)	$(20,957)
Net loss per share attributable to common shareholders, basic and diluted(2)	$(1.34)	$(1.26)	$(1.02)	$(1.25)
Weighted-average shares outstanding used to compute net loss per share, basic and diluted(2)	16,400,767	16,593,258	16,575,094	16,829,622
Pro forma net loss per share attributable to common shareholders, basic and diluted(3)		$(0.56)		$(0.52)
Pro forma weighted-average shares outstanding used to compute net loss per share, basic and diluted(3)		37,448,149		40,258,989

________________

(1)
Includes stock-based compensation expense as follows (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2019—Operating Expenses—General and Administrative” for more information):

	Years Ended December 31,		Nine Months Ended September 30,
	2017	2018	2018	2019
			(unaudited)
	(in thousands)
Cost of revenue	$20	$9	$9	$—
Research and development	161	28	26	—
Sales and marketing	259	15	14	—
General and administrative	33	1	1	5,363
Total stock-based compensation expense	$473	$53	$50	$5,363

(2)
See Note 1 and Note 12 to our audited consolidated financial statements and Note 8 to our unaudited interim condensed consolidated financial statements for more information regarding net loss per share.

(3)
The unaudited pro forma basic and diluted net loss per share give effect to the automatic conversion of 19,945,290 and 22,014,263 shares of convertible preferred stock into Class A common stock, as of December 31, 2018 and September 30, 2019, respectively, and 909,601 and 1,415,104 RSUs which become vested upon an initial public offering that have also met the required service condition as of December 31, 2018 and September 30, 2019, respectively.

	As of September 30, 2019
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash	$12,600	$12,600	$149,028
Working capital(3)	(8,571)	(8,571)	128,981
Total assets	66,164	66,164	199,918
Deferred revenue	26,638	26,638	26,638
Convertible preferred stock	102,976	—	—
Total stockholders’ equity	7,856	7,856	142,734
________________

(1)
The pro forma column reflects the automatic conversion of all outstanding shares of our convertible preferred stock into 22,014,263 shares of our Class A common stock immediately prior to the closing of this offering.

(2)
The pro forma as adjusted column reflects the items described in footnote 1 and the receipt of $134,878  in net proceeds from our sale of 8,823,530 shares of Class A common stock in this offering at an assumed initial public offering price of $17.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)	Working capital is defined as total current assets minus total current liabilities.
Key Business Metrics
We review the following key business metrics to evaluate our business, measure our performance, identify trends, formulate financial projections and make strategic decisions.

Our total number of customers, total ARR, organic ARR and number of customers contributing more than $10,000 in ARR as of the periods presented were as follows:

	As of December 31,		As of September 30,
	2017	2018	2018	2019
	(dollars in thousands)
Number of customers	18,802	21,135	20,761	23,066
Total ARR	$70,422	$92,487	$86,161	$109,486
Organic ARR	$54,317	$82,841	$75,699	$103,855
Number of customers contributing more than $10,000 in ARR	772	1,391	1,157	1,965
For additional information about our key business metrics, please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics.”

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our audited consolidated financial statements and the related notes and the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our Class A common stock. The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations and growth prospects. In such an event, the market price of our Class A common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.
Risks Related to our Business and Industry
We derive, and expect to continue to derive, substantially all of our revenue and cash flows from subscriptions to our platform and products. If we fail to attract new customers and retain and increase the spending of existing customers, our revenue, business, results of operations, financial condition and growth prospects would be harmed.
We derive, and expect to continue to derive, substantially all of our revenue and cash flows from sales of subscriptions to our platform and products. We price our services on a tiered subscription-based model that allows our customers to choose a core plan based on their needs and license the platform on a per user per month basis. Customers can then add users and modules for additional monthly rates depending on their individual needs. Our ability to generate increasing revenue is dependent on our capacity to attract new customers and retain and increase the spending of existing customers. Demand for our platform and products is affected by a number of factors, many of which are beyond our control, such as:

•	continued market acceptance of our platform and products for existing and new use-cases;

•	the timing of development and release of new products and functionality introduced by our competitors;

•	our ability to develop functionality and integrations with third parties, including social media networks, based on customer demand;

•	the usability and time to value of our products;

•	the level of customer service that we provide;

•	technological change; and

•	growth or contraction in our addressable market.
If we are unable to meet customer demands and manage customer experiences through flexible solutions designed to address their needs or otherwise achieve more widespread market acceptance of our platform and products, our revenue, business, results of operations and financial condition and growth prospects will be adversely affected.
In order for us to maintain or improve our operating results, it is important that our existing customers renew their subscriptions, maintain or increase the level of their plans and add additional users, social profiles and products to their subscriptions. Our customers have no obligation to renew their subscriptions, and we cannot assure you that our customers will renew subscriptions with a similar or increased subscription term or plan level or with the same or a greater number of users, social profiles or products. Some of our customers have elected not to renew their agreements with us and we may not be able to accurately predict renewal rates. Moreover, while our contracts are generally non-cancellable during the contractual subscription term, certain customers have the right to cancel their agreements prior to the expiration of the subscription term. Our renewal rates may decline or fluctuate and our cancellation rates may increase as a result of a number of factors, including customer satisfaction with our platform and products, our customer success and support experience, the price and functionality of our solutions relative to those of our competitors, mergers and acquisitions affecting our customer base, the effects of global economic conditions, or reductions in our customers’ spending levels. This may also cause our calculation of the lifetime value of our customers to decline or fluctuate between periods as this calculation assumes the subscription renewal rate for a given year will remain consistent in future years. If our customers cancel or do not renew their subscriptions, renew on less favorable terms, fail to add more users or products or fail to purchase additional products, our revenues and growth prospects may decline.
The market in which we operate is intensely competitive, and if we do not compete effectively, our operating results could be harmed.
The market for our social media management platform is fragmented, rapidly evolving and highly competitive, with relatively low barriers to entry. In addition to competing with comprehensive social media management platforms with diverse capabilities, we compete with point solutions for sentiment monitoring, compliance, social listening, content management and distribution, employee advocacy, and relationship management, among others, as well as native use of individual social media networks. To remain competitive, we must deliver features and functionality that enhance the utility of our platform to our new and prospective customers, without the presence of software defects, adapt to changing functionality and APIs of the social media networks, maintain and develop integrations with third parties that provide value to our customers, ensure our platform and products are easy to use and deliver immediate value to our customers, provide a superior customer success and support experience and demonstrate value to our current and prospective customers across multiple functions within their organizations. We may not be successful in delivering on some or all of the foregoing or doing so while maintaining competitive pricing of our platform and products, which could result in customer dissatisfaction and adversely affect our business.
Many of our current and future competitors may benefit from competitive advantages over us, such as greater name recognition, longer operating histories, more varied products and services, larger sales and marketing or research and development budgets, more established relationships with social media networks and different or a greater number of third-party integrations. In addition, some of our competitors may make acquisitions or enter into strategic relationships to offer a broader range of products and services than we do. These combinations may make it more difficult for us to compete effectively. We expect these competitive pressures to continue as competitors attempt to strengthen or maintain their market positions.
Demand for our platform is also price sensitive. Many factors, including our marketing, customer acquisition and technology costs, and the pricing and marketing strategies of our competitors, can significantly affect our pricing strategies. Certain competitors offer, or may in the future offer, lower-priced or free products or services that compete with our platform or may bundle and offer a broader range of products and services. Similarly, certain competitors may use marketing strategies that enable them to acquire customers at a lower cost than we can. Even if such products do not include all the features and functionality that our platform provides, we could face pricing pressure to the extent that users find such alternative products to be sufficient to meet their needs. There can be no assurance that we will not be forced to engage in price-cutting initiatives or other discounts or to increase our sales and marketing and other expenses to attract and retain customers in response to competitive pressures, either of which would harm our business and operating results.
We have a history of losses and may not achieve profitability in the future.
We have incurred net losses since inception and expect to incur net losses in the future. We incurred net losses of $21.9 million and $20.9 million in 2017 and 2018, respectively, and incurred net losses of $17.0 million and $21.0 million for the nine months ended September 30, 2018 and 2019, respectively. As of December 31, 2018 and September 30, 2019, we had an accumulated deficit of $68.6 million and $89.5 million, respectively. We have never achieved profitability on an annual or quarterly basis and we do not know if we will be able to achieve or sustain profitability. We plan to continue to invest in our research and development and sales and marketing efforts, and we anticipate that our operating expenses will continue to increase as we scale our business and expand our operations. We also expect our general and administrative expense to increase as a result of our growth and operating as a public company. Our ability to achieve and sustain profitability is based on numerous factors, many of which are beyond our control. We may never be able to generate sufficient revenue to achieve or sustain profitability.
We have a limited operating history, which makes it difficult to evaluate our prospects and future operating results.
We were incorporated in 2010 and we introduced our first solution in 2011. Many of the key features of our platform and products have only launched in the past few years. As a result of our limited operating history, our ability to forecast our future operating results is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. We have encountered and will encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described herein. If our assumptions regarding these risks and uncertainties, which we use to plan our business, are incorrect or change, or if we do not address these risks and uncertainties successfully, our operating and financial results could differ materially from our expectations and our business could suffer.
We have experienced rapid revenue growth in recent periods and our recent growth rates may not be indicative of our future growth.
We have experienced rapid revenue growth in recent years. In 2018, our revenue was $78.8 million, an increase of 76% as compared to our revenue of $44.8 million in 2017. For the nine months ended September 30, 2019, our revenue was $74.6 million, an increase of 32% as compared to revenue of $56.5 million for the nine months ended September 30, 2018. Although we have experienced rapid revenue growth historically, we may not continue to grow as rapidly in the future and our revenue growth rates may decline. Any success that we may experience in the future will depend on a number of factors, including:

•	our ability to drive traffic to our web properties, convert traffic to free trials and convert free trials to paid subscriptions;

•	changes in our relationships with third parties, including social media networks;

•	our ability to retain and expand our customer base;

•
our ability to increase revenue from existing customers through increased or broader use of our platform and products within our customers’ organizations by adding users and social profiles and expanding the number of products used;

•	our ability to improve the performance and capabilities of our platform and products through research and development;

•	our ability to execute on our growth strategy and operating plans;

•	our current or future customers’ renewal rates, spending levels and satisfaction with our platform or products;

•	concerns related to actual or perceived security breaches, outages or other defects related to our platform;

•	our ability to successfully expand our business domestically and internationally; and

•	our ability to successfully compete with other companies in our market.
If we are unable to maintain consistent revenue or revenue growth, our stock price could be volatile or decline, and we may not achieve or maintain profitability. You should not rely on our revenue for any prior quarterly or annual periods as any indication of our future revenue or revenue growth.
Our platform and products are dependent on APIs built and owned by third parties, including social media networks, and, if we lose access to data provided by such APIs or the terms and conditions on which we obtain such access become less favorable, our business could suffer.
Our platform and products depend on the ability to access and integrate with third-party APIs. In particular, we have developed our platform and products to integrate with certain social media network APIs and the third-party applications of other parties. Generally, APIs and the data we receive from the APIs are written and controlled by the application provider. Any changes or modifications to the APIs or the data provided could negatively impact the functionality of, or require us to make changes to, our platform and products, which would need to occur quickly to avoid interruptions in service for our customers.
To date, we have not relied on negotiated agreements to govern our relationships with most data providers and, in general, we rely on publicly available APIs. As a result, in many cases we are subject to the standard terms and conditions for application developers of such providers, which govern the distribution, operation and fees of such integrations, and which are subject to change by such providers from time to time. In some cases, we rely on negotiated agreements with social media networks and other data providers. These negotiated agreements may provide increased access to APIs and data that allow us to provide a more comprehensive solution for our customers. These agreements are subject to termination in certain circumstances, and there can be no assurance that we will be able to renew those agreements or that the terms of any such renewal, including pricing and levels of service, will be favorable. We cannot accurately predict the potential impact of the termination of any of our agreements with social media networks and other data providers, including the impact on our access to the related APIs. There can be no assurance that following any such termination we would be able to maintain the current level of functionality of our platform in such circumstances, as a result of more limited access to APIs or otherwise, which could adversely affect our results of operations. In addition, there can be no assurance that we will not be required to enter into new negotiated agreements with data providers in the future to maintain or enhance the level of functionality of our platform, or that the terms and conditions of such agreements, including pricing and levels of service, will not be less favorable, which could adversely affect our results of operations.
Our business, cash flows or results of operations may be harmed if any data provider:

•	changes, limits or discontinues our access to its APIs and data;

•	modifies its terms of service or other policies, including fees charged or restrictions on us or application developers;

•	changes or limits how customer information is accessed by us or our customers;

•	changes or limits how we can use customer information and other data collected through the APIs;

•	establishes more favorable relationships with one or more of our competitors; or

•	experiences disruptions of its technology, services or business generally.

If we are unable to attract potential customers through unpaid channels, convert this traffic to free trials or convert free trials to paid subscriptions, our business and results of operations may suffer.
Our primary go-to-market strategy is an inbound marketing funnel designed to drive traffic to our web properties that offer prospective customers the ability to sign up for free trials of our platform and certain products. We utilize various unpaid content marketing strategies, including webinars, blogs, thought leadership and social media engagement, as well as paid advertising, to attract visitors to our web properties and free trials. In 2018, our inbound marketing funnel drove an average of approximately 9,000 new trials per month. We cannot assure you that these unpaid or paid efforts will continue to attract the same volume and quality of traffic to our web properties and free trials and, in the future, we may be required to increase our marketing spend to maintain the same volume and quality of traffic. Moreover, we may decide in the future to pursue a strategy of generating fewer, but more targeted, trials of our platform, which, if not successful, could also reduce the number of trials that convert to paid subscriptions. The conversion rate of free trials to paid subscriptions is impacted by a number of factors, including our ability to promptly demonstrate value to trial customers, drive trial customer adoption deeper into our product capabilities and deliver a favorable trial customer experience with our sales and customer support teams. Any change in the number or quality of prospective customers entering free trials or the conversion rates for such free trials to paid subscriptions could have an adverse impact on our business and results of operations.
If we fail to adapt and respond effectively to rapidly changing technology, new social media platforms, evolving industry standards or changing customer needs, requirements, tastes or preferences, our products may become less competitive.
Social media and the software industry are each subject to rapid technological change, evolving industry standards and practices and changing customer and user needs, requirements, tastes and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. If we are unable to develop and sell new products that satisfy our customers and provide enhancements and new features for our existing platform and products that keep pace with rapid technological change in social media and the software industry, our revenue and operating results could be adversely affected. Our platform must also integrate with a variety of network, hardware, browser, mobile and software platforms, and technologies, and we must continuously modify and enhance our products to adapt to changes and innovation in these technologies. If new technologies emerge or our competitors are able to deliver solutions at lower prices or more efficiently, conveniently or securely, such technologies or solutions could adversely affect our ability to compete.
The social media industry has experienced and is likely to continue to experience rapid change due to the evolving trends, tastes and preferences of users. If consumers widely adopt new social media networks and platforms, we may need to develop integrations and functionality related to these new networks and platforms. This development effort may require significant research and development and sales and marketing resources, as well as licensing fees, all of which could adversely affect our business and operating results. In addition, new social media networks and platforms may not provide us with sufficient access to data from their platforms, preventing us from building effective integrations with our platform and products. Changing consumer tastes may also render our current integrations or functionality obsolete and the financial terms, if any, under which we obtain such integrations or functionality unfavorable. Any failure of our products to operate effectively with the social media networks used most frequently by consumers could reduce the demand for our products. If we are unable to respond to these changes in a cost-effective manner, our products may become less marketable and less competitive or obsolete, and our operating results may be negatively affected.

Our ability to introduce new products and features is dependent on adequate research and development resources. If we do not adequately fund our research and development efforts or use research and development teams effectively, we may not be able to compete effectively and our business and operating results may be harmed.
To remain competitive, we must continue to develop new product offerings, as well as features and enhancements to our existing platform and products. Maintaining adequate research and development personnel and resources to meet the demands of the market is essential. If we experience high employee turnover, lack of management ability or a lack of other research and development resources, we may miss market opportunities. The success of our business is dependent on our research and development teams developing a roadmap that allows us to retain and increase the spending of our existing customers and attract new customers. Social media is quickly evolving and we may invest significantly in functionality or integrations related to a particular social media network or other third party that may become obsolete in the future. Further, many of our competitors may expend a considerably greater amount of funds on their research and development programs, and those that do not may be acquired by larger companies that would allocate greater resources to our competitors’ research and development programs. Our failure to maintain adequate research and development resources, to use our research and development resources efficiently or to compete effectively with the research and development programs of our competitors could materially adversely affect our business.
If we fail to offer high-quality customer support, or if the cost of such support is not consistent with corresponding levels of revenue, our business and reputation may be harmed.
Our customers rely on our customer support organization to respond to inquiries and resolve issues related to their use of our platform quickly and effectively. Our customer support relies on third-party technology platforms, which may become unavailable or otherwise prevent our customers and customer support team from interacting on a timely basis. Our response times to customers and prospects may be impacted for reasons outside our control, such as changes to social media network APIs, which may interrupt aspects of our service to our customers. From time to time, we experience spikes in the number of customer support tickets that we receive, which may result in an increase in customer requests and significant delays in responding to our customers’ requests. Increased customer demand for our support services, without corresponding revenue increases, could increase our costs and harm our operating results. As we continue to grow our operations and support our global user base, we need to continue to provide efficient and high-quality support that meets our customers’ needs globally at scale. Our sales process is highly dependent on the ease of use of our platform and products, our business reputation and positive recommendations from our existing customers. Any failure to maintain a high-quality customer support organization, or a market perception that we do not maintain such levels of support, could harm our reputation, our ability to sell to existing and prospective customers and our business.
Any cybersecurity-related attack, significant data breach or disruption of the information technology systems or networks on which we rely could negatively affect our business.
Our operations rely on information technology systems for the use, storage and transmission of sensitive and confidential information with respect to our customers, our customers’ consumers or other social media audiences, the third-party technology platforms of other parties and our employees. A malicious cybersecurity-related attack, intrusion or disruption by either an internal or external source or other breach of the systems on which our platform and products operate, and on which our employees conduct business, could lead to unauthorized access to, use of, loss of or unauthorized disclosure of sensitive and confidential information, disruption of our services, and resulting regulatory enforcement actions, litigation, indemnity obligations and other possible liabilities, as well as negative publicity, which could damage our reputation, impair sales and harm our business. Cyberattacks and other malicious internet-based activity continue to increase, and cloud-based platform providers of products and services have been and are expected to continue to be targeted. In addition to traditional computer “hackers,” malicious code (such as viruses and worms), phishing, employee theft or misuse and denial-of-

service attacks, sophisticated nation-state and nation-state supported actors now engage in attacks (including advanced persistent threat intrusions). Despite efforts to create security barriers to such threats, it is not feasible, as a practical matter, for us to entirely mitigate these risks. If our security measures are compromised as a result of third-party action, employee, customer, or user error, malfeasance, stolen or fraudulently obtained log-in credentials or otherwise, our reputation would be damaged, our data, information or intellectual property, or those of our customers, may be destroyed, stolen or otherwise compromised, our business may be harmed and we could incur significant liability. We have not always been able in the past and may be unable in the future to anticipate or prevent techniques used to obtain unauthorized access to or compromise of our systems because they change frequently and are generally not detected until after an incident has occurred. We also cannot be certain that we will be able to prevent vulnerabilities in our software or address vulnerabilities that we may become aware of in the future. Further, as we rely on third-party cloud infrastructure, we depend in part on third party security measures to protect against unauthorized access, cyberattacks and the mishandling of data and information. Any cybersecurity event, including any vulnerability in our software, cyberattack, intrusion or disruption, could result in significant increases in costs, including costs for remediating the effects of such an event, lost revenue due to network downtime, and a decrease in customer and user trust, increases in insurance premiums due to cybersecurity incidents, increased costs to address cybersecurity issues and attempts to prevent future incidents, and harm to our business and our reputation because of any such incident.
There can be no assurance that any limitation of liability provisions in our subscription agreements would be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any claim related to a cybersecurity incident. We also cannot be sure that our existing general liability insurance coverage and coverage for cyber liability or errors or omissions will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, would harm our business.
Many governments have enacted laws requiring companies to provide notice of data security incidents involving certain types of personal data. In addition, some of our customers require us to notify them of data security breaches. Security compromises experienced by our competitors, by our customers or by us may lead to public disclosures, which may lead to widespread negative publicity. Any security compromise in our industry, whether actual or perceived, could harm our reputation, erode confidence in the effectiveness of our security measures, negatively affect our ability to attract new customers, encourage consumers to restrict the sharing of their personal data with our customers or the social media networks, cause existing customers to elect not to renew their subscriptions or subject us to third-party lawsuits, regulatory fines or other action or liability, which could harm our business.
Changes in laws and regulations related to the internet, perceptions toward the use of social media and changes in internet infrastructure itself may diminish the demand for our platform or products and could adversely affect our business and results of operations.
The success of our business depends upon the continued use of the internet and social media networks. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. In addition, government agencies or private organizations have imposed and may impose additional taxes, fees or other charges for accessing the internet, generally. These laws, taxes, fees or charges could limit the use of the internet or decrease the demand for internet-based solutions.
The public’s increasing concerns about privacy and the use of social media may negatively affect the use or popularity of social media networks, and, in turn, adversely affect our business. For example, negative publicity surrounding particular forums of social media may have an adverse effect on our customers’ and prospective customers’ perceived value of our solution and willingness to purchase subscriptions or expand such subscriptions to more users or additional departments across their organizations. Similarly, enhanced scrutiny may lead to an increase in regulation of social media, which in turn could change the data or the manner in which data is shared by social media networks to social media management providers and other developers. Any change to the data we receive from social media networks or other third parties may negatively affect the functionality of our platform and products.
In addition, the use of the internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service. The performance of the internet and its acceptance as a business tool have been adversely affected by “viruses,” “worms” and similar malicious programs, as well as the risks associated with other types of security breaches. If the use of the internet is reduced as a result of these or other issues, then demand for our platform and products could decline, which could adversely affect our revenue, business, results of operations and financial condition.
Changing regulations and increased awareness relating to privacy, information security and data protection could increase our costs, affect or limit how we collect and use personal information and harm our brand.
We receive, store and otherwise process personal information and other data from and about our customers and our employees. We also receive personal information and other data about our customers’ consumers or other social media audiences. There are numerous federal, state, local and international laws and regulations regarding privacy, data protection, information security and the storing, sharing, use, processing, transfer, disclosure, retention and protection of personal information and other content, the scope of which is rapidly changing, subject to differing interpretations and may be inconsistent among countries and states, or conflict with other rules. We are also subject to the terms of our privacy policies and contractual obligations to third parties related to privacy, data protection and information security. We strive to comply with applicable laws, regulations, policies and other legal obligations relating to privacy, data protection and information security. However, the regulatory framework for privacy, data protection and information security worldwide is, and is likely to remain, uncertain for the foreseeable future, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices.
We also expect that there will continue to be new laws, regulations and industry standards concerning privacy, data protection and information security proposed and enacted in various jurisdictions. The United States, the European Union, or EU, and other countries in which we operate are increasingly adopting or revising privacy, information security and data protection laws and regulations that could have a significant impact on our current and planned privacy, data protection and information security-related practices, our collection, use, sharing, retention and safeguarding of customer, consumer and/or employee information, as well as any other third-party information we receive, and some of our current or planned business activities. New and changing laws, regulations, and industry standards concerning privacy, data protection and information security may also impact the social media platforms and data providers we utilize, and thereby indirectly impact our business. In the United States, this includes increased privacy-related regulations and enforcement activity at both the federal level and state levels that impose requirements on the personal information we collect in the course of our business activities. In the EU, this includes the General Data Protection Regulation, or GDPR, which came into effect in May 2018. While we have taken measures to comply with applicable requirements contained in the GDPR, we may need to continue to make adjustments as more clarification and guidance on the requirements of the GDPR and how to comply with such requirements becomes available. Further, following a referendum in June 2016 in which voters in the United Kingdom approved an exit from the EU, the United Kingdom government has initiated a process to leave the EU, known as Brexit. Brexit has created uncertainty with regard to the regulation of data protection in the United Kingdom. In particular, although the United Kingdom enacted a Data Protection Act in May 2018 that is designed to be consistent with the GDPR, uncertainty remains regarding how data transfers to and from the United Kingdom will be regulated. Additionally, although we have self-certified under the U.S.-EU and U.S.-Swiss Privacy Shield Frameworks with regard to our transfer of certain personal data from the EU and Switzerland to the United States, some regulatory uncertainty remains surrounding the future of data transfers from the EU and Switzerland to the United States, and we are monitoring regulatory developments in this area. California also recently enacted legislation, the California Consumer Privacy Act of 2018, or CCPA, that will afford consumers expanded privacy protections and control over the collection, use and sharing of their personal information when it goes into effect on January 1, 2020. The CCPA was recently amended, and it is possible that it will be amended again before it goes into effect. The potential effects of this legislation are far-reaching and may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply. For example, the CCPA gives California residents expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA also provides for civil penalties for violations, as well as a private right of action for data breaches that may increase data breach litigation.
With laws and regulations such as the GDPR in the EU and the CCPA in the United States imposing new and relatively burdensome obligations, and with substantial uncertainty over the interpretation and application of these and other laws and regulations, we may face challenges in addressing their requirements and making necessary changes to our policies and practices, and may incur significant costs and expenses in an effort to do so. For example, the increased consumer control over the sharing of their personal information afforded by CCPA may affect our customers’ ability to share such personal information with us or may require us to delete or remove consumer information from our records or data sets, which may create considerable costs for our organization. In addition, any failure or perceived failure by us to comply with our privacy policies, our privacy-, data protection- or information security-related obligations to customers, users or other third parties or any of our other legal obligations relating to privacy, data protection or information security may result in governmental investigations or enforcement actions, litigation, claims or public statements against us by consumer advocacy groups or others, and could result in significant liability, loss of relationships with key third parties including social media networks and other data providers, or cause our users to lose trust in us, which could have an adverse effect on our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the overall demand for, our platform.
Additionally, if the third parties we work with, such as vendors or developers, violate applicable laws or regulations or our policies, such violations may also put our customers’ and their users’ and consumers’ or other social media audiences’ content at risk and could in turn have an adverse effect on our business. Any significant change to applicable laws, regulations or industry practices regarding the collection, use, retention, security or disclosure of such content, or regarding the manner in which the express or implied consent of such persons for the collection, use, retention or disclosure of such content is obtained, could increase our costs and require us to modify our services and features, possibly in a material manner, which we may be unable to complete and may limit our ability to store and process user data or develop new services and features. All of these implications could adversely affect our revenue, results of operations, business and financial condition.
We rely upon third parties to operate our platform and any disruption of or interference with our use of such third party providers would adversely affect our business, results of operations and financial condition.
We outsource the vast majority of our cloud infrastructure to Amazon Web Services, or AWS, which hosts our platform and products. In addition, we outsource a small portion of our cloud infrastructure to Rackspace, which, together with AWS, we refer to as our Hosting Providers. Our customers must have the ability to access our platform at any time, without interruption or degradation of performance. Our Hosting Providers run their own platforms upon which our platform and products depend, and we are, therefore, vulnerable to service interruptions at each Hosting Provider. We have experienced, and expect that in the future we may experience interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. Capacity constraints could be due to a number of potential causes including technical failures, natural disasters, fraud or security attacks. In addition, if our security, or that of one of our Hosting Providers, is compromised, our platform or products are unavailable or our users are unable to use our products within a reasonable amount of time or at all, then our business, results of operations and financial condition could be adversely affected. We note that our ability to conduct security audits on our Hosting Providers is limited and our contracts do not contain strong indemnification terms in our favor. In some instances, we may not be able to identify and/or remedy the cause or causes of these performance problems within a period of time acceptable to our customers. It may become increasingly difficult to maintain and improve our platform performance, especially during peak usage times, as our products become more complex and the usage of our products increases. To the extent that we do not effectively address capacity constraints, either through our Hosting Providers or alternative providers of cloud infrastructure, our business, results of operations and financial condition may be adversely affected. In addition, any changes in service levels from our Hosting Providers may adversely affect our ability to meet our customers’ requirements.
The substantial majority of the services we use from AWS are for cloud-based server capacity and, to a lesser extent, storage and certain other proprietary offerings. AWS enables us to order and reserve server capacity in varying amounts and sizes distributed across multiple regions. We access AWS infrastructure through standard intellectual property, or IP, connectivity. AWS provides us with computing and storage capacity pursuant to an agreement that continues until terminated by either party. If any of the AWS data centers become unavailable to us without sufficient advance notice, we would likely experience delays in delivering our platform and products until we could migrate to an alternate data center provider. Our disaster recovery program contemplates transitioning our platform and products to our backup center in the event of a catastrophe, but we have not yet fully tested the procedure, and our platform and products may be unavailable, in whole or in part, during any transition procedure. Although we expect that we could receive similar services from other third parties, if any of our arrangements with AWS are terminated, we could experience interruptions on our platform and in our ability to make our products available to customers, as well as delays and additional expenses (including research and development expenses) in arranging alternative cloud infrastructure services.
Any of the above circumstances or events may harm our reputation, cause customers to stop using our products, impair our ability to attract new customers and increase revenue from existing customers, subject us to financial penalties and liabilities under our service level agreements and otherwise harm our revenue, business, results of operations and financial condition.
If we are unable to develop and maintain successful relationships with channel partners, our business, results of operations and financial condition could be harmed.
We have established relationships with certain channel partners, including resellers and referral partners, to distribute our platform. We believe that continued growth in our business is dependent upon identifying, developing and maintaining strategic relationships with our existing and potential channel partners that can drive substantial revenue and provide additional valued-added services to our customers. We expect channel partners to become increasingly important as we expand within the United States and internationally. Although a small portion of our revenue is currently derived from our channel partners, loss of or reduction in sales through these third parties could reduce our revenue. Our competitors may in some cases be more effective than we are in utilizing channel partners to increase sales of their products and services. Recruiting and retaining qualified resellers in our network and training them in our technology and product offerings requires significant time and resources. If we fail to maintain relationships with our resellers, fail to develop relationships with new resellers in new markets or expand the number of resellers in existing markets or fail to manage, train or provide appropriate incentives to our existing resellers, our ability to increase the number of new customers and increase sales to existing customers could be adversely impacted, which would harm our business. In addition, if resellers do not effectively market and sell our products, or fail to meet the needs of our customers, our reputation and ability to grow our business may also be harmed.
Changes in the sizes or types of organizations that purchase our platform or products could affect our business and our financial results may fluctuate due to increasing variability in our sales cycles.
Our strategy is to sell subscriptions of our platform to organizations of all sizes, from small businesses to global brands and marketing agencies, as well as governments, non-profits and educational institutions. Selling to small-to-medium businesses may involve greater credit risk and uncertainty, as well as lower retention rates and limited interaction with our sales and other personnel. Conversely, sales to enterprise customers may entail longer sales cycles, more significant selling efforts and greater uncertainty. We plan our expenses based on certain assumptions about the length and variability of our sales cycle based upon historical trends for sales and conversion rates associated with our existing customers. If we are successful in expanding our customer base to include more enterprise customers, our sales cycles may lengthen and become less predictable, which, in turn, may adversely affect our financial results. Factors that may influence the length and variability of our sales cycle include:

•	the need to educate prospective customers about the uses and benefits of our platform and products;

•	the discretionary nature of purchase and budget cycles and decisions;

•	the competitive nature of evaluation and purchasing processes;

•	evolving functionality demands;

•	announcements of planned introductions of new products, features or functionality by us or our competitors; and

•	lengthy and multi-faceted purchasing approval processes.
If there are changes in the mix of organizations that purchase our platform and products, our gross margins and operating results could be adversely affected, and fluctuations increasing the variability in our sales cycles could negatively affect our financial results.
We are subject to U.S. economic sanctions and export control and anti-corruption laws and regulations that could impair our ability to compete in international markets or subject us to liability if we violate such laws and regulations.
We are subject to U.S. economic sanctions and export control laws and regulations that prohibit the provision of certain products and services to certain countries, governments, and persons targeted by U.S. sanctions.  We have taken precautions to prevent our services from being exported in violation of U.S. export control and U.S. sanctions laws and regulations. However, we cannot be certain that the precautions we take will prevent violations of these laws. Currently, we do not allow users with IP addresses associated with countries that are the target of comprehensive U.S. economic sanctions to access our platform on a subscription or free trial basis. In the past, parties who self-identified as being in a country that is the target of comprehensive U.S. sanctions signed up for our free trial offering. However, we believe the free-trial features of our offering are consistent with the general licenses issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control, authorizing access to personal communication tools by parties in countries subject to comprehensive sanctions. If in the future we are found to be in violation of U.S. sanctions or export control laws, we may be fined or other penalties could be imposed.  Finally, changes in export control or economic sanctions laws and enforcement could also result in increased compliance requirements and related costs, which could materially adversely affect our business, results of operations, financial condition and/or cash flows.

We are also subject to various U.S. and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, as well as other similar anti-bribery and anti-kickback laws and regulations. These laws and regulations generally prohibit companies and their employees and intermediaries from authorizing, offering or providing improper payments or benefits to officials and other recipients for improper purposes. Our exposure for violating these laws may increase as we continue to expand our international presence, and any failure to comply with such laws could harm our business.
Our international sales and operations subject us to additional risks and costs, including exposure to foreign currency exchange rate fluctuations, that can adversely affect our business, operating results and financial condition.
For each of the years ended December 31, 2017 and 2018, we derived 32% and 30%, respectively, of our revenue from customers located outside of the United States. For the nine months ended September 30, 2018 and 2019, we derived 30% and 28%, respectively, of our revenue from customers located outside of the United States. We are continuing to expand our international operations as part of our growth strategy. However, there are a variety of risks and costs associated with our international sales and operations, which include making investments prior to the proven adoption of our products, the cost of conducting our business internationally and hiring and training international employees and the costs associated with complying with local law. Furthermore, we cannot predict the rate at which our platform and products will be accepted in international markets by potential customers. We currently have sales and/or customer support personnel outside the United States in Canada, Ireland, the United Kingdom, Australia, Singapore, India and the Philippines; however, our sales organization outside the United States is substantially smaller than our U.S. sales organization. We believe our ability to attract new customers to subscribe to our platform or to attract existing customers to renew or expand their use of our platform is directly correlated to the level of engagement we obtain with the customer. To the extent we are unable to effectively engage with non-U.S. customers due to our limited sales force capacity, we may be unable to effectively grow in international markets.
As our international operations expand, our exposure to the effects of fluctuations in currency exchange rates grows. While we have primarily transacted with customers and vendors in U.S. dollars historically, we expect to continue to expand the number of transactions with our customers that are denominated in foreign currencies in the future. Fluctuations in the value of the U.S. dollar and foreign currencies may make our subscriptions more expensive for international customers, which could harm our business. Additionally, we incur expenses for employee compensation and other operating expenses at our non-U.S. locations in the local currency for such locations. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in an increase to the U.S. dollar equivalent of such expenses. These fluctuations could cause our results of operations to differ from our expectations or the expectations of our investors. Additionally, such foreign currency exchange rate fluctuations could make it more difficult to detect underlying trends in our business and results of operations.
We do not currently maintain a program to hedge transactional exposures in foreign currencies. However, in the future, we may use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates. The use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments.
We are subject to subscription and payment processing risk from our third-party vendors and any disruption to such processing systems could adversely affect our business and results of operations.
We rely on a third-party subscription management platform to process the subscription plans and billing frequencies of our customers. In addition, we rely primarily on a single third party for credit card payment processing services. If either of these third-party vendors were to experience an interruption, delay or outages in service and availability, we may be unable to process new and renewing subscriptions or credit card payments. In addition, if either of these third-party vendors experience a cybersecurity breach affecting data related to services provided to us, we could experience reputational damage or incur liability. Although alternative providers may be available to us, we may incur significant expense and research and development efforts to deploy any alternative providers. To the extent there are disruptions in our or third-party subscription and payment processing systems, we could experience revenue loss, accounting issues and harm to our reputation and customer relationships, which would adversely affect our business and results of operations.
Real or perceived errors, failures or bugs in our platform or products could materially and adversely affect our operating results and growth prospects.
The software underlying our platform and products is highly technical and complex. Our software has previously contained, and may now or in the future contain, undetected errors, bugs or vulnerabilities. In addition, errors, failures and bugs may be contained in open source software utilized in building and operating our products or may result from errors in the deployment or configuration of open source software. Some errors in our software may only be discovered after the software has been deployed or may never be generally known. For example, in October 2019, we discovered that an internal bug had resulted in the storage of passwords unmasked in an internal log. We found this error ourselves during a routine audit, removed the passwords from the logs, implemented plans to prevent this bug from happening again and sent a communication to our customers. Our investigation showed no indication that the unmasked passwords were accessible outside of the Company, and no other indication of breach or misuse by anyone. Any errors, bugs or vulnerabilities discovered in our software after it has been deployed, or never generally discovered, could result in interruptions in platform availability, product malfunctioning or data breaches, and thereby result in damage to our reputation, adverse effects upon customers and users, loss of customers and relationships with third parties, including social media networks, loss of revenue or liability for damages. In some instances, we may not be able to identify the cause or causes of these problems or risks within an acceptable period of time.
We may make acquisitions of, or invest in, other businesses or technologies, which may divert our management’s attention and result in the incurrence of indebtedness or dilution to our stockholders. We may be unable to integrate acquired businesses or technologies successfully or achieve the expected benefits of such acquisitions and investments.
We may evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products and other assets in the future. We also may enter into relationships with other businesses to expand our platform and products, which could involve preferred or exclusive licenses, additional channels of distribution, discount pricing or investments in other companies.
Any acquisition, including our acquisition of Simply Measured, Inc. in December 2017, investment or business relationship may result in unforeseen operating difficulties and expenditures or business liabilities. In particular, we may encounter difficulties integrating the businesses, technologies, products, personnel or operations of the acquired companies, particularly if key personnel of the acquired company choose not to work for us, the acquired platform, products or services are not easily adapted to work with our platform or products or we have difficulty retaining the customers of any acquired business due to changes in ownership, management or otherwise. Acquisitions may also disrupt our business, divert our resources and require significant management and research and development attention that would otherwise be available for development of our existing platform and products. Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized, we may be exposed to unknown risks or liabilities or our ability to complete these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if announced, may not be completed.

In connection with such strategic transactions, we may:

•	issue additional equity securities that would dilute our existing stockholders;

•	use cash that we may need in the future to operate our business;

•	incur large charges or substantial liabilities;

•	incur indebtedness on terms unfavorable to us or that we are unable to repay;

•	encounter hidden liabilities, defects, bugs, vulnerabilities, or past or future data breaches within any acquired company’s code or technical environment;

•	encounter difficulties retaining key employees of the acquired company or integrating diverse software codes or business cultures; and

•	become subject to adverse tax consequences, substantial depreciation or deferred compensation charges.
The occurrence of any of the foregoing could adversely affect our revenue, business, results of operations and financial condition.
We depend largely on the continued service of our senior management and other key employees, the loss of any of whom could adversely affect our business, results of operations and financial condition.
Our future performance depends on the continued service and contributions of our senior management and other key employees to execute on our business plan, to develop our platform and products, to attract and retain customers and to identify and pursue strategic opportunities. The loss of service of senior management or other key employees could significantly delay or prevent the achievement of our development and strategic objectives. In particular, we depend to a considerable degree on the vision, skills, experience and effort of our Co-Founder, President and Chief Executive Officer, Justyn Howard, and Co-Founder and Chief Technology Officer, Aaron Rankin. The replacement of any of our senior management personnel would likely involve significant time and costs, and such loss could adversely affect our revenue, business, results of operations and financial condition.
If we cannot attract and retain qualified personnel or maintain our culture as we grow, we may be unable to execute our business strategy.
We believe that a critical component of our success has been our company culture and values. We have invested substantial time and resources in building our team and we believe our strong employer brand has been instrumental in our ability to attract and retain highly qualified personnel. Competition for executives, software developers, product managers, sales personnel and other key personnel in the software industry is intense. We have experienced and may in the future experience difficulty attracting and retaining qualified candidates to fill open positions. Many of the companies with which we compete for talent have greater resources than we have and may offer greater compensation packages. To remain competitive, we must also retain and motivate existing employees through compensation practices, career development opportunities and our company culture and values. As we continue to grow, including expanding our presence domestically and internationally, and developing the infrastructure associated with being a public company, we will need to maintain our company culture and values among a larger number of employees dispersed in various geographic regions. Any failure to preserve the company culture and values we have created could negatively affect our future success, including our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives.

Our recent growth and any future growth in headcount may be difficult to manage effectively.
We have recently experienced, and anticipate that we will continue to experience, a period of rapid growth in our operations and headcount. Our growth has placed, and future growth will place, a significant strain on our management, technical, administrative, operational and financial infrastructure. Our success will depend in part on our ability to manage this growth effectively. To manage the expected growth of our operations and personnel, we will need to continue to improve our management, technical, administrative, operational and financial controls and our reporting systems and procedures. Failure to effectively manage our growth could result in difficulty or delays in effectively scaling our platform or products, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features or other operational difficulties. Any of these difficulties could adversely affect our revenue, business, results of operations and financial condition.
Our business depends on a strong brand, and if we are not able to develop, maintain and enhance our brand, our business and operating results may be harmed. Moreover, our brand and reputation could be harmed if we were to experience significant negative publicity.
We believe that developing, maintaining and enhancing our brand is critical to achieving widespread acceptance of our platform and products, attracting new customers, retaining existing customers, persuading existing customers to adopt additional products and use-cases, and hiring and retaining our employees. We believe that the importance of our brand will increase as competition in our market further intensifies. Successful promotion of our brand will depend on a number of factors, including the effectiveness of our marketing efforts, including thought leadership, our ability to provide a high-quality, reliable and cost-effective platform, the perceived value of our platform and products and our ability to provide quality customer success and support experience. Brand promotion activities require us to make substantial expenditures. To date, we have made significant investments in the promotion of our brand. The promotion of our brand, however, may not generate customer awareness or increase revenue, and any increase in revenue may not offset the expenses we incur in building and maintaining our brand.
We operate in a public-facing industry in which every aspect of our business is impacted by social media. Negative publicity, whether or not justified, can spread rapidly through social media. To the extent that we are unable to respond timely and appropriately to negative publicity, our reputation and brand could be harmed. Moreover, even if we are able to respond in a timely and appropriate manner, we cannot predict how negative publicity may affect our reputation and business. We and our employees also use social media to communicate externally. There is risk that the use of social media by us or our employees to communicate about our business may give rise to liability or result in public exposure of personal information of our employees or customers, each of which could affect our revenue, business, results of operations and financial condition.
We may be subject to litigation, disputes or regulatory inquiries for a variety of claims, which could adversely affect our results of operations, harm our reputation or otherwise negatively affect our business.
From time to time, we may be involved in litigation, disputes or regulatory inquiries that arise in the ordinary course of business. These may include claims, lawsuits and proceedings involving labor and employment, wage and hour, commercial, alleged securities law violations or other investor claims, and other matters. We expect that the number and significance of these potential disputes may increase as our business expands and our company grows larger. While our agreements with customers limit our liability for damages arising from our platform, we cannot assure you that these contractual provisions will protect us from liability for damages in the event we are sued. Although we carry general liability insurance coverage, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time, adversely affect our reputation and result in the diversion of significant operational resources. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our revenue, business, brand, results of operations and financial condition.
Any failure to protect our intellectual property rights could impair our business.
Our success and ability to compete depend in part upon our intellectual property. We attempt to protect our intellectual property rights, both in the United States and in foreign countries, through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. However, the steps we take to protect our intellectual property rights may be inadequate. Because of the differences in foreign trademark, patent and other laws concerning proprietary rights, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.
We have applied for patent protection in the United States relating to certain existing and proposed systems, methods and processes. We currently have two (2) issued U.S. patents, a third that is expected to be issued in December of 2019 pending final processing and two (2) U.S. patent applications pending. While we have one (1) pending European patent application, we do not typically seek patent protection outside of the United States. We cannot assure that any of our patent applications will result in an issued patent. Any patent(s) we own could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. Further, we cannot assure you that competitors will not infringe our patent(s), or that we will have adequate resources to enforce our patent(s).
We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we have entered into confidentiality agreements with most of our employees and consultants. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, our business, financial condition and results of operations could be harmed.
We rely on our trademarks, service marks, trade names, and brand names to distinguish our products and services from the products and services of our competitors, and have registered or applied to register many of these trademarks in the United States, Australia, Argentina, Brazil, Chile, Colombia, Mexico and Singapore. We cannot assure you that our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks, or use and register confusingly similar trademarks in these or other jurisdictions. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products and services, which could result in loss of brand recognition, and could require us to devote resources advertising and marketing new brands. Further, we cannot assure you that third parties will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks.
Although we rely on copyright laws to protect the works of authorship (including software) created by us, we do not register the copyrights in any of our copyrightable works. Copyrights of U.S. origin must be registered before the copyright owner may bring an infringement suit in the United States. Furthermore, if a copyright of U.S. origin is not registered within three months of publication of the underlying work, the copyright owner is precluded from seeking statutory damages or attorney’s fees in any United States enforcement action, and is limited to seeking actual damages and lost profits. Accordingly, if one of our unregistered copyrights of U.S. origin is infringed by a third party, we will need to register the copyright before we can file an infringement suit in the United States, and our remedies in any such infringement suit may be limited.

In order to protect our intellectual property, we may be required to spend significant resources to monitor and protect our rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management, and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our failure to secure, protect and enforce our intellectual property rights could adversely affect our brand and adversely affect our business.
If third parties claim that we infringe upon or otherwise violate their intellectual property rights, our business could be adversely affected.
We face the risk of claims that we have infringed or otherwise violated third parties’ intellectual property rights. There is considerable patent and other intellectual property development activity in our industry. Our future success depends in part on not infringing upon or otherwise violating the intellectual property rights of others. From time to time, our competitors or other third parties may claim that we are infringing upon or otherwise violating their intellectual property rights, and we may be found to be infringing upon or otherwise violating such rights. We may be unaware of the intellectual property rights of others that may cover some or all of our technology or conflict with our trademark rights. Any claims of intellectual property infringement or other intellectual property violations, even those without merit, could:

•	be expensive and time consuming to defend;

•	cause us to cease making, licensing or using our platform or products that incorporate the challenged intellectual property;

•	require us to modify, redesign, reengineer or rebrand our platform or products, if feasible;

•	divert management’s attention and resources; or

•	require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property.
Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us could result in our being required to pay significant damages, enter into costly settlement agreements, or prevent us from offering our platform or products, any of which could have a negative impact on our operating profits and harm our future prospects. We may also be obligated to indemnify our customers or business partners in connection with any such litigation and to obtain licenses, modify our platform or products, or refund subscription fees, which could further exhaust our resources. Such disputes could also disrupt our platform or products, adversely affecting our customer satisfaction and ability to attract customers.
Our use of “open source” software could negatively affect our ability to offer and sell access to our platform and products and subject us to possible litigation.
We use open source software in our platform and products and expect to continue to use open source software in the future. There are uncertainties regarding the proper interpretation of and compliance with open source licenses, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to use such open source software, and consequently to provide or distribute our platform and products. Although use of open source software has historically been free, recently several open source providers have begun to charge license fees for use of their software. If our current open source providers were to begin to charge for these licenses or increase their license fees significantly, this would increase our research and development costs and have a negative impact on our results of operations and financial condition.
Additionally, we may from time to time face claims from third parties claiming ownership of, or seeking to enforce the terms of, an open source license, including by demanding release of source code for the open source software, derivative works or our proprietary source code that was developed using or that is distributed with such open source software. These claims could also result in litigation and could require us to make our proprietary software source code freely available, require us to devote additional research and development resources to change our platform or incur additional costs and expenses, any of which could result in reputational harm and would have a negative effect on our business and operating results. In addition, if the license terms for the open source software we utilize change, we may be forced to reengineer our platform or incur additional costs to comply with the changed license terms or to replace the affected open source software. Further, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software or indemnification for third party infringement claims. Although we have implemented policies to regulate the use and incorporation of open source software into our platform and products, we cannot be certain that we have not incorporated open source software in our platform and products in a manner that is inconsistent with such policies.
Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.
Our agreements with customers and other third parties may include indemnification or other provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of intellectual property infringement, damages caused by us to property or persons, or other liabilities relating to or arising from our platform, products or other acts or omissions. For some of our larger customers, we sometimes negotiate additional indemnification for breaches of our obligations, representations or warranties in the subscription agreement, gross negligence or willful misconduct, breaches of confidentiality, losses related to security incidents, breach of the data processing addendum or violations of applicable law. The term of these contractual provisions often survives termination or expiration of the applicable agreement. Large indemnity payments or damage claims from contractual breach could harm our business, operating results and financial condition.
From time to time, third parties may assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the platform or products they use or modify our platform or products. If we cannot obtain all necessary licenses on commercially reasonable terms or made such modifications to avoid a claim, our customers may be forced to stop using our platform or products. Further, customers may require us to indemnify or otherwise be liable to them for breach of confidentiality or failure to implement adequate security measures with respect to their data stored, transmitted or processed by our employees, platform or products. Although we normally contractually limit our liability with respect to such obligations, we may still incur substantial liability related to them. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other current and prospective customers, reduce demand for our platform or products, and harm our revenue, business and operating results.
Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, gross receipts, value added or similar taxes and may successfully impose additional obligations on us, and any such assessments or obligations could adversely affect our business, financial condition and results of operations.
The application of indirect taxes, such as sales and use, value-added, goods and services, business and gross receipts taxes, to businesses like ours is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the adoption and growth of the internet. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to our business. Significant judgment is required on an ongoing basis to evaluate applicable tax obligations and, as a result, amounts recorded are estimates and are subject to adjustments.

Our business is, or may be, subject to such indirect taxes in the United States and various foreign jurisdictions, and we may face indirect tax audits in various U.S. and foreign jurisdictions. In certain jurisdictions, we collect and remit indirect taxes. However, taxing authorities may raise questions about or challenge or disagree with our calculation, reporting or collection of such taxes and may require us to collect and remit such taxes in jurisdictions in which we do not currently do so, and could impose associated interest, penalties and fees. For example, after the U.S. Supreme Court decision in South Dakota v. Wayfair Inc., certain states have adopted, or started to enforce, laws that may require us to calculate, collect and remit taxes on sales in their jurisdictions, even if we do not have a physical presence in such jurisdictions.
A successful assertion by one or more tax authorities requiring us to collect indirect taxes in jurisdictions in which we do not currently do so or to collect additional indirect taxes in a jurisdiction in which we currently collect such taxes, could, among other things, result in substantial tax liabilities (including taxes on past sales, as well as penalties and interest), create significant administrative burdens for us, discourage users from utilizing our products or otherwise harm our business, financial condition and results of operations.
If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the valuation of stock-based awards, including the determination of fair value of common stock, period of benefit for amortizing deferred contract costs, goodwill and the provision for income taxes, including related valuation allowance and uncertain tax positions, among others. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our common stock.
Certain estimates of market opportunity, forecasts of market growth and our operating metrics included in this prospectus may prove to be inaccurate.
Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts in this prospectus relating to the size and expected growth of our target market may prove to be inaccurate. Even if the markets in which we compete meet the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, if at all. For more information regarding the estimates of market opportunity and the forecasts of market growth included in this prospectus, see “Business—Our Industry”.
We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs.
We have funded our operations since inception primarily through sales of equity securities, bank loans and subscription payments by our customers for use of our platform and products. We do not know when or if our operations will generate sufficient cash to fund our ongoing operations. In the future, we may require additional capital to respond to business opportunities, challenges, acquisitions, a decline in the level of subscriptions for our platform or products or unforeseen circumstances. We may not be able to timely secure additional debt or equity financing on favorable terms, or at all. Any debt financing obtained by us could involve restrictive covenants relating to financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our Class A common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.
We may not be able to generate sufficient cash to service our indebtedness.
As of September 30, 2019, we did not owe any principal or accrued interest pursuant to our loan and security agreement with Silicon Valley Bank, or SVB. If and when we borrow under this loan and security agreement, our ability to make scheduled payments or to refinance our debt obligations will depend on numerous factors, including the amount of our cash balances and our actual and projected financial and operating performance. We may be unable to maintain a level of cash balances or cash flows sufficient to permit us to pay the principal, premium, if any, and interest on our existing or future indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital, or restructure or refinance our indebtedness. We may not be able to take any of these actions, and even if we are, these actions may be insufficient to permit us to meet our scheduled debt service obligations. In addition, in the event of our breach of the loan and security agreement with SVB, we may be required to repay any outstanding amounts earlier than anticipated.
Our loan and security agreement contains restrictive and financial covenants that may limit our operating flexibility.
Our loan and security agreement with SVB contains certain restrictive covenants that either limit our ability to, or require a mandatory prepayment in the event we, incur additional indebtedness or liens, merge with other companies or consummate certain changes of control, acquire other companies, engage in new lines of business, add new offices or business locations, make certain investments, pay dividends, transfer or dispose of certain assets, liquidate or dissolve, amend certain material agreements and enter into various specified transactions. We, therefore, may not be able to engage in any of the foregoing transactions unless we obtain the consent of our lender or prepay the outstanding amount under the loan and security agreement. The loan and security agreement also contains certain financial covenants, including minimum revenue and cash balance requirements, and financial reporting requirements. Our obligations under the loan and security agreement are secured by all of our property, with limited exceptions. We may not be able to generate sufficient cash flow or sales to meet the financial covenants or pay the principal and interest under the loan and security agreement. Furthermore, our future working capital, borrowings or equity financing could be unavailable to repay or refinance the amounts outstanding under the loan and security agreement. In the event of a liquidation, our lender would be repaid all outstanding principal and interest prior to distribution of assets to unsecured creditors, and the holders of our Class A common stock would receive a portion of any liquidation proceeds only if all of our creditors, including our lender, were first repaid in full.
Risks Related to Being a Public Company
We have identified a material weakness in our internal control over financial reporting. Failure to achieve and maintain effective internal control over financial reporting could result in our failure to accurately or timely report our financial condition or results of operations, which could have a material adverse effect on our business and stock price.
Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our controls over financial reporting. Although we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal controls over financial reporting pursuant to Section 404 until our annual report on Form 10-K for the fiscal year ending December 31, 2020. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on the effectiveness of our internal control over financial reporting, provided that our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the Securities and Exchange Commission, or SEC, following the later of the date we are deemed to be an “accelerated filer” or a “large accelerated filer,” each as defined in the Exchange Act, or the date we are no longer an emerging growth company, as defined in the JOBS Act. We could be an emerging growth company for up to five years.
In connection with the audit of our financial statements for the year ended December 31, 2018, we identified a material weakness in our internal control over financial reporting. We did not maintain effective internal control over financial reporting related to the control environment component of Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, or the COSO framework, due to an insufficient complement of personnel possessing the appropriate accounting and financial reporting knowledge and experience during the year ended December 31, 2018 in order to determine the appropriate accounting for non-recurring transactions and transactions requiring more complex accounting judgment. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our consolidated financial statements will not be prevented or detected on a timely basis.
Management is working to remediate the material weakness by hiring additional qualified accounting and financial reporting personnel, and further evolving our accounting processes. We may not be able to fully remediate this material weakness until these steps have been completed and have been operating effectively for a sufficient period of time. If we are not able to maintain effective internal control over financial reporting, our financial statements and related disclosures may be inaccurate, which could have a material adverse effect on our business and our stock price.
If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our business.
Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. The rapid growth of our operations and the planned initial public offering has created a need for additional resources within the accounting and finance functions due to the increasing need to produce timely financial information and to ensure the level of segregation of duties customary for a U.S. public company. We continue to reassess the sufficiency of finance personnel in response to these increasing demands and expectations.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within our company will have been detected.

We expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act. We cannot be certain that the actions we will be taking to improve our internal controls over financial reporting will be sufficient, or that we will be able to implement our planned processes and procedures in a timely manner. In addition, if we are unable to produce accurate financial statements on a timely basis, investors could lose confidence in the reliability of our financial statements, which could cause the market price of our Class A common stock to decline and make it more difficult for us to finance our operations and growth.
We are an emerging growth company and we cannot be certain that the reduced disclosure requirements applicable to emerging growth companies will not make our Class A common stock less attractive to investors.
We are an “emerging growth company” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. While we have elected to use this extended transition period, to date we have not delayed the adoption of any applicable accounting standards.
For as long as we continue to be an emerging growth company, we also intend to take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Class A common stock less attractive because we will rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.
We will remain an emerging growth company until the earliest of (i) the last day of the year in which we have total annual gross revenue of $1.07 billion or more; (ii) the last day of the year following the fifth anniversary of the date of the closing of this offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.
The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.
As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the listing requirements of the Nasdaq Global Market on which our Class A common stock will be traded and other applicable securities rules and regulations. The SEC and other regulators have continued to adopt new rules and regulations and make additional changes to existing regulations that require our compliance. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact, in ways we cannot currently anticipate, the manner in which we operate our business. We will need to institute a comprehensive compliance function and establish internal policies to ensure we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis and establish an investor relations function. Compliance with these rules and regulations may cause us to incur additional accounting, legal and other expenses that we did not incur as a private company. We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under securities laws, as well as rules and regulations implemented by the SEC and the Nasdaq Global Market, particularly after we are no longer an “emerging growth company.” We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, while also diverting some of management’s time and attention from revenue-generating activities. Furthermore, these rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
Our management team has limited experience managing a public company.
Our President and Chief Executive Officer does not have experience managing a public company, interacting with public company investors or complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management, particularly from our President and Chief Executive Officer, and could divert their attention away from the day-to-day management of our business, which could adversely affect our revenue, business, results of operations and financial condition.
Risks Related to This Offering and Ownership of Our Class A Common Stock
No public market for our Class A common stock currently exists, and an active trading market may not develop or be sustained following this offering.
Prior to this offering, there has been no public market for our Class A common stock. Although we have applied to have our Class A common stock listed on the Nasdaq Global Market, an active trading market may not develop following the closing of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration. The initial public offering price was determined by negotiations between us and the underwriters and may not be indicative of the future prices of our Class A common stock.
Our share price may be volatile, and you may be unable to sell your shares at or above the offering price.
The market price of our Class A common stock is likely to be volatile and could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

•	actual or anticipated fluctuations in our financial condition and operating results, including fluctuations in our quarterly and annual results;

•	announcements of innovations by us or our competitors;

•	overall conditions in our industry and the markets in which we operate;

•	market conditions or trends in social media or the social media technology industry;

•	changes in laws or regulations applicable to our platform and products;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	competition from existing products or new products that may emerge;

•	issuance of new or updated research or reports by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	disputes or other developments related to proprietary rights, including patents, and our ability to obtain intellectual property protection for our products;

•	security breaches impacting us or other similar companies;

•	litigation or regulatory matters;

•	announcement or expectation of additional financing efforts;

•	sales of our Class A common stock by us or our stockholders;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	the expiration of contractual lock-up agreements with our executive officers, directors and stockholders; and

•	general economic and market conditions.
Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our Class A common stock. If the market price of our Class A common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.
The dual class structure of our common stock and the existing ownership of capital stock by our Co-Founders have the effect of concentrating voting control with our Co-Founders for the foreseeable future, which will limit the ability of our other investors to influence corporate matters.
Our Class B common stock has ten votes per share and our Class A common stock has one vote per share. Following this offering, o ur outstanding Class B common stock will represent approximately 72.0% of the voting power of our outstanding capital stock (which percentage does not include the shares of Class B common stock that may be issued to Justyn Howard, our President and Chief Executive Officer, upon settlement of the Howard IPO Award as described in “Executive Compensation—Executive Compensation Arrangements—Justyn Howard”). In addition, as a result of our dual class stock, the holders of Class B common stock, our Co-Founders, collectively control all matters submitted to our stockholders for approval. This concentrated control limits the ability of our other investors to influence corporate matters for the foreseeable future. For example, these stockholders will control elections of directors, amendments of our certificate of incorporation or bylaws, increases to the number of shares available for issuance under our equity incentive plans or adoption of new equity incentive plans, and approval of any merger, sale of assets or other major corporate transaction for the foreseeable future. This may also prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders . This control may adversely affect the market price of our Class A common stock.
In addition, future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning purposes. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term.
We cannot predict the effect our dual class structure may have on the market of our Class A common stock.
We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A common stock, in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, the FTSE Russell announced that it plans to require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it will no longer admit companies with multiple-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Also in 2017, Morgan Stanley Capital International, or MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under such announced policies, the dual class structure of our common stock would make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices would not invest in our Class A common stock. It is unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from such indices, but it is possible that they may depress valuations, as compared to similar companies that are included. Because of the dual class structure of our common stock, we will likely be excluded from certain indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.
Future sales of our common stock in the public market could cause our share price to fall.
Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that these sales might occur, could depress the market price of our Class A common stock and could impair our ability to raise capital through the sale of additional equity securities. Upon the closing of this offering, we will have 38,080,466 shares of Class A common stock outstanding and 9,803,933 shares of Class B common stock outstanding (which number does not include the shares of Class B common stock that may be issued to Justyn Howard, our President and Chief Executive Officer, upon settlement of the Howard IPO Award as described in “Executive Compensation—Executive Compensation Arrangements—Justyn Howard”).

All of the Class A common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act. The remaining shares of Class A common stock and all shares of Class B common stock outstanding after this offering will be restricted as a result of securities laws, lock-up agreements or other contractual restrictions that restrict transfers for at least 180 days after the date of this prospectus. See also the section of this prospectus captioned “Shares Eligible For Future Sale.”
The underwriters may, in their sole discretion, release all or some portion of the shares subject to lock-up agreements with the underwriters prior to expiration of the lock-up period. For more information regarding the lock-up agreements with the underwriters, see the section of this prospectus captioned “Underwriting (Conflicts of Interest).”
The holders of 23,194,041 shares of Class A common stock, or 48.4% of our outstanding shares following this offering, will be entitled to rights with respect to registration of such shares under the Securities Act pursuant to a registration rights agreement between such holders and us. See “Description of Capital Stock—Registration Rights” below. If such holders, by exercising their registration rights, sell a large number of shares, they could adversely affect the market price for our Class A common stock. We intend to file a registration statement on Form S-8 under the Securities Act to register the shares subject to outstanding stock options and RSUs under the 2016 Plan as of the date of this prospectus, 5,293,497 shares of Class A common stock reserved for issuance under our 2019 Plan, 550,000 shares of Class A common stock issuable upon conversion of the 550,000 shares of Class B common stock reserved for issuance under the Class B Plan pursuant to the terms thereof and the shares of Class A common stock reserved for issuance under the ESPP. Once we register the shares under these plans, they can be freely sold in the public market upon issuance and vesting, subject to a 180-day lock-up period and other restrictions provided under the terms of the applicable plan and/or the award agreements entered into with participants.
We may issue our shares of common stock or securities convertible into our common stock from time to time in connection with financings, acquisitions, investments or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the trading price of our Class A common stock to decline.
Our management has broad discretion in the use of the net proceeds from this offering and may not use the net proceeds effectively.
Our management will have broad discretion in the application of the net proceeds of this offering. We cannot specify with certainty the uses to which we will apply these net proceeds. The failure by our management to apply these funds effectively could adversely affect our ability to pursue our growth strategies and expand our business.
If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if our operating results do not meet the expectations of the investor community, one or more of the analysts who cover our company may change their recommendations regarding our company, and our stock price could decline.

If you purchase shares of our Class A common stock in this offering, you will incur immediate and substantial dilution.
The offering price of our Class A common stock is substantially higher than the net tangible book value per share of our Class A common stock, which on a pro forma basis was $2.81 per share of our Class A common stock as of September 30, 2019. As a result, you will incur immediate and substantial dilution in net tangible book value when you buy our Class A common stock in this offering. This means that you will pay a higher price per share than the amount of our total tangible assets, less our total liabilities, divided by the number of shares of all of our common stock outstanding. In addition, you may also experience additional dilution if options or other rights to purchase our common stock that are outstanding or that we may issue in the future are exercised or converted or we issue additional shares of our common stock at prices lower than our net tangible book value at such time. See “Dilution.”
Future sales and issuances of our Class A common stock or rights to purchase our Class A common stock, including pursuant to our equity incentive plans, or other equity securities or securities convertible into our Class A common stock could result in additional dilution of the percentage ownership of our stockholders and could cause the stock price of our Class A common stock to decline.
We may issue additional securities following the closing of this offering. In the future, we may sell Class A common stock, convertible securities or other equity securities, including preferred securities, in one or more transactions at prices and in a manner we determine from time to time. We also expect to issue Class A common stock to employees, consultants and directors pursuant to our equity incentive plans and Class B common stock to Justyn Howard, our President and Chief Executive Officer, under the Class B Plan pursuant to the Howard IPO Award. If we sell Class A common stock, Class B common stock, convertible securities or other equity securities in subsequent transactions, or Class A common stock or Class B common stock is issued pursuant to equity incentive plans, investors may be materially diluted. New investors in subsequent transactions could gain rights, preferences and privileges senior to those of holders of our Class A common stock.
We have never paid dividends on our capital stock and we do not intend to pay dividends for the foreseeable future. Consequently, any gains from an investment in our Class A common stock will likely depend on whether the price of our Class A common stock increases.
We have never declared or paid any dividends on our Class A common stock and do not intend to pay any dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the operation and growth of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. Furthermore, we are party to a loan and security agreement with SVB that contains negative covenants that limit our ability to pay dividends. For more information, see the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—SVB Credit Facility.”
Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.
Our amended and restated certificate of incorporation and our amended and restated bylaws will contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

•	providing for a classified board of directors with staggered, three-year terms;

•	authorizing our board of directors to issue preferred stock with voting or other rights or preferences that could discourage a takeover attempt or delay changes in control;

•	prohibiting cumulative voting in the election of directors;

•	providing that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•
prohibiting the adoption, amendment or repeal of our amended and restated bylaws or the repeal of the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors without the required approval of at least 66.67% of the shares entitled to vote at an election of directors;

•	prohibiting stockholder action by written consent;

•	limiting the persons who may call special meetings of stockholders; and

•	requiring advance notification of stockholder nominations and proposals.
These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.
In addition, we are subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law, or the DGCL. Under Section 203 of the DGCL, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction.
These and other provisions in our amended and restated certificate of incorporation and our amended and restated bylaws and under Delaware law could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of our Class A common stock and result in the market price of our Class A common stock being lower than it would be without these provisions. For more information, see the section of this prospectus captioned “Description of Capital Stock—Anti-Takeover Provisions.”
Our amended and restated certificate of incorporation that will become effective immediately prior to the closing of this offering provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our amended and restated certificate of incorporation that will become effective immediately prior to the closing of this offering provides that the Court of Chancery of the State of Delaware is the exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our current or former directors, officers, employees or our stockholders;

•
any action asserting a claim against us arising under the DGCL, our amended and restated certificate of incorporation, or our amended and restated bylaws (as either may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and

•	any action asserting a claim against us that is governed by the internal-affairs doctrine.
By becoming a stockholder in our Company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. This provision will not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. If a court were to find the exclusive forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.
Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.
In addition, as permitted by Section 145 of the DGCL, our amended and restated bylaws and our indemnification agreements that we have entered into with our directors and officers provide that:

•
we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•
we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•
we will not be obligated pursuant to our amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification;

•
the rights conferred in our amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•	we may not retroactively amend our amended and restated bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.
Our ability to utilize our net operating loss carryforwards may be limited.
As of December 31, 2018, we had U.S. federal and state net operating loss carryforwards of approximately $15.3 million and $2.0 million, respectively. Our ability to utilize our federal net operating loss carryforwards may be limited under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code. The limitations apply if we experience an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in the ownership of our equity by certain stockholders over a rolling three-year period. Similar provisions of state tax law may also apply to limit the use of our state net operating loss carryforwards. Future changes in our stock ownership, which may be outside of our control, may trigger an ownership change and, consequently, the limitations under Section 382 of the Code. As a result, if or when we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset such taxable income may be subject to limitations, which could adversely affect our future cash flows.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes forward-looking statements within the meaning of the federal securities laws. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the operating results and financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, statements about:

•	our future financial performance, including our revenue, cost of revenue, gross profit, operating expenses, ability to generate positive cash flow, and ability to achieve and maintain profitability;

•	the sufficiency of our cash to meet our liquidity needs;

•	our ability to attract, retain and grow customers to use our platform and products;

•	our ability to increase spending of existing customers;

•	the effects of increased competition from our market competitors or new entrants to the market;

•	the evolution of the social media industry impacting our platform, products, services, markets and data;

•	our ability to access third-party APIs and data on favorable terms;

•	our ability to innovate and provide a superior customer experience;

•	our ability to successfully enter new markets, manage our international expansion and comply with any applicable laws and regulations;

•	our ability to comply with modified or new laws and regulations applying to our business, including privacy and data security regulations;

•	the attraction and retention of qualified employees and key personnel;

•	our ability to effectively manage our growth and future expenses;

•	our ability to securely maintain customer and other third-party data;

•	our ability to maintain and enhance our brand;

•	our estimates of the size of our market opportunities;

•	our ability to maintain, protect and enhance our intellectual property;

•	worldwide economic conditions and their impact on information technology spending;

•	our use of the net proceeds of this offering; and

•	the other factors set forth under “Risk Factors.”

In this prospectus, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential” and similar expressions as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.
Forward-looking statements speak only as of the date of this prospectus. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

MARKET AND INDUSTRY DATA
Unless otherwise indicated, information contained in this prospectus concerning our industry, including industry statistics and forecasts, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, forecasts, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed and forecasts in the estimates made by the independent parties and by us.
Unless expressly stated, we obtained industry, business, market and other data from the reports, publications and other materials and sources listed below. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources unless otherwise expressly stated or the context otherwise requires.

•	Altitude Software, Inc. (“Altitude”), Research Report: Key Figures that prove the Omnichannel Evolution (June 2016)

•	Baer, Jay, Hug Your Haters: How to Embrace Complaints and Keep Your Customers appendix (2016)

•	G2 Crowd, Inc. (“G2 Crowd”), research data, June 2, 2019

•	Glassdoor, Inc. (“Glassdoor”), Best Places to Work, companies under 1,000 employees, 2017 and 2018

•	Glassdoor, Top CEOs, companies under 1,000 employees, 2017 and 2018

•	International Data Corporation (“IDC”), Market Forecast Guide, May 2018

•	Lyfe Marketing LLC (“Lyfe Marketing”), 30 Social Media Marketing Statistics That Will Change the Way You Think About Social Media, March 5, 2018

•	SecurityScorecard, Inc. (“SecurityScorecard”), research data, June 6, 2019

•
Sprout Social, Creating Connection: What Consumers Want from Brands in a Divided Society (“Creating Connection”), November 2018 (a survey of 1,031 United States consumers between November 20 and November 26, 2018)

•	The Sprout Social Index: Edition XI: Social Personality (“The Sprout Social Index”)

CERTAIN DEFINED TERMS
Except where the context suggests otherwise, we defined certain terms in this prospectus as follows:
“API” means application programming interface.
“Co-Founders” means each of Justyn Howard, our President and Chief Executive Officer, Aaron Rankin, our Chief Technology Officer, Gilbert Lara, our Chief Creative Officer, and Peter Soung, our Director, Engineering, and trusts for the benefit of such founders, their respective spouses and/or their lineal descendants.
“CRM” means customer relationship management.
“Enterprise” means organizations that we have identified or that self-identified as having 1,000 or more employees.
“Lightbank” means entities affiliated with Lightbank, LLC.
“Mid-market” means organizations that we have identified or that self-identified as having 50 to 999 employees.
“NEA” means entities affiliated with New Enterprise Associates, Inc.
“SEC” means the U.S. Securities and Exchange Commission.
“SMB” or “small-and-medium-sized businesses” mean organizations that we have identified or that self-identified as having less than 50 employees.

USE OF PROCEEDS
We estimate, based upon an assumed initial public offering price of $17.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), that we will receive net proceeds from this offering of approximately $134.9 million (or $155.8 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The principal purposes of this offering are to obtain additional working capital, to create a public market for our Class A common stock and to facilitate our future access to the public equity markets. We intend to use the net proceeds from this offering (including any net proceeds from any exercise of the underwriters’ option to purchase additional shares of Class A common stock) for working capital and other general corporate purposes, including investments in our products, technology and salesforce.
We may also use a portion of our net proceeds to acquire or invest in complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transactions.
As of the date of this prospectus, since we cannot specify with certainty all of the particular uses of the net proceeds, our management will have broad discretion over the use of the net proceeds from this offering. Pending our use of the proceeds from this offering, we intend to invest the net proceeds in short-term interest-bearing investment-grade securities, certificates of deposit or U.S. government securities.
Assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock, each $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by approximately $8.2 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
Each 1,000,000 share increase (decrease) in the number of shares offered in this offering would increase (decrease) the net proceeds to us from this offering by approximately $15.8 million, assuming that the price per share for the offering remains at $17.00 (which is the midpoint of the price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

CAPITALIZATION
The following table sets forth our cash and capitalization as of September 30, 2019, as follows:

•	on an actual basis;

•
on a pro forma basis to give effect to (i) the reclassification of 7,242,673 outstanding shares of our common stock into an equivalent number of shares of our Class A common stock; (ii) the Class B Exchange; (iii) the conversion of all outstanding shares of our convertible preferred stock on a one-for-one basis into 22,014,263 shares of our Class A common stock; and (iv) the effectiveness of our amended and restated certificate of incorporation, in each case immediately prior to the closing of this offering; and

•
on a pro forma as adjusted basis to give effect to (i) the pro forma adjustments described in the preceding clause; and (ii) the issuance and sale by us of 8,823,530 shares of Class A common stock in this offering at an assumed initial public offering price of $17.00 per share (which is the midpoint of the range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information in conjunction with our audited consolidated financial statements and unaudited interim condensed consolidated financial statements and the related notes included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of September 30, 2019
	Actual	Pro forma	Pro Forma As adjusted
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except share data)
Cash(1)(2)	$12,600	$12,600	$149,028
Debt
Long-term debt	$—	$—	$—
Stockholders’ equity:
Convertible preferred stock, par value $0.0001 per share; 22,057,133 shares authorized, 22,014,263 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	102,976	—	—
Preferred stock, par value $0.0001 per share; no shares authorized, issued and outstanding, actual: 10,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, par value $0.0001 per share; 46,000,000 shares authorized, 19,212,738 shares issued and 17,046,606 shares outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	1	—	—
Class A common stock, par value $0.0001 per share; no shares authorized, issued and outstanding, actual; 1,000,000,000 shares authorized, 29,256,936 shares issued and outstanding, pro forma; 1,000,000,000 shares authorized, 38,080,466 shares issued and outstanding, pro forma as adjusted	—	3	4
Class B common stock, par value $0.0001 per share; no shares authorized, issued and outstanding, actual; 25,000,000 shares authorized and 9,803,933 shares issued and outstanding, pro forma and pro forma as adjusted	—	1	1
Additional paid-in capital	7,269	110,242	245,119
Treasury stock, at cost	(12,852)	(12,852)	(12,852)
Accumulated deficit	(89,538)	(89,538)	(89,538)
Total stockholders’ equity(1)(2)	$7,856	$7,856	$142,734
Total capitalization(1)(2)	$7,856	$7,856	$142,734
_________________

(1)
Each $1.00 increase or decrease in the assumed initial public offering price of $17.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase or decrease each of cash, total stockholders’ equity and total capitalization on a pro forma as adjusted basis by approximately $8.2 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2)
Each 1,000,000 share increase or decrease in the number of shares offered in this offering would increase or decrease each of cash, total stockholders’ equity and total capitalization on a pro forma as adjusted basis by approximately $15.8 million, assuming that the price per share for the offering remains at $17.00 (which is the midpoint of the price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The total number of shares of Class A common stock and Class B common stock to be outstanding after this offering is based on 39,060,869 shares of our common stock outstanding as of September 30, 2019 and reflects:

•	the reclassification immediately prior to the completion of this offering of 7,242,673 shares of common stock outstanding into an equivalent number of shares of Class A common stock;

•	the Class B Exchange; and

•	the automatic conversion on a one-for-one basis of all outstanding shares of convertible preferred stock into 22,014,263 shares of Class A common stock upon the closing of this offering.
The shares of our common stock outstanding as of September 30, 2019 exclude the following:

•
1,167,944 shares of Class A common stock issuable upon the exercise of options to purchase shares of our Class A common stock outstanding as of September 30, 2019, with a weighted-average exercise price of $0.44 per share, issuable pursuant to awards under the 2016 Plan, of which 1,167,785 are vested;

•	2,759,588 shares of Class A common stock issuable upon the vesting and settlement of RSUs that were outstanding as of September 30, 2019 under the 2016 Plan;

•	96,200 shares of Class A common stock issuable upon the vesting and settlement of RSUs that were granted under the 2016 Plan on October 23, 2019;

•
5,293,497 shares of Class A common stock that are available for issuance under the Sprout Social, Inc. 2019 Incentive Award Plan adopted effective as of October 17, 2019, or the 2019 Plan, from which 310,000 RSUs were granted on October 29, 2019, 63,400 RSUs were granted on November 5, 2019 and 304,400 RSUs were granted on November 27, 2019, all of which may be settled for shares of Class A common stock upon vesting, as well as any additional shares of Class A common stock that may become available under the 2019 Plan pursuant to provisions in the 2019 Plan that automatically increase the Class A common stock reserve thereunder;

•
550,000 shares of Class A common stock that are available for issuance under the ESPP, as well as any additional shares of Class A common stock that may become available under the ESPP pursuant to provisions in the ESPP that automatically increase the Class A common stock reserve thereunder;

•
550,000 shares of Class B common stock that are available for issuance under the Class B Plan and which may become issuable pursuant to the Howard IPO Award to be granted to Justyn Howard, our President and Chief Executive Officer; and

•	35,305 shares of Class A common stock issuable upon the exercise of Series B-1 warrants outstanding as of September 30, 2019 with an exercise price of $3.9655 per share.

DIVIDEND POLICY
We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends on any class of our common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. Any such determination will also depend upon our business prospects, results of operations, financial condition, cash requirements and availability and other factors that our board of directors may deem relevant.
Accordingly, you may need to sell your shares of our Class A common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Related to This Offering and Ownership of Our Class A Common Stock—We have never paid dividends on our capital stock and we do not intend to pay dividends for the foreseeable future. Consequently, any gains from an investment in our Class A common stock will likely depend on whether the price of our Class A common stock increases.”

DILUTION
If you invest in our Class A common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our Class A common stock immediately after completion of this offering.
Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of common stock outstanding.
Our pro forma net tangible book value (deficit) as of September 30, 2019 was $(3.0) million, or $(0.08) per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our Class A and Class B common stock outstanding as of September 30, 2019, after giving effect to (i) the automatic conversion of all outstanding shares of our convertible preferred stock into 22,014,263 shares of our Class A common stock; (ii) the reclassification of 7,242,673 shares of our outstanding common stock into an equivalent number of shares of our Class A common stock; and (iii) the Class B Exchange, in each case immediately prior to the closing of this offering.
Our pro forma as adjusted net tangible book value as of September 30, 2019, after giving effect to the sale of 8,823,530 shares of Class A common stock in this offering at an assumed initial public offering price of $17.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, would have been $134.6 million, or $2.81 per share of Class A common stock. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $2.89 per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $14.19 per share to new investors purchasing shares of Class A common stock in this offering.
We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock. The following table illustrates this dilution:

Assumed initial public offering price per share of Class A common stock		$17.00
Pro forma net tangible book value (deficit) per share as of September 30, 2019 before this offering	$(0.08)
Increase in pro forma as adjusted net tangible book value per share attributable to investors in this offering	2.89
Pro forma as adjusted net tangible book value per share after this offering		2.81
Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		$14.19
A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share, which is the midpoint of the price range listed on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by approximately $0.17, and dilution in pro forma as adjusted net tangible book value per share to new investors by approximately $0.83, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters exercise in full their option to purchase additional shares of our Class A common stock, the pro forma as adjusted net tangible book value after the offering would be $3.16 per share, the increase in pro forma as adjusted net tangible book value per share to existing stockholders would be $3.24 per share and the dilution in pro forma as adjusted net tangible book value to new investors would be $13.84 per share, in each case assuming an initial public offering price of $17.00 per share, which is the midpoint of the price range listed on the cover page of this prospectus.
The following table summarizes, on a pro forma as adjusted basis as described above, as of September 30, 2019, the number of shares of our common stock purchased from us, the total consideration paid, or to be paid, to us and the average price per share paid, or to be paid, by existing stockholders and by the new investors. The calculation below is based on an assumed initial public offering price of $17.00 per share, which is the midpoint of the price range listed on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average price per share
	Number	Percent	Amount	Percent
Existing stockholders	39,060,869	81.6%	$103,952,522	40.9%	$2.66
New investors	8,823,530	18.4%	150,000,010	59.1%	17.00
Total	47,884,399	100%	$253,952,532	100%	$5.30
Each $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share would increase (decrease) the total consideration paid by new investors and the total consideration paid by all stockholders by $8.8 million, assuming the number of shares offered by us remains the same before deducting estimated underwriting discounts and commissions and estimated offering expenses.
Except as otherwise indicated, the discussion and the tables above assume no exercise of the underwriters’ option to purchase additional shares of our Class A common stock. The total number of shares of Class A common stock and Class B common stock to be outstanding after this offering is based on 39,060,869 shares of our common stock outstanding as of September 30, 2019 and reflects:

•	the reclassification immediately prior to the completion of this offering of 7,242,673 shares of common stock outstanding into an equivalent number of shares of Class A common stock;

•	the Class B Exchange; and

•	the automatic conversion on a one-for-one basis of all outstanding shares of convertible preferred stock into 22,014,263 shares of Class A common stock upon the closing of this offering.
The shares of our common stock outstanding as of September 30, 2019 exclude the following:

•
1,167,944 shares of Class A common stock issuable upon the exercise of options to purchase shares of our Class A common stock outstanding as of September 30, 2019, with a weighted-average exercise price of $0.44 per share, issuable pursuant to awards under the 2016 Plan, of which 1,167,785 are vested;

•	2,759,588 shares of Class A common stock issuable upon the vesting and settlement of RSUs that were outstanding as of September 30, 2019 under the 2016 Plan;

•	96,200 shares of Class A common stock issuable upon the vesting and settlement of RSUs that were granted under the 2016 Plan on October 23, 2019;

•
5,293,497 shares of Class A common stock that are available for issuance under the Sprout Social, Inc. 2019 Incentive Award Plan adopted effective as of October 17, 2019, or the 2019 Plan, from which 310,000 RSUs were granted on October 29, 2019, 63,400 RSUs were granted on November 5, 2019 and 304,400 RSUs were granted on November 27, 2019, all of which may be settled for shares of Class A common stock upon vesting, as well as any additional shares of Class A common stock that may become available under the 2019 Plan pursuant to provisions in the 2019 Plan that automatically increase the Class A common stock reserve thereunder;

•
550,000 shares of Class A common stock that are available for issuance under the ESPP, as well as any additional shares of Class A common stock that may become available under the ESPP pursuant to provisions in the ESPP that automatically increase the Class A common stock reserve thereunder;

•
550,000 shares of Class B common stock that are available for issuance under the Class B Plan and which may become issuable pursuant to the Howard IPO Award to be granted to Justyn Howard, our President and Chief Executive Officer; and

•	35,305 shares of Class A common stock issuable upon the exercise of Series B-1 warrants outstanding as of September 30, 2019 with an exercise price of $3.9655 per share.
To the extent any of these options or warrants outstanding as of September 30, 2019 are exercised or RSUs outstanding as of September 30, 2019 are vested and settled, there will be further dilution to new investors. To the extent all of such outstanding options, warrants and RSUs had been exercised or settled, as applicable, as of September 30, 2019, the pro forma as adjusted net tangible book value per share after this offering would be $2.66, and total dilution per share to new investors would be $14.34.
If the underwriters exercise in full their option to purchase additional shares of our Class A common stock:

•
the percentage of shares of our common stock held by the existing stockholders will decrease to approximately 79.4% of the total number of shares of our common stock outstanding after this offering; and

•	the number of shares held by new investors will increase to 10,147,059, or approximately 20.6% of the total number of shares of our common stock outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables present the selected consolidated financial and other data for Sprout Social, Inc. and its subsidiaries. We have derived the selected consolidated statement of operations data for the years ended December 31, 2017 and 2018 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the selected consolidated statements of operations data for the nine months ended September 30, 2018 and 2019 and the selected consolidated balance sheet data as of September 30, 2019 from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited interim condensed consolidated financial statements on a basis substantially consistent with our audited consolidated financial statements as of and for the year ended December 31, 2018, and the unaudited interim condensed consolidated financial statements include all normal recurring adjustments necessary for a fair statement of the financial information set forth in those unaudited interim condensed consolidated financial statements. You should read the following selected consolidated financial data in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and unaudited interim condensed consolidated financial statements, related notes and other financial information included elsewhere in this prospectus. The selected consolidated financial data in this section is not intended to replace the consolidated financial statements and is qualified in its entirety by the consolidated financial statements, related notes and other financial information included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of our future results, and our operating results for the nine-month period ended September 30, 2019 are not necessarily indicative of the results that may be expected for the year ending December 31, 2019 or any other interim periods or any future year or period.

	Years Ended December 31,		Nine Months Ended September 30,
	2017	2018	2018	2019
			(unaudited)
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenue:
Subscription	$44,685	$78,392	$56,226	$74,285
Professional services and other	130	421	311	278
Total revenue	44,815	78,813	56,537	74,563
Cost of revenue(1):
Subscription	9,964	20,726	15,391	19,113
Professional services and other	31	268	196	175
Total cost of revenue	9,995	20,994	15,587	19,288
Gross profit	34,820	57,819	40,950	55,275
Operating expenses:
Research and development(1)	16,664	25,426	19,029	19,137
Sales and marketing(1)	25,165	35,980	26,727	34,074
General and administrative(1)	14,994	17,185	12,073	23,417
Total operating expenses	56,823	78,591	57,829	76,628
Loss from operations	(22,003)	(20,772)	(16,879)	(21,353)
Interest expense	(24)	(617)	(384)	(199)
Interest income	117	35	8	256
Other income	—	442	295	388
Loss before income taxes	(21,910)	(20,912)	(16,960)	(20,908)
Income tax expense	—	22	—	49
Net loss and comprehensive loss	$(21,910)	$(20,934)	$(16,960)	$(20,957)
Net loss per share attributable to common shareholders, basic and diluted(2)	$(1.34)	$(1.26)	$(1.02)	$(1.25)
Weighted-average shares outstanding used to compute net loss per share, basic and diluted(2)	16,400,767	16,593,258	16,575,094	16,829,622

_________________

(1)
Includes stock-based compensation expense as follows (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2019—Operating Expenses—General and Administrative” for more information):

	Years Ended December 31,		Nine Months Ended September 30,
	2017	2018	2018	2019
			(unaudited)
	(in thousands)
Cost of revenue	$20	$9	$9	$—
Research and development	161	28	26	—
Sales and marketing	259	15	14	—
General and administrative	33	1	1	5,363
Total stock-based compensation expense	$473	$53	$50	$5,363

(2)
See Note 1 and Note 12 to our audited consolidated financial statements and Note 8 to our unaudited interim condensed consolidated financial statements for more information regarding net loss per share.

	As of December 31,		As of September 30,
	2017	2018	2019
			(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and restricted cash	$8,277	$26,190	$12,600
Working capital(1)	(7,657)	11,811	(8,571)
Total assets	45,300	71,845	66,164
Deferred revenue	14,378	21,540	26,638
Convertible preferred stock(2)	62,671	102,976	102,976
Total stockholders’ (deficit)/equity(2)	(56,468)	25,733	7,856
________________

(1)	Working capital is defined as total current assets minus total current liabilities.

(2)
Convertible preferred stock was recorded as mezzanine equity at December 31, 2017 and was reclassified as permanent equity at December 31, 2018. See Note 8 to our audited consolidated financial statements.

Key Business Metrics
We review the following key business metrics to evaluate our business, measure our performance, identify trends, formulate financial projections and make strategic decisions.

Our total number of customers, total ARR, organic ARR and number of customers contributing more than $10,000 in ARR as of the periods presented were as follows:

	As of December 31,		As of September 30,
	2017	2018	2018	2019
	(dollars in thousands)
Number of customers	18,802	21,135	20,761	23,066
Total ARR	$70,422	$92,487	$86,161	$109,486
Organic ARR	$54,317	$82,841	$75,699	$103,855
Number of customers contributing more than $10,000 in ARR	772	1,391	1,157	1,965
For additional information about our key business metrics, please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Consolidated Financial and Other Data” and our audited and unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current plans, expectations and beliefs involving risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and in other parts of this prospectus.
Overview
Sprout Social is a powerful, centralized platform that provides the critical business layer to unlock the massive commercial value of social media. Currently, more than 23,000 customers across 100 countries rely on our platform to reach larger audiences, create stronger relationships with their customers and make better business decisions.
Introduced in 2011, our cloud software brings together social messaging, data and workflows in a unified system of record, intelligence and action. Operating across major social media networks, including Twitter, Facebook, Instagram, Pinterest, LinkedIn, Google and YouTube, we provide organizations with a centralized platform to effectively manage their social media efforts across stakeholders and business functions. Virtually every aspect of business has been impacted by social media, from marketing, sales and public relations to customer service, product and strategy, creating a need for an entirely new category of software. We offer our customers a centralized, secure and powerful platform to manage this broad, complex channel effectively across their organization.
Since our founding, we have achieved several key milestones:

•	2010 — Founded Company, launched V1 beta and Lightbank became an investor;

•	2011 — Launched our Sprout platform, surpassed 1,000 customers and NEA became an investor;

•	2013 — Reached 100 employees;

•	2015 — Surpassed 15,000 customers;

•	2016 — Reached 250 employees and Goldman Sachs became an investor;

•	2017 — Completed first business acquisition and awarded Glassdoor’s “Top Places to Work” and “Highest Rated CEO”;

•
2018 — Surpassed 20,000 customers, opened EMEA office, reached 500 employees, launched first add-on module (Listening), Future Fund became an investor and awarded Glassdoor’s “Top Places to Work” and “Highest Rated CEO”; and

•	2019 — Surpassed $100 million in total ARR.
We generate revenue primarily from subscriptions to our social media management platform under a software-as-a-service model. Our subscriptions can range from monthly to one-year or multi-year arrangements and are generally non-cancellable during the contractual subscription term. Subscription revenue is recognized ratably over the contract terms beginning on the date the product is made available to customers, which typically begins on the commencement date of each contract. We also generate revenue from professional services related to our platform provided to certain customers, which is recognized at the time these services are provided to the customer. This revenue has historically represented less than 1% of our revenue and is expected to be immaterial for the foreseeable future.
Our tiered subscription-based model allows our customers to choose among three core plans to meet their needs. Each plan is licensed on a per user per month basis at prices dependent on the level of features offered. Additional product modules, which offer increased functionality depending on a customer’s needs, can be purchased by the customer on a per user per month basis.
We generated revenue of $44.8 million and $78.8 million during the years ended December 31, 2017 and 2018, respectively, representing growth of 76%. Excluding the impact of the 2017 acquisition of Simply Measured, Inc., or Simply Measured, our organic growth rate in 2018 was 54%. This organic growth rate excludes the impact of revenue generated from legacy Simply Measured products as well as revenue from the transition of legacy customers to our platform up to an amount equal to such customers’ prior spend on legacy Simply Measured products. This organic growth rate includes all incremental revenue generated above such prior spend from the sale of additional or higher-priced products and users and profiles to legacy customers of Simply Measured.  We generated revenue of $56.5 million and $74.6 million during the nine months ended September 30, 2018 and 2019, respectively, representing growth of 32% . Our organic growth rate was 47% during the same period. In 2018, software subscriptions contributed 99% of our revenue. In the nine months ended September 30, 2019, software subscriptions contributed over 99% of our revenue. We generated net losses of $21.9 million and $20.9 million during the years ended December 31, 2017 and 2018, respectively. We generated net losses of $17.0 million and $21.0 million during the nine months ended September 30, 2018 and 2019, respectively, which included stock-based compensation expense of $5.4 million during the nine months ended September 30, 2019. See “Executive Compensation—Elements of the Company’s Executive Compensation Program—Equity Compensation.” We expect to continue investing in the growth of our business and, as a result, generate net losses for the foreseeable future.
Key Factors Affecting Our Performance
Acquiring new customers
We are focused on continuing to organically grow our customer base by increasing demand for our platform and penetrating our addressable market. We have invested, and expect to continue to invest, heavily in expanding our sales force and marketing efforts to acquire new customers. Currently, we have more than 23,000 customers. We calculate the lifetime value of our customers and associated customer acquisition costs for a particular year by comparing (i) gross profit from net new organic ARR for the year divided by one minus the estimated subscription renewal rate to (ii) total sales and marketing expense incurred in the preceding year. On this basis, we estimate that for each of 2017 and 2018, the calculated lifetime value of our customers has exceeded six times the associated cost of acquiring them. This calculation assumes the actual subscription renewal rate for the period will remain consistent in future years. While we believe this assumption is reasonable based on our historic data and experience, subscription renewal rates may vary year-to-year, and the lifetime value of our customers may decline or fluctuate between periods. Moreover, our sales and marketing expense reflects the amortization of sales commissions, which are deferred and amortized over a three-year period in accordance with GAAP. If all sales commissions incurred in the year were expensed and not amortized, the result would not have a material impact on the lifetime value of our customers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics—Organic ARR” for more information on how we define and calculate organic ARR.
Expanding within our current customer base
We believe that there is a substantial and largely untapped opportunity for organic growth within our existing customer base. Customers often begin by purchasing a small number of user subscriptions and then expand over time, increasing the number of users or social profiles, as well as purchasing additional product modules. Customers may then expand use-cases between various departments to drive collaboration across their organizations. Our sales and customer success efforts include encouraging organizations to expand use-cases to more fully realize the value from the broader adoption of our platform throughout an organization. We will continue to invest in enhancing awareness of our brand, creating additional uses for our products and developing more products, features and functionality of existing products, which we believe are vital to achieving increased adoption of our platform. We have a history of attracting new customers and we have recently increased our focus on expanding their use of our platform over time.
We have a history of attracting customers that increase the size of their subscriptions with us over time. The chart below illustrates the ARR from each customer cohort as of the end of each year presented. Each cohort represents customers (as defined in “—Key Business Metrics—Number of customers” below) that made their initial purchase from us in a given year. The 2015 cohort includes all customers as of the end of fiscal 2015.

$ 60,000,000
$ 50,000,000
$ 40,000,000
$ 30,000,000
$ 20,000,000
$ 10,000,000
$ 0
2015
2016
2017
2018
FY15 Cohort
FY16 Cohort
FY17 Cohort
FY18 Cohort

We use dollar-based net retention rate to evaluate the long-term value of our customer relationships, because we believe this metric reflects our ability to retain and expand subscription revenue generated from our existing customers. Our dollar-based net retention rate for the years ended December 31, 2017 and 2018 was 108% and 106%, respectively. Our dollar-based net retention rate excluding our SMB customers for the years ended December 31, 2017 and 2018 was 118% and 115%, respectively.
We calculate dollar-based net retention rate by dividing the organic ARR from our customers as of December 31st in the reported year by the organic ARR from those same customers as of December 31st in the previous year. This calculation is net of upsells, contraction, cancellation or expansion during the period but excludes organic ARR from new customers. See “Management’s Discussion and Analysis of

Financial Condition and Results of Operations—Key Business Metrics—Organic ARR” for more information on how we define and calculate organic ARR.
Sustaining product and technology innovation
Our success is dependent on our ability to sustain product and technology innovation and maintain the competitive advantage of our proprietary technology. We continue to invest resources to enhance the capabilities of our platform by introducing new products, features and functionality of existing products.
International expansion
We see international expansion as a meaningful opportunity to grow our platform. Revenue generated from non-U.S. customers during the year ended December 31, 2018 was approximately 30% of our total revenue, which represents an approximate 62% increase from the year ended December 31, 2017. Revenue generated from non-U.S. customers during the nine months ended September 30, 2018 and 2019 was approximately 30% and 28%, respectively, of our total revenue. We have built local teams in Ireland, Canada, the United Kingdom, Singapore, India and Australia to support our growth internationally. We believe global demand for our platform and offerings will continue to increase as awareness of our platform in international markets grows. We plan to continue adding to our local sales, customer support and customer success teams in select international markets over time.
Key Business Metrics
We review the following key business metrics to evaluate our business, measure our performance, identify trends, formulate financial projections and make strategic decisions.
Number of customers
We define a customer as a unique account, multiple accounts containing a common non-personal email domain, or multiple accounts governed by a single agreement. Number of customers excludes customers exclusively using legacy products obtained through the acquisition of Simply Measured. We believe that the number of customers using our platform is an indicator not only of our market penetration, but also of our potential for future growth as our customers often expand their adoption of our platform over time based on an increased awareness of the value of our platform and products.

	As of December 31,		As of September 30,
	2017	2018	2018	2019
Number of customers	18,802	21,135	20,761	23,066

Total ARR
Total ARR is ARR from all of our products. We define ARR as the annualized revenue run-rate of subscription agreements from all customers as of the last date of the specified period. Total ARR includes the impact of recurring revenue generated from legacy Simply Measured products, which a small number of legacy Simply Measured customers have continued to access. These customers may continue to do so for a limited period in the future as we continue to transition those customers to other Sprout products. We believe total ARR is an indicator of the scale of our entire platform while mitigating fluctuations due to seasonality and contract term.

	As of December 31,		As of September 30,
	2017	2018	2018	2019
	(in thousands)
Total ARR	$70,422	$92,487	$86,161	$109,486
Organic ARR
Organic ARR is ARR excluding the impact of recurring revenue generated from legacy Simply Measured products. We believe organic ARR is an indicator of the scale and visibility of our core platform while mitigating fluctuations due to seasonality and contract term.

	As of December 31,		As of September 30,
	2017	2018	2018	2019
	(in thousands)
Organic ARR	$54,317	$82,841	$75,699	$103,855
Number of customers contributing more than $10,000 in ARR
We view the number of customers that contribute more than $10,000 in ARR as a measure of our ability to scale with our customers and attract larger organizations. We believe this represents potential for future growth, including expanding within our current customer base. Over time, larger customers have constituted a greater share of our revenue.
We define customers contributing more than $10,000 in ARR as those on a paid subscription plan that had more than $10,000 in ARR as of a period end.

	As of December 31,		As of September 30,
	2017	2018	2018	2019
Number of customers contributing more than $10,000 in ARR	772	1,391	1,157	1,965
Components of our Results of Operations
Revenue
Subscription
We generate revenue primarily from subscriptions to our social media management platform under a software-as-a-service model. Our subscriptions can range from monthly to one-year or multi-year arrangements and are generally non-cancellable during the contractual subscription term. Subscription revenue is recognized ratably over the contract terms beginning on the date our product is made available to customers, which typically begins on the commencement date of each contract. Our customers do not have the right to take possession of the online software solution. We also generate a small portion of our subscription revenue from third-party resellers.
Professional Services
We sell professional services consisting of, but not limited to, implementation fees, specialized training, one-time reporting services and recurring periodic reporting services. Professional services revenue is recognized at the time these services are provided to the customer. This revenue has historically represented less than 1% of our revenue and is expected to be immaterial for the foreseeable future.
Cost of Revenue
Subscription
Cost of revenue primarily consists of expenses related to hosting our platform and providing support to our customers. These expenses are comprised of fees paid to data providers, hosted data center costs and personnel costs directly associated with cloud infrastructure, customer success and customer support, including salaries, benefits, bonuses and allocated overhead. These costs also include depreciation expense and amortization expense related to acquired developed technologies. Overhead associated with facilities and information technology is allocated to cost of revenue and operating expenses based on headcount. Although we expect our cost of revenue to increase in absolute dollars as our business and revenue grows, we expect our cost of revenue to decrease as a percentage of our revenue over time.
Professional Services and Other
Cost of professional services primarily consists of expenses related to our professional services organization and are comprised of personnel costs, including salaries, benefits, bonuses and allocated overhead based on headcount.
Gross Profit and Gross Margin
Gross margin is calculated as gross profit as a percentage of total revenue. Our gross margin may fluctuate from period to period based on revenue earned, the timing and amount of investments made to expand our hosting capacity, our customer support and professional services teams and in hiring additional personnel, and the impact of acquisitions. We expect our gross profit and gross margin to increase as our business grows over time.
Operating Expenses
Research and Development
Research and development expenses primarily consist of personnel costs, including salaries, benefits and allocated overhead. Research and development expenses also include depreciation expense and other expenses associated with product development. We plan to increase the dollar amount of our investment in research and development for the foreseeable future as we focus on developing new features and enhancements to our plan offerings. However, we expect our research and development expenses to decrease as a percentage of our revenue over time.
Sales and Marketing
Sales and marketing expenses primarily consist of personnel costs directly associated with our sales and marketing department, online advertising expenses, as well as allocated overhead, including depreciation expense and amortization related to acquired developed technologies. Sales force commissions and bonuses are considered incremental costs of obtaining a contract with a customer.

Sales commissions are earned and recorded at contract commencement for both new customer contracts and expansion of contracts with existing customers. Sales commissions are deferred and amortized on a straight-line basis over a period of benefit of three years. We plan to increase the dollar amount of our investment in sales and marketing for the foreseeable future, primarily for increased headcount for our sales department.
General and Administrative
General and administrative expenses primarily consist of personnel expenses associated with our finance, legal, human resources and other administrative employees. Our general and administrative expenses also include professional fees for external legal, accounting and other consulting services, depreciation and amortization expense, as well as allocated overhead. We expect to increase the size of our general and administrative functions to support the growth of our business. We also expect to recognize certain non-recurring professional fees and other expenses as part of our transition to becoming a public company. Following the completion of this offering, we expect to continue to incur additional expenses as a result of operating as a public company, including costs to comply with rules and regulations applicable to companies listed on a U.S. securities exchange, costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, investor relations and professional services. We expect the dollar amount of our general and administrative expenses to increase for the foreseeable future. However, we expect our general and administrative expenses to decrease as a percentage of revenue over time.
Interest Income (Expense), Net
Interest income (expense), net consists primarily of interest expenses on outstanding line of credit balances and is offset by interest income earned on our cash balances.
Other Income
Other income consists of sublease rental income from our Seattle, Washington and San Francisco, California offices.
Income Tax Provision
The income tax provision consists of current and deferred taxes for our U.S. and foreign jurisdictions. We have historically reported a taxable loss in our most significant jurisdiction, the U.S., and have a full valuation allowance against our deferred tax assets. We expect this trend to continue for the foreseeable future.

Results of Operations
The following tables set forth information comparing the components of our results of operations in dollars and as a percentage of total revenue for the periods presented.

	Years Ended December 31,		Nine Months Ended September 30,
	2017	2018	2018	2019
			(unaudited)
	(in thousands)
Revenue
Subscription	$44,685	$78,392	$56,226	$74,285
Professional services and other	130	421	311	278
Total revenue	44,815	78,813	56,537	74,563
Cost of revenue(1)
Subscription	9,964	20,726	15,391	19,113
Professional services and other	31	268	196	175
Total cost of revenue	9,995	20,994	15,587	19,288
Gross profit	34,820	57,819	40,950	55,275
Operating expenses
Research and development(1)	16,664	25,426	19,029	19,137
Sales and marketing(1)	25,165	35,980	26,727	34,074
General and administrative(1)	14,994	17,185	12,073	23,417
Total operating expenses	56,823	78,591	57,829	76,628
Loss from operations	(22,003)	(20,772)	(16,879)	(21,353)
Interest expense	(24)	(617)	(384)	(199)
Interest income	117	35	8	256
Other income	—	442	295	388
Loss before income taxes	(21,910)	(20,912)	(16,960)	(20,908)
Income tax expense	—	22	—	49
Net loss and comprehensive loss	$(21,910)	$(20,934)	$(16,960)	$(20,957)
_______________

(1)	Includes stock-based compensation expense as follows:

	Years Ended December 31,		Nine Months Ended September 30,
	2017	2018	2018	2019
			(unaudited)
	(in thousands)
Cost of revenue	$20	$9	$9	$—
Research and development	161	28	26	—
Sales and marketing	259	15	14	—
General and administrative	33	1	1	5,363
Total stock-based compensation	$473	$53	$50	$5,363

	Years Ended December 31,		Nine Months Ended September 30,
	2017	2018	2018	2019
			(unaudited)
	(as a percentage of total revenue)
Revenue
Subscription	100%	99%	99%	100%
Professional services and other	—%	1%	1%	—%
Total revenue	100%	100%	100%	100%
Cost of revenue
Subscription	22%	26%	27%	26%
Professional services and other	—%	—%	—%	—%
Total cost of revenue	22%	26%	27%	26%
Gross profit	78%	74%	73%	74%
Operating expenses
Research and development	37%	32%	34%	26%
Sales and marketing	56%	46%	47%	46%
General and administrative	33%	22%	21%	31%
Total operating expenses	126%	100%	102%	103%
Loss from operations	(48)%	(26)%	(29)%	(29)%
Interest expense	—%	(1)%	(1)%	—%
Interest income	—%	—%	—%	—%
Other income	—%	—%	1%	1%
Loss before income taxes	(48)%	(27)%	(29)%	(28)%
Income tax expense	—%	—%	—%	—%
Net loss and comprehensive loss	(48)%	(27)%	(29)%	(28)%
Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2019
Revenue

	Nine Months Ended September 30,		Change
	2018	2019	Amount	%
	(unaudited)
	(dollars in thousands)
Revenue
Subscription	$56,226	$74,285	$18,059	32%
Professional services and other	311	278	(33)	(11)%
Total revenue	$56,537	$74,563	$18,026	32%
Percentage of Total Revenue
Subscription	99%	100%
Professional services and other	1%	—%
The increase in subscription revenue was primarily driven by revenue from new customers and expansion within existing customers. The total number of customers grew from 20,761 as of September 30, 2018 to 23,066 as of September 30, 2019. The increase in new customers was primarily driven by our growing sales force capacity to meet market demand. Expansion within existing customers was driven by our ability to increase the number of users, social profiles and products purchased by customers. This is in part attributable to the expansion of use-cases across various functions within our existing customers’ organizations. We do not track increases in subscription revenue attributable to new customers and expansion within existing customers for interim periods, nor do we use such data to manage the business or intend to do so in the future.
Cost of Revenue and Gross Margin

	Nine Months Ended September 30,		Change
	2018	2019	Amount	%
	(unaudited)
	(dollars in thousands)
Cost of revenue
Subscription	$15,391	$19,113	$3,722	24%
Professional services and other	196	175	(21)	(11)%
Total cost of revenue	15,587	19,288	3,701	24%
Gross profit	$40,950	$55,275	$14,325	35%
Gross margin
Total gross margin	73%	74%
The increase in cost of subscription revenue for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018 was primarily due to the following:

Change
(in thousands)
Data provider fees	$2,142
Personnel costs	1,881
Hosting fees	(169)
Other	(132)
Subscription cost of revenue	$3,722
Fees paid to our data providers increased due to revenue growth. Personnel costs increased primarily as a result of a 60% increase in headcount as we continue to grow our customer support and customer success teams to support our customer growth. The decrease in hosting fees was due to dual hosting costs we incurred for part of the year in 2018 while we migrated to a new hosting provider. Such hosting costs were not incurred in the same period in 2019.
Operating Expenses
Research and Development

	Nine Months Ended September 30,		Change
	2018	2019	Amount	%
	(unaudited)
	(dollars in thousands)
Research and development	$19,029	$19,137	$108	1%
Percentage of total revenue	34%	26%

Sales and Marketing

	Nine Months Ended September 30,		Change
	2018	2019	Amount	%
	(unaudited)
	(dollars in thousands)
Sales and marketing	$26,727	$34,074	$7,347	27%
Percentage of total revenue	47%	46%
The increase in sales and marketing expense for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018 was primarily due to the following:

Change
(in thousands)
Personnel costs	$6,715
Other	632
Sales and marketing	$7,347
Personnel costs increased primarily as a result of a 36% increase in headcount as we continue to expand our sales teams to grow our customer base, as well as additional sales commission expense due to the year over year sales growth, which increased the amortization of contract acquisition costs.
General and Administrative

	Nine Months Ended September 30,		Change
	2018	2019	Amount	%
	(unaudited)
	(dollars in thousands)
General and administrative	$12,073	$23,417	$11,344	94%
Percentage of total revenue	21%	31%
The increase in general and administrative expense for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018 was primarily due to the following:

Change
(in thousands)
Stock-based compensation expense	$5,362
Personnel costs	3,191
Bad debt expense	1,139
Rent expense	973
Other	679
General and administrative	$11,344
Stock-based compensation expense increased as the result of a restricted stock award to our President and Chief Executive Officer that immediately vested in June 2019. Personnel costs increased primarily as a result of a 37% increase in headcount as we continue to grow our business. Bad debt expense increased due to higher accounts receivable balances. Rent expense increased due to renting additional office space.
Interest Income (Expense), Net

	Nine Months Ended September 30,		Change
	2018	2019	Amount	%
	(unaudited)
	(dollars in thousands)
Interest income (expense), net	$(376)	$57	$433	n/m(1)
Percentage of total revenue	(1)%	—%
_________________

(1)	Calculated metric is not meaningful.
The increase in net interest income was driven by interest earned on cash deposits, as well as a decrease in interest expense related to line of credit borrowings.
Other Income

	Nine Months Ended September 30,		Change
	2018	2019	Amount	%
	(unaudited)
	(dollars in thousands)
Other income	$295	$388	$93	32%
Percentage of total revenue	1%	1%
The increase in other income is due to sublease rental income from our Seattle, Washington and San Francisco, California offices.
Income Tax Expense

	Nine Months Ended September 30,		Change
	2018	2019	Amount	%
	(unaudited)
	(dollars in thousands)
Income tax expense	$—	$49	$49	n/m
Percentage of total revenue	—%	—%
The increase in income tax expense is due to the provision related to foreign income taxes.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2018
Revenue

	Years Ended December 31,		Change
	2017	2018	Amount	%
	(dollars in thousands)
Revenue
Subscription	$44,685	$78,392	$33,707	75%
Professional services and other	130	421	291	n/m
Total revenue	$44,815	$78,813	$33,998	76%
Percentage of Total Revenue
Subscription	100%	99%
Professional services and other	—%	1%
The 75% increase in subscription revenue was primarily driven by revenue from new customers and expansion within existing customers. Revenue from new customers accounted for 46% of the increase in subscription revenue, while expansion within existing customers accounted for 6% of the increase. The remaining 23% increase in subscription revenue was due to an increase of $10.5 million related to an acquisition completed in December 2017. The total number of customers grew from 18,802 as of December 31, 2017 to 21,135 as of December 31, 2018. The increase in subscription revenue from new customers is disproportionate to the growth in the number of new customers as our average customer spending levels have increased over time. The increase in new customers was primarily driven by our growing sales force capacity to meet market demand. Expansion within existing customers was driven by our ability to increase the number of users, social profiles and products purchased by customers, as well as expansion of use-cases across various functions within our existing customers’ organizations.
Cost of Revenue and Gross Margin

	Years Ended December 31,		Change
	2017	2018	Amount	%
	(dollars in thousands)
Cost of revenue
Subscription	$9,964	$20,726	$10,762	108%
Professional services and other	31	268	237	n/m
Total cost of revenue	9,995	20,994	10,999	110%
Gross profit	$34,820	$57,819	$22,999	66%
Gross margin
Total gross margin	78%	74%

The increase in cost of subscription revenue for the year ended December 31, 2018 compared to the year ended December 31, 2017 was primarily due to the following:

Change
(in thousands)
Data provider fees	$5,097
Personnel costs	3,198
Hosting fees	2,282
Other	185
Subscription cost of revenue	$10,762
The overall increase in cost of subscription revenue was primarily driven by the acquisition of Simply Measured completed in December 2017. Fees paid to our data providers increased due to revenue growth. Personnel costs increased primarily as a result of a 43% increase in headcount as we continue to grow our customer support and customer success teams to support our customer growth. The increase in hosting fees was driven by expenditures for hosting services related to our expansion of new and existing customer accounts. In 2018, we migrated to a new hosting provider and incurred dual hosting costs for part of the year during migration.
Operating Expenses
Research and Development

	Years Ended December 31,		Change
	2017	2018	Amount	%
	(dollars in thousands)
Research and development	$16,664	$25,426	$8,762	53%
Percentage of total revenue	37%	32%
The increase in research and development expense for the year ended December 31, 2018 compared to the year ended December 31, 2017 was primarily due to the following:

Change
(in thousands)
Personnel costs	$8,395
Other	367
Research and development	$8,762
Personnel costs increased as a result of increased headcount to grow our research and development teams to drive our technology innovation through the development of new products and features, including the development of our Listening product released in 2018.
Sales and Marketing

	Years Ended December 31,		Change
	2017	2018	Amount	%
	(dollars in thousands)
Sales and marketing	$25,165	$35,980	$10,815	43%
Percentage of total revenue	56%	46%

The increase in sales and marketing expense for the year ended December 31, 2018 compared to the year ended December 31, 2017 was primarily due to the following:

Change
(in thousands)
Personnel costs	$13,498
Advertising expense	(3,119)
Other	436
Sales and marketing	$10,815
Personnel costs increased primarily as a result of a 44% increase in headcount as we continue to expand our sales teams to grow our customer base, as well as additional sales commission expense due to the year over year sales growth, which increased the amortization of contract acquisition costs. Advertising expense decreased as a result of a reduction of online advertising, as we shifted our focus to attracting potential customers through unpaid channels.
General and Administrative

	Years Ended December 31,		Change
	2017	2018	Amount	%
	(dollars in thousands)
General and administrative	$14,994	$17,185	$2,191	15%
Percentage of total revenue	33%	22%
The increase in general and administrative expense for the year ended December 31, 2018 compared to the year ended December 31, 2017 was primarily due to the following:

Change
(in thousands)
Personnel costs	$2,302
Other	(111)
General and administrative	$2,191
Personnel costs increased primarily as a result of a 26% increase in headcount as we continue to grow our business.
Interest Income (Expense), Net

	Years Ended December 31,		Change
	2017	2018	Amount	%
	(dollars in thousands)
Interest income (expense), net	$93	$(582)	$(675)	n/m
Percentage of total revenue	—%	(1)%
The increase in interest expense, net was driven by additional line of credit borrowings during 2018 compared to 2017.

Other Income

	Years Ended December 31,		Change
	2017	2018	Amount	%
	(dollars in thousands)
Other income	$—	$442	$442	n/m
Percentage of total revenue	—%	—%
The increase in other income is due to sublease rental income from our Seattle, Washington and San Francisco, California offices.
Income Tax Expense

	Years Ended December 31,		Change
	2017	2018	Amount	%
	(dollars in thousands)
Income tax expense	$—	$22	$22	n/m
Percentage of total revenue	—%	—%
The increase in income tax expense is due to the provision related to foreign income taxes.
Quarterly Results of Operations
The following tables present selected unaudited quarterly statements of operations data for each of the eight fiscal quarters ended September 30, 2019, as well as the percentage of total revenue that each line item represents for each quarter for Sprout Social, Inc. and its subsidiaries. The information for each of these quarters has been prepared on a basis substantially consistent with our audited consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. This data should be read in conjunction with our audited consolidated financial statements and unaudited interim condensed consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly results are not necessarily indicative of our future results of operations to be expected for any future period.

	Three Months Ended
	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019
	(in thousands)
Revenue
Subscription	$14,127	$17,241	$18,669	$20,316	$22,166	$23,332	$24,669	$26,284
Professional services and other	48	129	90	92	110	47	94	137
Total revenue	14,175	17,370	18,759	20,408	22,276	23,379	24,763	26,421
Cost of revenue(1)
Subscription	3,324	4,939	5,112	5,340	5,335	5,815	6,154	7,144
Professional services and other	31	81	57	58	72	30	60	85
Total cost of revenue	3,355	5,020	5,169	5,398	5,407	5,845	6,214	7,229
Gross profit	10,820	12,350	13,590	15,010	16,869	17,534	18,549	19,192
Operating expenses
Research and development(1)	5,045	6,512	6,253	6,264	6,397	6,352	6,424	6,361
Sales and marketing(1)	7,188	8,413	9,107	9,206	9,254	10,452	11,728	11,894
General and administrative(1)	4,614	3,937	4,178	3,958	5,112	6,084	11,277	6,056
Total operating expenses	16,847	18,862	19,538	19,428	20,763	22,888	29,429	24,311
Loss from operations	(6,027)	(6,512)	(5,948)	(4,418)	(3,894)	(5,354)	(10,880)	(5,119)
Interest expense	(24)	(74)	(119)	(192)	(232)	(52)	(77)	(70)
Interest income	30	3	4	1	27	105	90	61
Other income	—	98	98	98	148	149	131	108
Loss before income taxes	(6,021)	(6,485)	(5,965)	(4,511)	(3,951)	(5,152)	(10,736)	(5,020)
Income tax expense	—	—	—	—	22	11	19	19
Net loss and comprehensive loss	$(6,021)	$(6,485)	$(5,965)	$(4,511)	$(3,973)	$(5,163)	$(10,755)	$(5,039)

_________________

(1)	Includes stock-based compensation expense as follows:

	Three Months Ended
	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019
	(in thousands)
Cost of revenue	$5	$3	$3	$3	$—	$—	$—	$—
Research and development	40	10	8	8	2	—	—	—
Sales and marketing	65	6	4	4	1	—	—	—
General and administrative	8	1	—	—	—	—	5,298	65
Total stock-based compensation expense	$118	$20	$15	$15	$3	$—	$5,298	$65

	Three Months Ended
	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019
	(in thousands)
Revenue
Subscription	100%	99%	100%	100%	100%	100%	100%	99%
Professional services and other	—%	1%	—%	—%	—%	—%	—%	1%
Total revenue	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue
Subscription	23%	28%	27%	26%	24%	25%	25%	27%
Professional services and other	—%	—%	—%	—%	—%	—%	—%	—%
Total cost of revenue	23%	28%	27%	26%	24%	25%	25%	27%
Gross profit	77%	72%	73%	74%	76%	75%	75%	73%
Operating expenses
Research and development	36%	37%	33%	31%	29%	27%	26%	24%
Sales and marketing	51%	48%	49%	45%	42%	45%	47%	45%
General and administrative	33%	23%	22%	19%	23%	26%	46%	23%
Total operating expenses	120%	108%	104%	95%	94%	98%	119%	92%
Loss from operations	(43)%	(36)%	(31)%	(21)%	(18)%	(23)%	(44)%	(19)%
Interest expense	—%	—%	(1)%	(1)%	(1)%	—%	—%	—%
Interest income	—%	—%	—%	—%	—%	—%	—%	—%
Other income	—%	1%	1%	—%	1%	1%	1%	(1)%
Loss before income taxes	(43)%	(35)%	(31)%	(22)%	(18)%	(22)%	(43)%	(20)%
Income tax expense	—%	—%	—%	—%	—%	—%	—%	—%
Net loss and comprehensive loss	(43)%	(35)%	(31)%	(22)%	(18)%	(22)%	(43)%	(20)%
Quarterly Revenue, Cost of Revenue and Gross Profit Trends
Our revenue increased sequentially for all periods presented primarily due to increased subscription revenue from new customers and expansion within existing customers. Total cost of revenue increased sequentially for all periods presented, consistent with our revenue growth, in order to support our overall growth. Gross profit increased sequentially in each of the quarters presented, primarily driven by an increase in revenue. Our gross profit margins were consistent for all periods presented.

Quarterly Operating Expenses Trends
Total operating expenses increased sequentially for all periods presented due primarily to increases in headcount and other related personnel costs to support our growth. We plan to continue our investment in research and development for the foreseeable future as we focus on developing new features and enhancements to our product offerings. We also plan to continue our investment in sales and marketing for the foreseeable future and incur additional costs for increased headcount for our sales department. During the second quarter of 2019, we experienced a significant increase in general and administrative expenses due to $5.3 million of stock-based compensation expense as the result of a restricted stock award to our President and Chief Executive Officer that immediately vested in June 2019. See “Executive Compensation—Elements of the Company’s Executive Compensation Program—Equity Compensation" for more information. We expect to continue to expand our general and administrative functions to support the growth of our business and in preparation for becoming a public company, a trend that we expect to continue for the foreseeable future.
Liquidity and Capital Resources
As of September 30, 2019, our principal sources of liquidity were cash of $12.6 million and net accounts receivable of $10.3 million. We have generated losses from operations and negative cash flows from operations, as evidenced by our accumulated deficit and statement of cash flows. We expect to continue to incur operating losses and negative operating cash flows for the foreseeable future due to the investments in our business we intend to make as described above.
We have financed our operations primarily through private issuance of equity securities and line of credit borrowings. See Notes 7 and 8 to our audited consolidated financial statements for more information regarding these transactions. Our principal uses of cash in recent periods have been to fund operations, invest in capital expenditures and acquire a business.
We believe our existing cash will be sufficient to meet our operating and capital needs for at least the next 12 months. Our future capital requirements will depend on many factors, including our subscription growth rate, subscription renewal activity, billing frequency, the timing and extent of spending to support our research and development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced product offerings, and the continuing market acceptance of our product. In the future, we may enter into arrangements to acquire or invest in complementary businesses, products and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations, our business, results of operations and financial condition could be adversely affected.
SVB Credit Facility
In December 2017, we entered into a Loan and Security Agreement with Silicon Valley Bank, or SVB, which comprised a $15.0 million line of credit, or the Revolver, and a $5.0 million incremental revolving line commitment, or the Incremental Revolver, and, together with the Revolver, the SVB Credit Facility. As of September 30, 2019, we did not have any outstanding principal balance under the SVB Credit Facility, which had a floating interest rate equal to one and one-half percent (1.5%) above the prime rate.
In November 2019, we amended the SVB Credit Facility to increase the Revolver (including the exercise of the Incremental Revolver, as amended) to $40.0 million and amend, among others terms, levels for the minimum adjusted EBITDA and minimum liquidity covenants, the advance rate and the interest rate. The November 2019 amendment includes a “streamline period”, or Streamline Period, concept, which occurs when we maintain, for every consecutive day in the immediately preceding fiscal quarter, the sum of (i) unrestricted cash at SVB plus (ii) unused availability under the Revolver in an amount equal to or greater than $75.0 million (the Streamline Balance). Any Streamline Period terminates on the earlier of the occurrence of an event of default and failure to maintain the Streamline Balance. The minimum adjusted EBITDA and minimum liquidity covenants do not apply during any Streamline Period.
In connection with the November 2019 amendment, the Revolver now has a floating interest rate equal to the greater of (i) 4.75% and (ii) (x) at any time when the Streamline Period is not in effect, one and one-half of one percent (1.50%) above the prime rate and (y) at any time when the Streamline Period is in effect, the prime rate, which interest is payable monthly. The SVB Credit Facility matures on January 31, 2021, extendable to January 31, 2022 following the occurrence of a qualified public offering.
The SVB Credit Facility contains customary negative covenants that limit our ability to, or require mandatory prepayment in the event that we, among other things, incur additional indebtedness or liens, merge with other companies or consummate certain changes of control, acquire other companies, engage in new lines of business, add new offices or business locations, make certain investments, pay dividends, transfer or dispose of certain assets, liquidate or dissolve and enter into various specified transactions. The SVB Credit Facility also contains affirmative covenants, including certain financial covenants such as minimum adjusted EBITDA and minimum liquidity covenants and financial reporting requirements. With limited exceptions, our obligations under the SVB Credit Facility are secured by all of our property other than intellectual property (which is subject to a negative pledge). As of September 30, 2019, we were in compliance with the covenants in the SVB Credit Facility.
The following table summarizes our cash flows for the periods presented:

	Years Ended December 31,		Nine Months Ended September 30,
	2017	2018	2018	2019
			(unaudited)
	(in thousands)
Net cash (used in) operating activities	$(14,345)	$(17,238)	$(12,302)	$(9,712)
Net cash (used in) investing activities	(12,516)	(2,097)	(1,959)	(544)
Net cash provided by (used in) financing activities	3,027	37,248	7,525	(3,334)
Net (decrease)/increase in cash	$(23,834)	$17,913	$(6,736)	$(13,590)
Operating Activities
Our largest source of operating cash is cash collections from our customers for subscription services. Our primary uses of cash from operating activities are for personnel costs across the sales and marketing and research and development departments and hosting costs. Historically, we have generated negative cash flows from operating activities.
Net cash used in operating activities during the nine months ended September 30, 2019 was $9.7 million, which resulted from a net loss of $21.0 million adjusted for non-cash charges of $14.1 million and net cash outflow of $2.8 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $5.4 million of stock-based compensation expense, $3.2 million of depreciation and intangible asset amortization expense, $3.4 million for amortization of deferred contract acquisition costs, which were primarily commissions, $1.2 million for bad debt expense and $0.8 million of amortization of right-of-use, or ROU, operating lease assets. The net cash outflow from changes in operating assets and liabilities was primarily the result of a $4.9 million increase in deferred commissions due to the addition of new customers and expansion of the business, a $0.9 million increase in gross accounts receivable, a $0.8 million increase in prepaid expenses and a $0.9 million decrease in operating lease liabilities. These outflows were offset by a $5.1 million increase in deferred revenue.

Net cash used in operating activities during the nine months ended September 30, 2018 was $12.3 million, which resulted from a net loss of $17.0 million adjusted for non-cash charges of $5.0 million and net cash outflow of $0.4 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $2.9 million of depreciation and intangible asset amortization expense and $1.9 million for amortization of deferred contract acquisition costs, which were primarily commissions. The net cash outflow from changes in operating assets and liabilities was primarily the result of a $4.6 million increase in deferred commissions due to the addition of new customers and expansion of the business, a $1.2 million increase in accounts receivable due to the growth of our business and a $0.8 million increase in prepaid expenses and other assets, which was offset by a $5.8 million increase in deferred revenue.
Net cash used in operating activities during the year ended December 31, 2018 was $17.2 million, which resulted from a net loss of $20.9 million adjusted for non-cash charges of $7.0 million and net cash outflow of $3.3 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $4.0 million of depreciation and intangible asset amortization expense and $2.8 million for amortization of deferred contract acquisition costs, which were primarily commissions. The net cash outflow from changes in operating assets and liabilities was the result of a $7.0 million increase in deferred commissions due to the addition of new customers and expansion of the business, a $4.1 million increase in accounts receivable due to the growth of our business and a $1.2 million increase in prepaid expenses and other assets. These outflows were offset by a $7.2 million increase in deferred revenue and a $1.8 million net increase in accounts payable, accrued expenses and accrued wages and payroll due to growth in our business and higher headcount.
Net cash used in operating activities during the year ended December 31, 2017 was $14.3 million, which resulted from a net loss of $21.9 million adjusted for non-cash charges of $3.2 million and net cash inflow of $4.4 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $1.4 million of depreciation and intangible asset amortization expense, $1.4 million for amortization of deferred contract acquisition costs, which were primarily commissions, and $0.5 million for stock-compensation expense. The net cash inflow from changes in operating assets and liabilities was the result of a $5.4 million increase in deferred revenue, a $3.9 million net increase in accounts payable, accrued expenses, accrued wages and payroll due to growth in our business and higher headcount and a $1.2 million increase in deferred rent. These inflows were offset by a $3.1 million increase in deferred commissions due to the addition of new customers and expansion of the business, a $2.4 million increase in accounts receivable due to the timing of collections and a $0.6 million increase in prepaid expenses.
Investing Activities
Net cash used in investing activities for the nine months ended September 30, 2019 was $0.5 million, which was primarily due to purchases of computer equipment and hardware.
Net cash used in investing activities for the nine months ended September 30, 2018 was $2.0 million, which was primarily due to leasehold improvements of our Chicago office.
Net cash used in investing activities for the year ended December 31, 2018 was $2.1 million, which was primarily due to leasehold improvements of our Chicago office.
Net cash used in investing activities for the year ended December 31, 2017 was $12.5 million, which was due to $11.8 million paid, net of cash acquired, for the acquisition of Simply Measured and $0.7 million of capital expenditures.
Financing Activities
Net cash used in financing activities for the nine months ended September 30, 2019 was $3.3 million, which was the result of $1.8 million in payments related to the employee taxes due as a result of the net settlement of stock-based awards and $1.6 million in payments of deferred costs associated with this offering.

Net cash provided by financing activities for the nine months ended September 30, 2018 was $7.5 million, which was the result of proceeds from borrowings on the line of credit.
Net cash provided by financing activities for the year ended December 31, 2018 was $37.2 million, which was primarily driven by the net proceeds of $40.3 million from the issuance of the Series D preferred stock, offset by net cash payments for borrowings on the line of credit of $3.0 million.
Net cash provided by financing activities for the year ended December 31, 2017 was $3.0 million, which was the result of proceeds from borrowings on the line of credit.
Contractual Obligations
The following table summarizes our non-cancellable contractual obligations as of September 30, 2019.

	Payments Due by Period
	Total	Less Than One Year	1-3 Years	3-5 Years	More Than Five Years
			(in thousands)
Operating lease obligations	$26,803	$3,706	$5,978	$6,234	$10,885
Other purchase obligations(1)	79,449	12,852	44,501	22,096	—
Total	$106,252	$16,558	$50,479	$28,330	$10,885
_________________

(1)	Consists of minimum guaranteed purchase commitments for data and services.
Off-Balance Sheet Arrangements
As of September 30, 2019, we did not have any relationships with any entities or financial partnerships, such as structured finance or special purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements or other purposes.
Recent Accounting Pronouncements
Refer to sections titled “Recently Adopted Accounting Pronouncements” and “Recently Issued Accounting Pronouncements Not Yet Adopted” in Note 1 of the notes to our audited and unaudited condensed consolidated financial statements for more information.
Critical Accounting Policies and Estimates
Our audited consolidated financial statements and unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these audited consolidated financial statements and unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates.
We believe that of our significant accounting policies, which are described in Note 1 to our audited consolidated financial statements and unaudited condensed consolidated financial statements, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our audited consolidated financial condition and results of operations.

Revenue Recognition
We generate revenue from subscriptions to our social media management platform under a software-as-a-service model. Our subscriptions can range from monthly to one-year or multi-year arrangements and are generally non-cancellable during the contractual subscription term. Our customers do not have the right to take possession of the online software solution.
We adopted Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (Topic 606), effective January 1, 2018, utilizing the full retrospective method of adoption. As such, the consolidated financial statements present revenue in accordance with Topic 606 for the periods presented.
We commence revenue recognition when control of these products is transferred to customers in an amount that reflects the consideration we expect to be entitled to in exchange for such products.
We determine revenue recognition through the following steps:

•	identify the contract with a customer;

•	identify the performance obligations in a contract;

•	determination of the transaction price;

•	allocate the transaction price to the performance obligations identified in the contract; and

•	recognize revenue when (or as) performance obligations are satisfied.
We have determined that subscriptions for our online software products are a distinct performance obligation, because the online software product is fully functional once a customer has access. In addition, we sell additional professional services, which are considered a distinct performance obligation, as they are sold separately, and the customer can benefit from the services to make better use of the online product purchased. For contracts containing multiple performance obligations, the transaction price is allocated to each performance obligation based on the relative standalone selling price, or SSP, of the services provided to the customer. We determine the SSP based upon the prices at which we separately sell subscription and various professional services, and based on our overall pricing objectives, taking into consideration market conditions, the value of our contracts, the types of offerings sold, customer demographics and other factors.
Subscription revenue is recognized ratably over the contract terms beginning on the date our product is made available to customers, which typically begins on the commencement date of each contract. Our subscription service arrangements are generally non-cancellable during the contractual subscription term and do not provide for refunds of subscription fees. Professional services revenue is recognized at the time these services are provided to the customer and represent less than 1% of our revenue for the periods presented and is expected to be immaterial for the foreseeable future.
Deferred Revenue
Deferred revenue is recorded upon establishment of unconditional right to payment under non-cancellable contracts for subscription and professional services before transferring the related product or service to a customer. Deferred revenue is recognized to revenue over time as products and professional services are delivered. We generally invoice customers in monthly, quarterly, semi-annual and annual installments. The deferred revenue balance is influenced by several factors, including the compounding effects of renewals, invoice duration, timing and size.
As of December 31, 2018, including amounts already invoiced and amounts contracted but not yet invoiced, $27.1 million of revenue is expected to be recognized from remaining performance obligations, of which 95% is expected to be recognized in the next 12 months, with the remainder expected to be recognized the following year. As of September 30, 2019, including amounts already invoiced and amounts contracted but not yet invoiced, $36.5 million of revenue is expected to be recognized from remaining performance obligations, of which 92% is expected to be recognized in the next 12 months, with the remainder expected to be recognized the following 12 months.
Deferred Sales Commissions
Sales force commissions are considered incremental costs of obtaining a contract with a customer. Sales commissions earned for initial contracts and for expansion of contracts with existing customers are deferred and amortized on a straight-line basis over a period of benefit of three years. We determined the three-year period by taking into consideration the products sold, expected customer life, expected contract renewals, technology life cycle and other factors.
Business Combination and Valuation of Goodwill and Other Acquired Intangible Assets
Upon acquiring a business, we measure acquired identifiable tangible and intangible assets, liabilities and contingent liabilities at their fair values at the date of the acquisition. Goodwill is initially measured at the excess of the aggregate of the consideration transferred over the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date.
The estimation of fair value requires significant judgment and the use of assumptions by management, including estimating future cash flows, selecting discount rates and selecting valuation methodologies. While we believe the assumptions and estimates we have made have been appropriate, they are inherently uncertain and subject to refinement.  During the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. In addition, uncertain tax positions and tax-related valuation allowances are initially established in connection with the business combination as of the acquisition date. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statement of operations and comprehensive loss.
Goodwill
Goodwill consists of the excess purchase price over the fair value of net assets acquired in purchase business combinations. We conduct a test for the impairment of goodwill on at least an annual basis as of October 1st or sooner if indicators of impairment arise. We first assess qualitative factors to determine whether it is more likely than not that goodwill is impaired. As part of the qualitative assessment, we evaluate factors including macroeconomic conditions, industry and market considerations, cost factors and overall financial performance of its reporting units. While the most recent October 1st assessment indicated no impairment, assumptions used in the qualitative assessment are highly sensitive to changes.
If we conclude that it is more likely than not that a reporting unit is impaired or if we elect not to perform the optional qualitative assessment, a quantitative assessment is performed. For the quantitative assessment, the fair value of each reporting unit is compared with the carrying amounts of net assets, including goodwill, related to each reporting unit. We recognize an impairment charge for the amount, if any, by which the carrying amount of a reporting unit exceeds the fair value of the reporting unit.
Stock-Based Compensation
We recognize compensation expense for equity awards based on the grant‐date fair value on a straight-line basis over the remaining requisite service period for the award. We use the Black‐Scholes option pricing model to measure the fair value of the option awards. We set the exercise price at the estimated fair‐market value at the date of the grant and recognize forfeitures as they occur. Our use of the Black-Scholes option pricing model requires the input of highly subjective assumptions. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future.
These assumptions and estimates are as follows:
Fair value—Because our common stock is not publicly traded, we must estimate the fair value of our common stock. Our board of directors considers numerous objective and subjective factors to determine the fair value of our common stock as awards are approved, including utilizing third‐party valuations to assist with the determination of the estimated fair‐market value and common stock price.
Expected dividend yield—The annual rate of dividends is expressed as a dividend yield which is a constant percentage of the stock price. As of the date of this prospectus, we have not paid dividends and do not anticipate paying a cash dividend on common stock in the foreseeable future and, accordingly, use an expected dividend yield of zero.
Expected term—The expected life of an option represents the period of time that an option is expected to be outstanding. The expected term of an award is determined using the simplified method for plain vanilla options, consistent with applicable accounting guidance.
Risk-free rate—The risk‐free interest rate is based on the rate of U.S. treasury securities with maturities consistent with the estimated expected term of the awards.
Expected volatility—As we do not have a trading history of our common stock, there is no historical basis of the stock volatility. Accordingly, the expected volatility is based primarily on the historical volatilities of similar entities’ common stock over the most recent period commensurate with the estimated expected term of the awards.
Restricted Stock Units
At the end of 2015, we began issuing restricted stock units to certain of our employees. The general terms of the restricted stock units require both a service and performance condition to be satisfied prior to vesting. The service condition is satisfied upon the participant’s completion of a required period of continuous service from the vesting start date. The performance condition will be satisfied upon a liquidity event, which would result in recognition of stock-based compensation expense upon the consummation of this offering. In 2019, we issued restricted stock units to certain employees that require a service condition to be satisfied prior to vesting, but that do not require a liquidity event condition to be satisfied prior to vesting.
In connection with the Howard IPO Award, we anticipate recognizing compensation expense upon the achievement of certain company valuation and market capitalization thresholds. If a requisite company valuation threshold under the Howard IPO Award is achieved at the end of the first day of trading of the Company’s Class A common stock following this offering, Mr. Howard will receive a portion or all of the shares contemplated by the Howard IPO Award depending on the valuation threshold achieved, and we would expect to recognize compensation expense of between approximately $3.4 million and $3.9 million in the fourth quarter of 2019.  If the maximum company valuation is not achieved at the end of the first trading day of our Class A common stock following this offering, Mr. Howard will remain eligible to receive additional grants up to the maximum award contemplated by the Howard IPO Award if certain market capitalization thresholds are achieved during the first twenty-four months following this offering, and we will recognize compensation expense in connection with such supplemental grants during the quarter(s) in which such market capitalization thresholds are achieved. We expect that the aggregate compensation expense recognized in connection with the Howard IPO Award will not exceed $10.6 million. For additional information on the Howard IPO Award, see “Executive Compensation—Elements of the Company’s Executive Compensation Program—Equity Compensation.”

Common Stock Valuations
Prior to this offering our common stock was not publicly traded. As such, we were required to estimate the fair value of our common stock. Our board of directors considered numerous objective and subjective factors to determine the fair value of our common stock as awards were approved, including utilizing third‐party valuations to assist with the determination of the estimated fair‐market value and common stock price. Given the absence of a public trading market for our common stock, the valuations of common stock were determined in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, and our board of directors exercised reasonable judgment and considered numerous and subjective factors to determine the best estimate of fair value of our common stock, including the following factors:

•	contemporaneous valuations performed by independent third-party specialists;

•	the prices, rights, preferences and privileges of our redeemable convertible preferred stock relative to those of our common stock;

•	the prices of common or preferred stock sold to third-party investors by us and in secondary transactions or repurchased by us in arms-length transactions;

•	lack of marketability of our common stock;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	our stage of development;

•	likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of our company given prevailing market conditions;

•	the market performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions.
In valuing our common stock, our board of directors determined the equity value of our business using various valuation methods including combinations of income and market approaches with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows were discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar business operations as of each valuation date and adjusted to reflect the risks inherent in our cash flows.
For each valuation, the equity value determined by the income and market approaches was then allocated to the common stock. The Option Pricing Method was selected as the principal equity allocation method. When we had completed or were expecting to complete a preferred equity financing, the terms and pricing of the financing round were included in the analysis used to estimate our value and the value of our common stock.
Application of these approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions affect our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

For valuations after the completion of this offering, our board of directors will determine the fair value of each share of underlying common stock based on the closing price of our common stock as reported on the date of grant. Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.
JOBS Act Accounting Election
We are an “emerging growth company” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that have not made this election. While we have elected to use this extended transition period, to date we have not delayed the adoption of any applicable accounting standards.
Quantitative and Qualitative Disclosures of Market Risk
Interest Rate Risk
We had cash totaling $12.6 million as of September 30, 2019, all of which was invested in money market accounts. Such interest-earning instruments carry a degree of interest rate risk with respect to the interest income generated. Additionally, certain of these cash investments are maintained at balances beyond Federal Deposit Insurance Corporation, or FDIC, coverage limits or are not insured by the FDIC. Accordingly, there may be a risk that we will not recover the full principal of our cash investments. To date, fluctuations in interest income have not been significant. Because these accounts are highly liquid, we do not have material exposure to market risk. Our cash is held for working capital purposes. We do not enter into investments for trading or speculative purposes.
We did not have any outstanding debt under our $30.0 million revolving credit line as of September 30, 2019. The line of credit carries a variable interest rate equal to the greater of (i) 6.0% and (ii) three-quarters of one percent (0.75%) above the prime rate and is available through January 31, 2021. See “—Liquidity and Capital Resources—SVB Credit Facility.”
We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. A hypothetical 10% change in interest rates during any of the periods presented would not have had a material impact on our financial statements.
Foreign Currency Exchange Risk
We are not currently subject to significant foreign currency exchange risk as our U.S. and international sales are predominantly denominated in U.S. dollars. However, we have some foreign currency risk related to a small amount of sales denominated in Canadian dollars. Sales denominated in Canadian dollars reflect the prevailing U.S. dollar exchange rate on the date of invoice for such sales. Decreases in the relative value of the U.S. dollar to the Canadian dollar may negatively affect revenue and other operating results as expressed in U.S. dollars. We do not believe that an immediate ten percent increase or decrease in the relative value of the U.S. dollar to the Canadian dollars would have a material effect on operating results.
We have not engaged in the hedging of foreign currency transactions to date. However, as our international operations expand, our foreign currency exchange risk may increase. If our foreign currency exchange risk increases in the future, we may evaluate the costs and benefits of initiating a foreign currency hedge program in connection with non-U.S. dollar denominated transactions.

BUSINESS
Sprout Social — Powering the Evolution of Customer Experience
With more than 3.4 billion global users consuming and sharing billions of posts per day, social media has fundamentally changed not only marketing but the entire customer experience. Social media is becoming mission-critical to the way organizations reach, engage and understand their target audience and customers.
Sprout Social is a powerful, centralized platform that provides the critical business layer to unlock the massive commercial value of social media. Currently, more than 23,000 customers across 100 countries rely on our platform to reach larger audiences, create stronger relationships with their customers and make better business decisions.
Overview
Sprout Social empowers businesses around the globe to tap into the power and opportunity presented by the shift to social communication. Social media reaches almost half of the world’s population, significantly influences buying behaviors and has changed the way the world communicates. Billions of users are sharing their interests, opinions and values with their social networks every day and are using social media to communicate with and about businesses, organizations and causes on an unprecedented scale. Virtually every aspect of business has been impacted by social media, from marketing, sales and public relations to customer service, product and strategy, creating a need for an entirely new category of software. We offer our customers a centralized, secure and powerful platform to manage this broad, complex channel effectively across their organization.
Introduced in 2011, our cloud software brings together social messaging, data and workflows in a unified system of record, intelligence and action. Operating across major social media networks, including Twitter, Facebook, Instagram, Pinterest, LinkedIn, Google and YouTube, we provide organizations with a centralized platform to effectively manage their social media efforts across stakeholders and business functions.
Our platform is easy-to-use and can be deployed rapidly by new customers without direct engagement from our sales or services teams. In 2018, more than 90% of our new customer revenue resulted from our trials, which allow prospective customers to set up and use our software within minutes and without assistance.
We operate a single code-base without the need for customizations or professional services, allowing us to efficiently scale our platform and quickly react to changes in the market. Relative to our primary competitors, our platform is the top user-rated social media management software across all categories and customer segments according to G2 Crowd, reinforcing our leading market position and brand.
We have proven success in the SMB, Mid-market and Enterprise segments, with balanced revenue and substantial growth in each. We estimate that less than 5% of the 90 million businesses on social media have adopted software solutions to centrally manage their social media efforts, providing a large, nascent opportunity to drive significantly increased market adoption of our solution and continued growth across all customer segments.
We have a highly efficient, product-driven go-to-market strategy that has enabled us to scale rapidly, attracting more than 23,000 current customers from small businesses to global brands as well as marketing agencies and government, non-profit and educational institutions. The strength of our brand and content marketing resulted in more than 9,000 new trials of our software per month on average from January 2018 through September 30, 2019, with more than 95% of those generated through unpaid marketing. The scale of these trials allows us to rapidly test, adapt and optimize our go-to-market approach for sustained growth.
Increased adoption of our platform across functions within an organization also represents a large growth opportunity within our existing customer base. Our platform is licensed on a per-user basis with numerous upsell opportunities through additional users and product modules. As social becomes a critical channel for all aspects of the customer experience, including brand awareness, customer acquisition, retention and reputation management, we expect that our customers will increase adoption of our platform across departments.
With our efficient go-to-market model and 99% of our revenue in 2018 and for the nine months ended September 30, 2019 from software subscriptions, we have experienced strong unit economics across all customer segments as we continue to grow and refine our sales and marketing efforts. Our single code-base also creates a highly scalable and capital-efficient model that enables us to add new customers at little incremental cost.
Our success and innovation are driven by an experienced leadership team and award-winning culture with a reputation for caring deeply about the success of our customers and employees. This strong employer brand allows us to attract and retain high-quality talent and deliver a premium experience for our customers. Glassdoor has recognized us as one of the “Top Places to Work” in 2017 and 2018 and as having a “Highest Rated CEO,” ranking #1 in 2017 and #3 in 2018.
Our strong culture, world-class management team, leading platform and efficient go-to market strategy have led to revenue of $44.8 million and $78.8 million during the years ended December 31, 2017 and 2018, respectively, representing growth of 76% and organic growth of 54%. For the nine months ended September 30, 2018 and 2019, our revenue was $56.5 million and $74.6 million, respectively, representing growth of 32% and organic growth of 47%. Additionally, we have generated over $100 million in total ARR as of September 30, 2019. For more information on how we define and calculate our organic growth rate and total ARR, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics—Total ARR.” We generated net losses of $21.9 million and $20.9 million during the years ended December 31, 2017 and 2018, respectively, and generated net losses of $17.0 million and $21.0 million for the nine months ended September 30, 2018 and 2019, respectively.
Our Industry
Social media began as a way for individuals to connect and share experiences. Networks like Twitter, Facebook, LinkedIn and their predecessors allowed individuals to more easily communicate with friends, family, colleagues and those who shared common interests. As social media grew, savvy businesses recognized its power as a channel to market to consumers at scale. A new form of advertising was born and brands rushed to establish a presence and following on social media as a powerful new way to connect with their customers.
With more than 3.4 billion users and 90 million businesses adopting social media, it has fundamentally changed communication and commerce, and we are just beginning to understand its implications and importance.
We believe social media is simultaneously many things:

•	social media is a facilitator of shared human experiences;

•	social media is shaping our perception of the world around us;

•	social media is driving consumer trends and influencing purchases;

•	social media is shifting power to consumers;

•	social media is holding brands to higher standards;

•	social media is replacing existing communication channels; and

•	social media is an unprecedented source of business intelligence.
While businesses have begun to adapt by establishing a presence on social media and incorporating social media into advertising strategies, we believe the adjustments necessary to remain competitive and relevant amidst this disruption are substantial and require new software solutions, business processes and approaches in every corner of the organization.
Social Media’s Impact on Business
Businesses must face the reality that social media is not simply a place to advertise and post marketing content. Social media has evolved to impact aspects of marketing, public relations, sales, customer relationships, customer service, product feedback, business intelligence and strategy. Social media is not just a new marketing channel, it is a new layer on top of existing business functions and processes:

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Consumer influence has expanded. The ubiquity and ease of social media has enabled a new, public form of casual opinion, observation, endorsement or criticism. Social media has given consumers a powerful, public voice that can reward or penalize organizations. Organizations must listen and respond to this voice.

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The balance of power has shifted from brands to consumers. For as long as media and commerce have existed, brands have largely been in control of their message. Brands determined how and when to communicate with their audience, giving them significant control over their reputation. With the rapid rise of social media, the balance of power has shifted to the consumer. Nearly half of the world’s population is sharing its opinions and values across social media daily, shaping public perception and influencing purchasing decisions at enormous scale.

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Social media is driving trends and purchasing decisions. A significant number of purchasing decisions are originating from, influenced by or transacted through social media. According to Creating Connection, 76% of consumers are more likely to buy from a brand that they are connected with on social media. Additionally, Lyfe Marketing states that consumers report spending 20% to 40% more on brands that have interacted with them on social media.

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Consumer expectations are high. Consumers demand brands be present and responsive across social networks, with more than 80% anticipating a response to a social media message within 24 hours according to Altitude. Author Jay Baer found that 39% of consumers who complain on social media expect a response within one hour and, according to The Sprout Social Index, 23% of consumers have indicated they would boycott a brand after a negative social interaction.

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All aspects of business communication are shifting to social. Billions of conversations that were previously taking place via email or over the telephone are now occurring over social media. Customers are turning to social for customer service, sales inquiries, product feedback and virtually all aspects of the customer experience. Business systems that were built around telephone and email communication cannot adequately address this shift, requiring a new system of record, intelligence and action as well as adjustments to existing technologies and business processes.

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Unprecedented business intelligence. We believe social media provides the largest source of business intelligence that has ever existed. Real-time consumer opinions, market trends, competitive insights, product performance and market research can be measured and analyzed using social data. Business decisions and strategy can be derived and validated more efficiently with data available at a larger scale than ever before.

Challenges Facing Our Target Market
The rapid, global adoption of social media requires a significant shift in business processes and practices across an organization. It requires recalibrating and retooling on the same scale as were mandated by the historical shifts to email and telephone.
There are several challenges facing businesses trying to adapt to this new reality:

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Consumers are forcing adoption. Social media is becoming the default communication channel for consumers in coveted demographics. Consumers are expressing their opinions and talking to and about brands through billions of posts per day. Most organizations are not equipped for this new reality and must adjust their business processes and implement tools to manage this new communication channel.

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The alternative is irrelevance. A failure to solve the challenges posed by the shift to social communication would mean disconnecting from large and growing demographics. Organizations seeking to engage and connect with their audience without utilizing social tools and strategies are at a severe disadvantage.

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The stakes are incredibly high for brands. Social media gives consumers the power to put everything a brand does into the public eye and under a microscope. A misstep on social media is magnified and can lead to boycott or brand erosion overnight. The need for centralized tools with the necessary workflows, security and visibility across an organization has never been more critical. A mistake over email or the telephone is typically isolated to the sender and recipient. A mistake on social is public, permanent and can be catastrophic.

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Social touches every aspect of business. While marketers and advertisers were the early adopters of social media, its impact and importance have spread across the entire organization to customer acquisition, support, retention and growth. Like email and the telephone before it, social is not constrained to a particular business purpose. It touches the entire customer experience and impacts virtually every part of a business.

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Managing social is highly complex. Social media communication and consumption are happening billions of times per day across multiple platforms and formats, requiring businesses to be every place at once. Organizations are forced to manage dozens to hundreds of social profiles, a multitude of public and private conversations and billions of data points in real time. Managing this complex landscape in an efficient, secure and scalable manner is not viable without a centralized platform.

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It is difficult to gather intelligence. Social is one of the largest sources of business intelligence in the world and possesses the ability to answer critical questions and inform strategy. However, most organizations currently lack the tools necessary to access and analyze available data.

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Significant security and compliance concerns exist. Security and privacy issues have dominated the discussion around social media in recent years, leading to increased complexity, risk and regulation. Conforming to these requirements and maintaining security across dozens to hundreds of social profiles on multiple social networks reinforces the need for centralized management.

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Brands need a centralized solution. Managing the complexity of social media and providing a positive customer experience require that all parts of an organization share a single system of record, intelligence and action. For example, a social media message from a customer may require collaborative input and action from multiple departments at once. Without a centralized platform to provide visibility, workflow and coordination across business functions, the customer experience can become disjointed and inconsistent.

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Brands need a centralized solution. Managing the complexity of social media and providing a positive customer experience require that all parts of an organization share a single system of record, intelligence and action. For example, a social media message from a customer may require collaborative input and action from multiple departments at once. Without a centralized platform to provide visibility, workflow and coordination across business functions, the customer experience can become disjointed and inconsistent.

Our Solution
Our powerful, easy-to-use platform enables customers to manage the complexities of social media across their entire organization. Our relationships with Twitter, Facebook, Instagram, Pinterest, LinkedIn and Google, among others, allow us to build robust solutions that meet today’s business needs while maintaining our focus on innovation as the market evolves.
Our relentless focus on customer relationships and building the highest-quality products have made our platform the highest customer-rated product in every category and customer segment relative to our primary competitors according to G2 Crowd.
The key benefits of our solution include:

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Comprehensive, all-in-one solution. Our platform brings every aspect of the social experience together into a single, elegant and robust solution. From engagement, publishing, and reporting and analytics to reputation management, business intelligence, advocacy, and workflow and collaboration, our customers can manage their entire social experience seamlessly and more effectively through a single pane of glass. As a result, our customers currently spend an average of more than four hours every day on our platform.

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Single platform for the entire organization. Our platform delivers a compelling experience by enabling users across all functions and use-cases to work side-by-side. Rather than isolating these use-cases and toolsets, we have brought them together seamlessly through a centralized solution to drive visibility and collaboration across the entire organization.

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Easy to deploy and use. As the impact of social media spreads further across organizations, ease of deployment and usability are critical. With no professional services or customizations required, a typical customer is fully operational within minutes of starting their trial. Our powerful platform is designed to be easy to use so that it can be rapidly adopted and leveraged by novice users while also having the robust capabilities needed by the most demanding enterprise users. Our solution enables seamless collaboration across departments and is consistently rated the easiest-to-use social media management software available amongst our primary competitors.

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Purpose-built to handle the velocity of social. We have the ability to quickly adapt as the market changes because all of our customers are served from a single code-base. We can deploy a change in minutes for the benefit of our over 23,000 current customers to address changes in network functions, expanded capabilities and evolving compliance requirements. We remove this burden from our customers while continuing to drive innovation with constant enhancements across our platform.

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Democratizing business intelligence. When businesses have access to better information, everyone benefits. Our platform harnesses and delivers the power of vast business intelligence across the organization where it can be translated into value and innovation. Our customers have immediate access to social analytics, competitive insights, peer benchmarking, market research and consumer trend information. Combining and benchmarking billions of data points, we help our customers measure their performance, identify opportunities for improvement and understand how their brands should evolve.

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Proven scale, reliability and security . With over 23,000 current customers, more than 420,000 social profiles managed, 450 million messages sent per day and hundreds of millions of pieces of content ingested daily, our platform and architecture have the massive scale needed to deliver exceptional performance and reliability, as well as visibility into trends that can indicate where our market is headed. We have the robust security and compliance tools needed to be successful in a rapidly changing market. Our customers also enjoy 99.98% uptime and we have the highest security rating among our primary competitors, according to SecurityScorecard.

Our Competitive Strengths
The competitive strengths of our platform include:

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Product-led platform. We organically built the core capabilities of our platform, allowing us to maintain our high-quality standards and a seamless customer experience. Recognizing that using our product is often the first experience our prospective customers have with Sprout, our focus from inception has been to build elegant, powerful and easy-to-use products. Further, our proprietary single code-base allows us to adapt and update our products quickly as social platforms evolve.

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Market leadership and premium brand. Our solution is highly regarded and recognized in the industry. Our robust content marketing engine delivers thought leadership to all decision makers in the buying process, from practitioners to executives. As a result of our strong brand and reputation for quality and service, we generated more than 80% of our revenue from new customers in 2018 from unpaid channels.

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Diverse customer base with a highly efficient go-to-market strategy. We successfully serve a large number of customers across industry and customer segments. With our self-serve, inside and field sales strategies, we efficiently provide each customer segment with an exceptional experience and efficient scalability.

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Minimal time to value. Our unified code-base and efficient sales strategy allow us to deliver the product to each customer quickly and seamlessly. Within minutes of requesting our products, our customers can implement our platform across their organizations.

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Massive and growing dataset. With an average of more than 9,000 new trials per month from January 2018 through September 30, 2019, and over 23,000 current customers and billions of data points, we are able to harness massive amounts of feedback to optimize our products rapidly and in real-time, benefiting our platform by enabling us to understand the key features and products that are important to our customers and create compelling user experiences.

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Network relationships. We have built strong relationships with major social media networks, including Twitter, Facebook, Instagram, Pinterest, LinkedIn and Google, among others. We work together closely with these networks to address the evolving needs of our customers and to bring new ideas and innovation to market.

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Superior customer service. We offer live customer support to each customer regardless of spend and customer success has always been deeply rooted in our DNA. As a result, we have the highest-rated customer support of any platform in the industry according to G2 Crowd when compared to our primary competitors.

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World-class leadership team and culture. Our success is possible because of our award-winning culture, which allows us to attract and retain top talent. We have a deep commitment to our people and our customers that compounds our competitive advantages as we continue to grow.

Our Culture
A company is only as good as its people. At Sprout, culture is not a buzzword, it is a business strategy. We do not view it as a set of perks but rather an intentional approach to our employees, customers and communities. We believe our culture serves as a strong competitive advantage, allowing us to build the kind of company that can truly lead a market, adapt and continue to innovate for our customers. We believe our ability to execute on our growth strategy is directly related to our award-winning culture with a reputation for caring deeply about our customers and our employees, as evidenced by our top user rating on G2 Crowd and 4.8 rating and 99% CEO approval rating on Glassdoor.
Glassdoor has recognized us as one of the “Top Places to Work” in 2017 and 2018 and as having a “Highest Rated CEO,” ranking #1 in 2017 and #3 in 2018. This strong employer brand allows us to continue to attract high-quality talent and deliver a premium experience for our customers. Our culture is centered on seven core values:

•	Care deeply. We genuinely and deeply care about our customers, people, communities and families. We cannot serve one of these groups without serving them all well.

•	Embrace accountability. We are accountable as individuals and as an organization, and celebrate our wins and our failures with equal appreciation.

•	Champion diversity, equity and inclusion. Our success comes from our diverse and talented people with varied perspectives who can be their whole selves in an equitable and inclusive environment.

•	Promote open, authentic communication. Our business was built on the idea that open communication moves the world forward.

•	Seek simplicity. We strive to make our products, our processes, our policies and our operations as free from complexity as possible, allowing us the ability to grow, adapt and thrive.

•	Solve hard problems. We solve hard problems in thoughtful, elegant ways to provide remarkable experiences for our customers and team.

•	Celebrate change. Our industry was created from a transformative shift in the way people communicate. We are a company that sees thoughtful change as an opportunity rather than a burden.
The alignment of our values and shared goals allows us to move quickly in a space that is constantly evolving.
Our Market Opportunity
Due to social media’s rapidly growing and strategic importance, we believe all organizations of adequate scale around the globe would benefit from using a social media management solution to engage with their consumers and drive insights from social data. We also believe our platform addresses this significant capability gap, serving what we refer to as the social media management market.
We estimate that, based on our current average customer spending levels, the annual potential market opportunity for our solution is currently $13 billion in the United States and, with approximately 30% of our revenue coming from customers outside of the United States in 2018, we believe the opportunity internationally is at least as large. We also believe there is a significant opportunity to expand the use of our platform across our customers’ organizations and increase our average customer spending levels. If we assume spending levels reach the average for the top 10% of our current customers in each segment, our annual potential market opportunity increases to an estimated $51 billion in the United States.
We calculated these estimates using the number of SMBs, Mid-market companies and Enterprises in the United States, based on information published by IDC. We then multiplied the total number of companies in each segment by, as applicable, our average annualized contract value per customer or the top 10% of our average annualized contract value per customer for companies, in each case, in the applicable segment. The average annualized contract value per customer for each segment is calculated using internal company data of actual customer spend.
Our Growth Strategies
We intend to capitalize on our large market opportunity with the following key growth strategies:

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Acquire new customers.  We believe there is a substantial opportunity to increase adoption of our solution. We have experienced strong organic new customer growth due to low-friction, self-serve onboarding that allows us to acquire customers with relatively low sales and marketing investment. We intend to aggressively pursue new customers with increasing efficiency in our go-to-market approach while expanding our sales capacity. Although many new customers adopt our solution during their first engagement with us, we intend to drive higher conversion of our more than 9,000 new trials per month on average through various sales, marketing and product initiatives as one component of our customer acquisition strategy.

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Further penetrate our existing customer base. We believe we can achieve significant organic growth by expanding penetration of our existing customer base with the addition of new users, new add-on products and new use-cases for our platform. For example, annual contract values have grown 137% over the past three years through 2018, and increased on average more than six times for customers who have adopted our new Listening product, which was introduced in October 2018 and represents $9.2 million of total ARR as of September 30, 2019. As social media drives businesses to evolve their strategies holistically across customer service and support, corporate communications, product development and recruiting and training, we believe that we have a significant opportunity to increase our sales further into, and outside of, the marketing business unit.

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Continue to innovate and develop new products. We are focused on investing in research and development to continue to enhance our platform and release new features and we have one of the largest independent datasets of consumer social media presence. As we make this investment, we expect to develop new products leveraging our valuable dataset and broadening our offerings, while expanding into adjacent markets within our customer base, as evidenced by the recent launch of our Reputation Management product that reached over 1,000 customers in its first month.

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Expand into international markets. We are still early in the global adoption curve for social media solutions, which presents a large opportunity to capture market share in an underserved and growing market. As we invest in acquiring new customers, we expect to continue to develop our presence in international markets, such as Europe, Australia and New Zealand, to address this large opportunity. For example, we recently opened an office in Dublin, Ireland to better serve the EMEA market, and we have sales representatives in Canada, the United Kingdom, Singapore, India and Australia.
Our Platform
Social media has created significant opportunities for businesses to reach, acquire, retain and connect with their customers. It has also introduced a high level of complexity and the need for a centralized platform to manage these efforts across the organization. Our platform brings all of the necessary tools together for organizations to expertly and efficiently manage this new channel and create compelling experiences for their audience.
Our powerful, easy-to-use cloud platform allows organizations of all sizes to create stronger relationships through social media, create and publish effective content, measure and improve performance and better understand their markets and customers.
We provide robust and fully integrated tools across a variety of functions:

•	Social Engagement / Response;

•	Publishing;

•	Reporting and Analytics;

•	Social Listening and Business Intelligence;

•	Reputation Management;

•	Employee Advocacy; and

•	Automation and Workflows.
These tools serve a broad range of use-cases within our customers’ organizations including:

•	Social and Community Management;

•	Public Relations;

•	Marketing;

•	Customer Service;

•	Sales and Customer Acquisition;

•	Recruiting and Hiring;

•	Product Development; and

•	Business Strategy.
Ease of Use / Implementation
Our platform does not require long deployment and implementation cycles, or high services costs to maintain. Our customers can be up and running in a matter of minutes, which serves as one of our key competitive advantages. We believe our product is the industry standard for product quality, design and user experience, taking the complexity of social and putting it in one simple platform so our customers can focus on growing their business.
Moving at the Pace of Social
Keeping pace with the evolution of social networks alongside our customers’ usage is a prerequisite for our success. We believe our competitive advantage is partly due to the relationships we have built with the social networks over the past nine years. These relationships have enabled us to actively collaborate in lockstep with their respective product and engineering teams to roll out new features for our customers.
Components of our Platform
Engagement: managing social media conversations
Social media messaging has taken the place of telephone and email for many customer and business interactions. Our engagement tools allow our customers to efficiently and effectively receive and respond to messages across social platforms and provide the collaboration and visibility necessary to create seamless customer experiences across the organization.

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Smart inbox. We bring public and private messages from across social networks and profiles into a single, unified inbox. This allows our customers to centralize interactions with their audiences and customers and provides the necessary tools and workflows to deliver seamless customer experiences.

•	Social CRM. When interacting across social channels, context is important. We provide historical conversations, notes and user information in-line to ensure responses are relevant and productive.

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Social monitoring and alerts. In addition to messages sent to our customers, our platform also captures messages relating to our customers, for awareness and response when needed. We also provide an alerts engine to notify our customers when critical messages are received.

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Customer service tools. Many of the messages received through social media are customer service related. We provide tools to route and assign messages, and to measure the performance of our customer’s customer service efforts through social media.

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Automation. We provide our customers the ability to automate alerts and categorization of messages, as well as a bot-builder technology that can automate high-volume customer conversations in private social channels.

Publishing: plan and publish effective content
Publishing effective, compelling content on social media is critical to growing an audience and keeping them engaged. We provide the tools necessary to plan, create and publish content to reach the right audience, with the right message at the right time.

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Centralized content planning, creation and publishing. We enable customers to create text and multimedia content to be sent across multiple social networks using an intuitive publishing interface, as well as a shared publishing calendar and campaign organization for collaboration across teams and departments.

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Automated scheduling. Our platform allows content to be scheduled across social networks immediately or at specific dates and times. Content can also be drafted, added to an automated queue or sent using our patented Viralpost technology for optimal reach. Viralpost uses machine learning to determine the best times to reach a customer’s most engaged audience.

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Content performance reporting. We provide reporting and analytics on the performance of content and campaigns to help our customers better understand their performance and increase the effectiveness of their publishing efforts.

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Suggested content. We help customers identify compelling content to share with their audience based on global trends. We surface content such as posts that have been shared widely across major social networks so that customers can better understand what content is resonating with their audiences.

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Message approval workflows. Publishing content to social media often requires approvals from within an organization. We provide the workflows to obtain these approvals from single or multiple parties prior to posting to social media.

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Publishing permissions & governance. Maintaining control over social media publishing permissions and records of publishing activity is critical for security and compliance. Our granular permissions allow customers to grant access as needed without sharing critical social profile credentials and records all publishing and approval activity.

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Content and asset libraries. Social media content and campaigns are often shared and repurposed across an organization. We provide libraries for shared content and assets that can be used across teams, locations or departments.

Analytics: measure and improve your social media performance
Our reporting suite helps our customers drive strategic decision making across their business with access to rich social data and analytics. We provide them the tools to measure their effectiveness and productivity, benchmark against peers, measure content performance and business impact, and gain insights on areas of improvement.

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Comprehensive social media reporting. Our customers can measure and analyze their performance across Twitter, Facebook, Instagram, Pinterest and LinkedIn through rich experiences designed to extract actionable insights from data. Reporting can be done across networks, analyzing paid and organic performance compared to historic and peer or competitor performance.

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Content performance reporting. Measuring the effectiveness, reach and reaction to published content allows our customers to optimize their social publishing efforts to drive incremental value for their audiences.

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Customer service and team reporting. Customer service conducted through social media requires rapid response and resolution. Our service- and support-focused reports allow our customers to understand their response rates and times, measure team member activity, measure net promoter scores and benchmark against peers.

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Custom report builder. In addition to our presentation-ready reports, customers can customize reports to meet their needs, and export those reports in several formats to share with peers and stakeholders across their business.

•	Reporting API. Data provided in our reporting suite can be delivered via API for integration with existing business intelligence tools.

Social Listening: business intelligence at scale
Every day, hundreds of millions of data points are created across social networks that contain information that can help businesses better understand their markets, their customers and their competition. We provide affordable, powerful and approachable tools to access this rich data in order to make better business decisions. Social data is a real-time focus group at a global scale.

•	Market research. We provide dynamic visualizations of historical and real-time analysis of our customer’s social data so they can extract actionable insights and make better business decisions.

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Brand health. Our customers can monitor their brand’s general health, analyze campaign performance and gain visibility into consumer needs and sentiment drivers to help them understand and improve their brand performance.

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Competitive insights. Our customers can identify opportunities to differentiate their brand, products and services through competitor comparison, sentiment research and share of voice analysis. This helps them to keep ahead of their competition.

•	Consumer trends. We provide a cross-channel conversational analysis to help our customers uncover emerging trends and identify influencers to fine-tune campaigns to strengthen market positioning.

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Product feedback. Social conversations often point to product related feedback. Our customers can leverage these consumer insights to upgrade their customer experiences and refine products and services.

Additional features:
As social media use expands throughout our customers’ organizations, their use-cases and needs expand. We respond to these increasing demands by continuously enhancing our platform and expanding our offering.

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Reputation management. Brand reputations are being shaped by social media and customer review sites. We provide customers a seamless, integrated solution to manage their reputation across review sites and social media.

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Employee advocacy. An organization’s employees are highly trusted by their followers and can extend a brand’s reach on social media. Our advocacy solutions allow our customers to distribute pre-approved content to their team to facilitate sharing across the individual’s social network.

•	Mobile applications. Social media is 24/7 and extends well beyond the work day. Our mobile applications give our customers access to our platform on any current Android or iOS device.

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Chat bot creation and management. To manage high volumes of customer messaging, we provide our customers with an intuitive interface to build and deploy chat experiences to help their audience get the information they need quickly and efficiently.

Pricing
Following an initial 30-day free trial, our subscription-based model allows our customers to choose a core plan based on their needs and license the platform on a per user per month basis.
Here is how it works:

1.	Customers choose a core plan and license the platform per-user.

2.	Customers add users, social profiles and use-cases, which increases spend.

3.	Customers add product modules (e.g., Listening) for an additional monthly rate depending on their needs.
Customers
We have a highly diverse base of over 23,000 current customers across SMBs, Mid-market companies, Enterprises and marketing agencies, as well as government, non-profit and educational institutions.
Customer Case Studies
DonorsChoose.org
Challenge:
Founded in 2000 by a high school teacher in the Bronx, DonorsChoose.org is a non-profit organization that allows individuals to donate directly to public school classroom projects. Prior to using Sprout, DonorsChoose.org received attention across social media networks from celebrities and influential organizations who supported their mission, but struggled to find a way to effectively stay on top of and engage in these conversations.
Solution:
A Sprout customer since 2016, DonorsChoose.org leverages our platform to increase the awareness of the needs of classrooms and teachers who need help and to more efficiently connect with influencers who promote their brand. While they are a well-known non-profit organization, DonorsChoose.org had limited resources to allocate to social media, making efficiency critical to their success. Their team uses certain features like our Smart Inbox to more effectively establish direct connections with potential donors and relies heavily on our reporting suite to focus on the types of messages that matter most to their audience. They also leverage these tools to keep a pulse on channel health and overall engagement. The DonorsChoose.org team saw a 51% increase in Twitter impressions in 2018 compared to 2017 and simultaneously increased their overall engagement by 104% by leveraging our tools.
Trek
Challenge:
Trek is a leading bicycle and cycling product manufacturer and distributor. With significant consumer interest, Trek was looking to establish a consistent global brand with compelling messages, standardize their measurement tools and identify the type of content and campaigns that resonated most with their consumers across social media networks and regions.

Solution:
A Sprout customer since 2014, Trek uses our platform to streamline publishing and scheduling of content while utilizing our collaboration tools to share and gain better oversight into brand initiatives across their markets. Our solution allows Trek to easily create, organize, edit and publish assets from one centralized location, driving an 82% increase in engagement per post. Our platform also provides Trek one unified stream in order to proactively reach out to and consistently interact with their audience to facilitate efficient collaboration across teams and effective community management. In addition, Trek utilizes our Analytics and Listening products to understand the conversation within specific campaign initiatives in order to benchmark their business and social media goals. From December 2018 through May 2019, Trek saw a 59% increase in total social messages received, a 112% increase in followers and a 1,002% increase in total social media engagement.
Zendesk
Challenge:
Zendesk is a leading customer service and engagement platform. Prior to using our platform, Zendesk was seeking to more effectively engage with their consumers across social media networks and expand their reach and boost their brand presence on social.
Solution:
A Sprout customer since 2013, Zendesk utilizes our all-in-one solution for social media engagement, publishing, reporting and analytics and employee advocacy. By using our engagement features, Zendesk has been able to increase the number of customers they interact with on social media by more efficiently responding to messages in a timely manner. The Zendesk social media team also uses our reporting and analytics tools to track clicks and engagements on their social media posts to measure the effectiveness of content types for future planning. Zendesk started using our advocacy tool in October 2015 and is currently licensing over 300 advocacy users. As a result of Zendesk's increased focus on content and advocacy, they have driven up their monthly social media engagement by over 240% year over year.
Zillow
Challenge:
Zillow is a leading online real estate and rental portal serving the full lifecycle of shopping for, selling, owning and living in a home. Prior to adopting our platform, Zillow was in need of social media management software solutions that provided seamless implementation and quality support, allowing them to effectively engage with their customers quickly and easily and identify underlying social media trends.
Solution:
Zillow began as a Simply Measured customer in 2014 and continued as a Sprout customer following our acquisition of Simply Measured in 2017. Zillow's social team relies on our platform to manage their social presence across their more than 45 social media profiles. Zillow’s team utilizes our solution every day to publish content, manage customer issues, analyze social data and listen for trends across social networks. Attracted to how intuitive and easy it is to use our platform, Zillow expanded their use of our solution from a small inbound publishing footprint for their Trulia brand to managing their entire social media strategy across all of their brands, scaling their spend approximately nine times in five years.

Sales and Marketing
Our go-to-market approach is driven by the effectiveness and innovation of our platform and unpaid customer demand. Our model is focused on a product driven strategy, where potential customers are led to our website and sign up for a free trial of our products. A subscription is designed to be easily purchased. A substantial number of our customers subscribe without any interaction from our sales team. This approach allows us to cost-effectively drive strong lead generation, upgrade free trials to paying customers and achieve growth of our platform within organizations of all sizes. We make our products available for free online trials, which facilitates rapid and widespread adoption of our software. As an organization realizes the strength of our platform, adoption of our products increases across the organization. Our product is effective for nearly every part of an organization and the adoption of our platform spreads across departments through word of mouth.
Our marketing team is focused on generating awareness of our social media management platform and on inbound marketing, attracting an average of over 9,000 new trials per month over the last 12 months through our industry leading blog and other social content, including our own large social media following. Of these trials, more than 95% are generated from unpaid marketing, allowing us to rapidly test, adapt and optimize our go-to-market approach for sustained growth.
As of September 30, 2019, our sales and marketing department had 286 employees. Our sales and marketing expenses were $25.2 million and $36.0 million for the years ended December 31, 2017 and 2018, respectively, and $26.7 million and $34.1 million for the nine months ended September 30, 2018 and 2019, respectively.
Customer Service
Our global support team provides support to all of our customers, regardless of spend or segment, in the channel they prefer. Customer success has always been deeply rooted in our DNA and we have been intentional with our focus on delivering an exceptional level of quality service to our customers. As a result, we have the highest-rated customer support according to G2 Crowd when compared to our primary competitors.
We provide 24/5 support through email, telephone, chat and social media and weekend support through email and social. We also offer support in English, Spanish, Portuguese and French to our global customer base.
As of September 30, 2019, our customer service department had 38 employees.
Research and Development
We have a proven research and development team that rapidly delivers high-quality products, which has driven our customer growth. Our ability to lead in the social media management market depends on our introduction of new products and continuing to improve our current offerings. We work diligently to respond to our customers’ needs to create the best user experience possible.
Our research and development team is responsible for the design, development and testing of our products. We invest substantial resources in research and development to drive our technology innovation and bring new products to the market. As of September 30, 2019, our research and development department had 146 employees. Our research and development expenses were $16.7 million and $25.4 million for the years ended December 31, 2017 and 2018, respectively, and $19.0 million and $19.1 million for the nine months ended September 30, 2018 and 2019, respectively.

Competition
There are a number of established and emerging competitors in the social media management software market. The market is highly fragmented, rapidly evolving and highly competitive, with relatively low barriers to entry. We consider the competitive differentiators in our market to be:

•	all-in-one platform;

•	scalability of the platform;

•	ease of use and reliability; and

•	cost to deploy and run the platform.
We believe we compete favorably on all of these factors.
We primarily face competition from other social media management companies such as Sprinklr, Spredfast and Hootsuite, as well as a range of independent point solutions. In order to compete, we work tirelessly to innovate and improve our products, while at the same time, preserving our unique culture.
Simply Measured Acquisition
On December 5, 2017, we entered into a stock purchase agreement to acquire all the shares of Simply Measured, for a total purchase price of $12.6 million. Simply Measured provided a web-based social media analytics platform. We acquired Simply Measured to expand our footprint within the consumer insights market by integrating certain aspects of Simply Measured’s technology into our existing platform, which contributed to a purchase price in excess of net tangible and intangible assets acquired. Legacy Simply Measured products were not integrated into our platform following the acquisition. However, a small number of legacy Simply Measured customers have continued to access these legacy products and may continue to do so for a limited period in the future as we continue to transition those customers to other Sprout products.
Intellectual Property
We rely on a combination of patent, trade secret, copyright and trademark laws, a variety of contractual arrangements, such as license agreements, assignment agreements, confidentiality and non-disclosure agreements, and confidentiality procedures and technical measures to gain rights to and protect the intellectual property used in our business.
We have two issued U.S. patents, a third U.S. patent that is expected to be issued in December 2019 pending final processing and two U.S. patent applications pending. We also have one pending European patent application. We intend to pursue additional patent protection to the extent we believe it would be beneficial and cost-effective.
We actively pursue registration of our trademarks, logos, service marks and domain names in the United States and in other key jurisdictions. We are the registered holder of a variety of U.S. and international domain names that include the term “Sprout Social” and similar variations. We also own numerous trademarks, trade names, service marks, logos and design marks, including SPROUT SOCIAL.
In addition to our registered intellectual property, we rely on trade secrets and confidential information to develop and maintain our competitive position. We seek to protect our trade secrets and confidential information through a variety of methods, including confidentiality agreements with employees and third parties who may have access to our proprietary information. We also require most employees to sign agreements, pursuant to which such they assign to us any inventions, developments and other technology generated by them on our behalf.

Accordingly, while we believe our intellectual property is sufficiently protected, the failure to obtain or the loss of some of these rights could have an adverse effect on our business, financial condition and results of operations. We protect and enforce our intellectual property rights, including through litigation as necessary. See “Risk Factors—Risks Related to our Business and Industry—Any failure to protect our intellectual property rights could impair our business.”
Regulatory Considerations
The legal environment of Internet-based businesses is evolving rapidly in the United States and elsewhere. The manner in which existing laws and regulations are applied in this environment, and how they will relate to our business in particular, both in the United States and internationally, is often unclear. For example, we sometimes cannot be certain which laws will be deemed applicable to us given the global nature of our business, including with respect to such topics as data privacy and security, pricing, credit card fraud, advertising, taxation, content regulation and intellectual property ownership and infringement.
Our customers, and those with whom they communicate using our platform, upload and store data onto our platform, generally without any restrictions imposed by us. This presents legal challenges to our business and operations, such as rights of privacy or intellectual property rights related to the content loaded onto our platform. Both in the United States and internationally, we must monitor and comply with a host of legal concerns regarding the data stored and processed on our platform as well as the operation of our business. These laws include, without limitation, the following:
Data Privacy and Security Laws
Data privacy, data protection and information security with respect to the collection, storage, use, retention and deletion of personally identifiable information continues to be the focus of worldwide legislation and regulation. We are subject to data privacy and security regulation by data protection authorities in countries throughout the world, by the U.S. federal government and by the states in which we conduct our business.
In the EU, the General Data Protection Regulation, or GDPR, which came into effect in May 2018, imposes stringent privacy, data protection and information security requirements, which include expanded requirements to disclose to data subjects how their personal data is used and increased rights for data subjects to access, control and delete their personal data. In addition, there are mandatory data breach notification requirements and significantly increased penalties of the greater of €20 million or 4% of global turnover for the preceding financial year.
Following a referendum in June 2016 in which voters in the United Kingdom approved an exit from the EU, the United Kingdom government has initiated a process to leave the EU, known as Brexit. Brexit has created uncertainty with regard to the regulation of data protection in the United Kingdom. In particular, although the United Kingdom enacted a Data Protection Act in May 2018 that is designed to be consistent with the GDPR, uncertainty remains regarding how data transfers to and from the United Kingdom will be regulated. We rely on certain frameworks to transfer data. We are self-certified under the U.S.-EU and U.S.-Swiss Privacy Shield Frameworks with regard to our transfer of certain personal data from the EU and Switzerland to the United States, and some regulatory uncertainty remains surrounding the future of data transfers from the EU and Switzerland to the United States pursuant to this Framework.
In the United States, we are subject to Federal and state laws and regulations regarding privacy and information security. California also recently enacted legislation, the California Consumer Privacy Act of 2018, or CCPA, that will afford consumers expanded privacy protections when it goes into effect on January 1, 2020. The CCPA implanting regulations have not been finalized, but the legislation will require modification of our data processing practices and policies in order to address the expanded rights the CCPA provides to California residents, including rights to access and require deletion of their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA also provides for civil penalties for violations, as well as a private right of action for data breaches that may increase data breach litigation. There are also a number of other pending U.S. state privacy laws that contain similar, but potentially stricter and conflicting, obligations to the CCPA. These laws, if enacted, may require material alteration of our internal procedures and could potentially limit the ability of data providers or our customers to provide certain personal information to us that is necessary for our business operations.
In recent years, there have been a number of well-publicized data breaches involving the improper use and disclosure of individuals’ personal information of individuals. Many governing authorities have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and public officials, or amending existing laws to expand compliance obligations.
In addition, certain laws and regulations that protect the collection, use and disclosure of particular types of data may hinder our ability to provide services to customers and potential customers subjected to such laws. For example, rules under the Health Insurance Portability and Accountability Act of 1996 governing the collection, use and disclosure of certain health information impose specific data protection obligations on any organization providing services covered organizations. As another example, the Gramm-Leach-Bliley Act of 1999 imposes specific obligations on companies that process certain financial data on behalf of covered entities. We do not currently certify that our platform complies with these regulations. In order to compete in such highly regulated markets, we will have to invest in additional resources, establish processes and introduce additional measures to satisfy regulatory requirements applicable to companies serving such covered entities.
Copyrights
U.S. and international copyright and trademark laws protect the rights of third parties from infringement of their intellectual property. Our customers and those with whom they communicate on our platform can generally use our platform to upload and present a wide variety of content. We maintain a copyright infringement policy and respond to takedown requests by third-party intellectual property right owners that might result from content uploaded to our platform. As our business expands to other countries, we must also respond to regional and country-specific intellectual property considerations, including takedown and cease-and-desist notices in foreign languages, and we must build infrastructure to support these processes. The Digital Millennium Copyright Act, or DMCA, also applies to our business. This statute provides relief for claims of circumvention of copyright-protected technologies but includes a safe harbor that is intended to reduce the liability of online service providers for listing or linking to third-party websites or hosting content that infringes copyrights of others. The copyright infringement policies that we have implemented for our platform are intended to satisfy the DMCA safe harbor.
Employees
As of September 30, 2019, we had a total of 610 full-time employees, including 61 employees located outside the United States. None of our employees are represented by a labor union. We have not experienced any work stoppages, and we consider our relations with our employees to be good.
Facilities
We do not own any real property. Our corporate headquarters are located in Chicago, Illinois, where we lease approximately 128,000 square feet of space pursuant to a lease that expires in 2028. In addition, we maintain a lease in Seattle, Washington.

Legal Proceedings
From time to time, we are involved in various legal proceedings arising from the normal course of business. We are not currently a party to any material pending legal proceedings.

MANAGEMENT
The following table provides information regarding our executive officers and members of our board of directors (ages as of the date of this prospectus):

Name	Age	Position(s)
Justyn Howard	40	Chief Executive Officer and President, Director
Aaron Rankin	37	Chief Technology Officer, Director
Joe Del Preto	44	Chief Financial Officer and Treasurer
Ryan Barretto	40	Senior Vice President, Global Sales
Jamie Gilpin	40	Chief Marketing Officer
Peter Barris	68	Director
Steven Collins	54	Director
Jason Kreuziger	39	Director
Karen Walker	58	Director
Executive Officers
Justyn Howard. Mr. Howard co-founded Sprout Social and has served as our Chief Executive Officer and President and as a member of our board of directors since April 2010. Mr. Howard has won a number of awards and honors as our Chief Executive Officer, including recognition in Glassdoor’s “Highest Rated CEOs” in 2018 and 2017, where he was ranked No. 3 and No. 1, respectively, for U.S. companies with less than 1,000 employees, winning Built in Chicago’s Moxie Awards CEO of the Year for 2017, and Crain’s Chicago 40 under 40 in the class of 2014. Prior to founding Sprout Social, Mr. Howard held Enterprise Sales roles for Saas Learning Management provider Learn.com. As our founding CEO, our board of directors believes that Mr. Howard’s in-depth knowledge and leadership provide him with the qualifications and skills to serve on our board of directors.
Aaron Rankin. Mr. Rankin co-founded Sprout Social and has served as our Chief Technology Officer and as a member of our board of directors since April 2010. Prior to founding Sprout Social, Mr. Rankin was a software engineer at Endeca Technologies, Inc. from August 2006 until February 2010 and was an IT Architect at IBM Corporation from August 2004 until August 2006. Mr. Rankin holds Bachelor’s and Master’s degrees in Information Systems from Carnegie Mellon University. Our board of directors believes that Mr. Rankin’s in-depth knowledge of our business from serving as one of our founders and as Chief Technology Officer provides him with the qualifications and skills to serve on our board of directors.
Joe Del Preto. Mr. Del Preto has served as our Chief Financial Officer and Treasurer since July 2017. Prior to joining Sprout Social, Mr. Del Preto was the Global Controller for Groupon, Inc. from September 2012 until July 2017. Prior to Groupon, Inc., Mr. Del Preto served as Vice President of Finance of Echo Global Logistics Inc., and Mr. Del Preto began his career at PricewaterhouseCoopers LLP. Mr. Del Preto holds a Bachelor’s degree in Accounting from the University of Indiana, Bloomington and is a Certified Public Accountant.
Ryan Barretto. Mr. Barretto has served as our Senior Vice President, Global Sales since July 2016. Prior to joining Sprout Social, Mr. Barretto was the Vice President of Global Sales, Pardot for Salesforce.com, Inc. from November 2014 to June 2016 and the Area Vice President, Commercial Sales for Salesforce.com, Inc. from February 2012 to October 2014. Mr. Barretto holds a Bachelor’s degree in Business Administration from Wilfrid Laurier University and a Master’s degree in International Marketing from the University of Strathclyde.
Jamie Gilpin. Ms. Gilpin has served as our Chief Marketing Officer since April 2018. Prior to joining Sprout Social, Ms. Gilpin was the Chief Marketing Officer for Envoy Global Inc. from September 2015 to April 2018. Prior to that, Ms. Gilpin held a variety of roles at CareerBuilder, LLC. Ms. Gilpin holds a

Bachelor’s degree in Public Relations from Florida State University and a Master’s degree in Business Administration from the Northwestern University Kellogg School of Management.
Non-Employee Directors
Peter Barris has served as a member of our board of directors since February 2011. Mr. Barris joined NEA in 1992, and from 1999 through 2017, Mr. Barris was the Managing General Partner of NEA, where he specialized in information technology investing. Since 2017, Mr. Barris has been the Chairman and General Partner of NEA. Mr. Barris has served on the board of directors of Groupon, Inc. from January 2008 to the present and also serves on the board of directors of several private companies, including Berkshire Grey, Inc., Catalytic, Inc., NextNav Holdings, LLC, Tamr, Inc., Tempus Labs, Inc., ThreatQuotient, Inc., Upskill, Inc. and ZeroFox, Inc. In addition, Mr. Barris is a Vice Chairman of the Board of Trustees of Northwestern University and in December 2014 Mr. Barris was elected to the Washington Business Hall of Fame. Mr. Barris holds a Bachelor’s degree in Electrical Engineering from Northwestern University and a Master’s degree in Business Administration from the Tuck School of Business at Dartmouth University. Mr. Barris brings to our board of directors a sophisticated knowledge of information technology companies that includes investments in over twenty-five information technology companies that have completed public offerings or successful mergers as well as experience serving as a director of several public companies. We believe that Mr. Barris is qualified to serve on our board of directors because he has more than twenty years of experience in finance and has served on other public company boards of directors.
Steven Collins has served as a member of our board of directors since August 2019. From June 2011 to February 2014, Mr. Collins served as the Executive Vice President and Chief Financial Officer of ExactTarget, Inc., a cross-channel digital marketing company that was acquired by Salesforce.com, Inc. Prior to that, Mr. Collins held the position of Senior Vice President and Chief Financial Officer of NAVTEQ Corporation, a digital mapping company. Mr. Collins was with NAVTEQ Corporation from 2003 through 2011 and served as the Vice President of Finance and the Senior Vice President of Finance & Accounting prior to being named Chief Financial Officer. Mr. Collins currently serves on the board of directors of several privately held companies and Instructure, Inc., a publicly traded learning management software company. Mr. Collins holds a Bachelor’s degree in Industrial Engineering from Iowa State University and a Master’s degree in Business Administration from the Wharton School of the University of Pennsylvania. Mr. Collins is also a Certified Public Accountant. We believe that Mr. Collins is qualified to serve on our board of directors because of his extensive finance and software industry experience as well as his strong business acumen and leadership skills.
Jason Kreuziger has served as a member of our board of directors since February 2016. Since 2014, Mr. Kreuziger has been employed by Goldman Sachs & Co. LLC, and currently serves as a Vice President in the Growth Equity Investing Group of the Merchant Banking Division at Goldman Sachs. As part of the Growth Equity Investing Group, Mr. Kreuziger focuses on the software, technology-enabled business services and healthcare information technology sectors. He first joined Goldman Sachs in 2008, returning in 2014. Prior to working at Goldman Sachs, Mr. Kreuziger was a member of the private equity investment team at Summit Partners and an investment banker at the Royal Bank of Canada. Mr. Kreuziger serves on the boards of Credible Behavioral Health, Inc., Evariant, Inc., Llamasoft, Inc., Moogsoft Inc. and TraceLink Inc. Mr. Kreuziger is a CFA® charterholder. Mr. Kreuziger holds a Bachelor’s degree in Business Administration from the University of Wisconsin—Madison and a Master’s degree in Business Administration from Harvard Business School. We believe that Mr. Kreuziger is qualified to serve on our board of directors due to his experience in the finance industry.
Karen Walker has served as a member of our board of directors since August 2019. Since September 2019, Ms. Walker has served as the Senior Vice President and Chief Marketing Officer of Intel Corporation. From 2009 until July 2019, Ms. Walker was employed by Cisco Systems, Inc., or Cisco, where her last position was Senior Vice President and Chief Marketing Officer. Ms. Walker was recognized by Forbes as being one of the Top 10 World’s Most Influential CMOs (2017, 2019). Cisco was also recognized as having an award-winning Digital Marketing Foundation by Oracle and Martech. Prior to joining Cisco,

Ms. Walker worked at Hewlett-Packard as Vice President of Strategy and Marketing for both the Consumer Digital Entertainment and Personal Systems groups. Ms. Walker currently serves as a member of the board of directors of Eli Lilly and Company, a global healthcare and pharmaceutical company. Ms. Walker is a board member of the Association of National Advertisers, the industry-leading marketing professionals association, and the Salvation Army Advisory Board of Silicon Valley. Ms. Walker holds a Bachelor’s degree with joint honors in chemistry and business studies from Loughborough University in England. We believe that Ms. Walker is qualified to serve on our board of directors because of her extensive experience in the information technology industry and her business expertise in marketing and digital experience.
Composition of our Board of Directors
Our board of directors currently consists of six directors. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that the number of directors on our board of directors will be fixed from time to time by resolution of the board of directors and that our board of directors will be divided into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders.
When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.
Our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our current directors will be divided among the three classes as follows:

•	the Class I directors will be Mr. Barris and Ms. Walker, and their terms will expire at the annual meeting of stockholders to be held in 2020;

•	the Class II directors will be Mr. Howard and Mr. Kreuziger, and their terms will expire at the annual meeting of stockholders to be held in 2021; and

•	the Class III directors will be Mr. Collins and Mr. Rankin, and their terms will expire at the annual meeting of stockholders to be held in 2022.
Director Independence
Prior to the consummation of this offering, our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has affirmatively determined that Messrs. Barris, Collins and Kreuziger and Ms. Walker are each an “independent director,” as defined under the Exchange Act and the rules of the Nasdaq Global Market.
Committees of Our Board of Directors
Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We will have a standing audit committee, nominating and corporate governance committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee
Our audit committee will be responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm its independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Upon the consummation of this offering, our audit committee will consist of Messrs. Barris and Collins and Ms. Walker, with Mr. Collins serving as chair. Rule 10A-3 of the Exchange Act and the Nasdaq Global Market rules require that our audit committee have at least one independent member upon the listing of our common stock, have a majority of independent members within 90 days of the date of this prospectus and be composed entirely of independent members within one year of the date of this prospectus. Our board of directors has affirmatively determined that Mr. Collins and Ms. Walker each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 and the Nasdaq Global Market rules. Each member of our audit committee meets the financial literacy requirements of the Nasdaq Global Market listing standards. In addition, our board of directors has determined that Mr. Collins will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors will adopt a new written charter for the audit committee, which will be available on our principal corporate website at www.sproutsocial.com substantially concurrently with the consummation of this offering. The information on or accessed through our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee will be responsible for, among other things:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	evaluating the overall effectiveness of our board of directors and its committees; and

•	reviewing developments in corporate governance compliance and developing and recommending to our board of directors a set of corporate governance guidelines and principles.
Upon the consummation of this offering, our nominating and corporate governance committee will consist of Mr. Barris and Ms. Walker, with Ms. Walker serving as chair. Our board of directors will adopt a new written charter for the nominating and corporate governance committee, which will be available on our principal corporate website at www.sproutsocial.com substantially concurrently with the consummation of this offering. The information on or accessed through our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Compensation Committee
Our compensation committee will be responsible for, among other things:

•	reviewing and approving the compensation of our directors, President and Chief Executive Officer and other executive officers; and

•	appointing and overseeing any compensation consultants.
Upon the consummation of this offering, our compensation committee will consist of Messrs. Collins and Kreuziger and Ms. Walker, with Mr. Kreuziger serving as chair. Our board has determined that Mr. Collins and Ms. Walker are “non-employee directors” as defined in Section 16b-3 of the Exchange Act. Our board of directors will adopt a new written charter for the compensation committee, which will be available on our principal corporate website at www.sproutsocial.com substantially concurrently with the consummation of this offering. The information on or accessed through our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Risk Oversight
Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our board of directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Code of Ethics and Code of Conduct
Prior to the completion of this offering, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our website, www.sproutsocial.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq Global Market listing standards concerning any amendments to, or waivers from, any provision of the code. The information on or accessed through our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2018, our “named executive officers” and their positions were as follows:

•	Justyn Howard, President and Chief Executive Officer;

•	Ryan Barretto, Senior Vice President, Global Sales; and

•	Jamie Gilpin, Chief Marketing Officer.
Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2018.

Name and Principal Position	Year	Salary ($)		Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Justyn Howard	2018	300,000		75,000	—	37,500	14,838	427,338
President and Chief Executive Officer
Ryan Barretto	2018	350,000		—	1,391,957	152,833	4,500	1,899,290
Senior Vice President, Global Sales
Jamie Gilpin	2018	188,181	(1)	32,000	1,002,472	23,450	1,260	1,247,363
Chief Marketing Officer
________________

(1)	Amount reflects actual base salary paid to Ms. Gilpin in 2018. Ms. Gilpin commenced service with us as our Chief Marketing Officer effective April 16, 2018.

(2)	Amount reflects discretionary cash incentive bonuses paid to each named executive officer with respect to 2018.

(3)
Amounts reflect the full grant-date fair value of restricted stock unit awards granted during 2018 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock awards and option awards made to executive officers in 2018 in Note 9 to our audited consolidated financial statements included elsewhere in this prospectus.

(4)
Amounts reflect performance-based cash incentive bonuses paid to each named executive officer with respect to 2018. For additional information, please see “Elements of the Company’s Executive Compensation Program—Cash Bonuses” below.

(5)
Amount for Mr. Howard reflects (i) $5,295 in concierge executive health care fees and (ii) annual membership dues of $9,543 for the Young Presidents’ Organization. Amounts for Mr. Barretto and Ms. Gilpin reflect matching contributions by the Company to their 401(k) plan accounts.

Elements of the Company’s Executive Compensation Program
For the year ended December 31, 2018, the compensation for each named executive officer generally consisted of a base salary, performance-based and/or discretionary cash bonuses, equity awards and a retirement plan. These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent, which is fundamental to our success. Below is a more detailed summary of the current executive compensation program as it relates to our named executive officers.
Base Salaries
The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Each named executive officer’s initial base salary was provided in his or her employment agreement.
In connection with this offering, we intend to increase Mr. Howard’s base salary to $428,000 pursuant to an amendment to his employment agreement, which we expect to be effective prior to or at the completion of this offering.
The actual salaries paid to each named executive officer for 2018 are set forth above in the Summary Compensation Table in the column entitled “Salary.”
Cash Bonuses
We pay performance-based cash incentive awards to each of our named executive officers based on their achievement of certain performance objectives specified for such named executive officer as well as certain discretionary cash incentive bonuses described below.
Pursuant to his employment agreement, Mr. Howard is entitled to earn an annual performance-based cash incentive bonus with a target opportunity equal to 25% of his annual base salary as well as an annual discretionary cash incentive bonus with a target opportunity equal to 25% of his annual base salary. In 2018, Mr. Howard’s bonus was determined based on the achievement of Company performance measures of ARR Growth (weighted at 40% of the award), Revenue (weighted at 40% of the award) and EBITDA (weighted at 20% of the award). With respect to each such performance measure in 2018, Mr. Howard did not receive a payout based on ARR Growth and received payouts of 75% and 100% of target level for Revenue and EBITDA, respectively, resulting in an aggregate payout of 50% of the target level of his 2018 performance-based cash incentive award. Mr. Howard also received 100% of his discretionary cash incentive award for 2018.
For purposes of Mr. Howard’s goals described above, we define “ARR Growth” as the change in the value of the contracted recurring revenue components of term subscriptions normalized to a one year period from year over year; “EBITDA” as the net income (loss) before interest, taxes, depreciation and amortization of the Company on a consolidated basis, each as calculated in accordance with GAAP and as stated in our financial statements; and “Revenue” as the GAAP measure used by the Company and as stated in our financial statements.
Pursuant to his employment agreement, Mr. Barretto is entitled to a monthly cash incentive bonus based on Mr. Barretto’s achievement of monthly run rate and retention goals established by the Company, with an annual minimum aggregate target bonus equal to 100% of Mr. Barretto’s base salary. On an aggregate basis, Mr. Barretto’s achievement of his monthly goals for 2018 resulted in a payout of approximately 43.7% of the target level of his performance-based cash incentive award.
Pursuant to her employment agreement, Ms. Gilpin is entitled to earn a cash incentive bonus of up to $80,000 annually, based on Ms. Gilpin’s achievement of performance metrics established by our President and Chief Executive Officer from time to time. Pursuant to the bonus program established for 2018, Ms. Gilpin was eligible to earn quarterly performance-based bonuses of up to $14,000, based on the Company’s achievement of certain marketing metrics, and quarterly discretionary bonuses of up to $6,000 for each fiscal quarter of her employment with the Company. Ms. Gilpin commenced employment with the Company in April 2018, and was awarded, on a discretionary basis, a full quarterly bonus of $20,000 for the Company’s second fiscal quarter of 2018. With respect to her performance-based cash incentive award for 2018, the Company achieved approximately 90% of the marketing metrics in the Company’s third and fourth fiscal quarters of 2018, resulting in payouts at 82.5% and 94.8%, respectively, for the third and fourth fiscal quarters of the target level of her performance-based cash inventive award. Ms. Gilpin also received 100% of the discretionary portion of her cash incentive award for the third and fourth quarters of 2018.

In connection with this offering and effective in 2020, we intend to approve a cash incentive program pursuant to which certain of our executives, including our named executive officers, will be eligible to receive performance-based cash bonuses. With respect to 2020, the target incentive opportunities for Messrs. Howard and Barretto and Ms. Gilpin will be 75%, 100% and 30%, respectively, of their respective base salaries. We expect that the compensation committee will determine the performance criteria for these annual cash incentive bonuses and review and determine bonus amounts going forward.
The actual performance-based cash incentive bonuses awarded to each named executive officer for 2018 are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation” and the actual discretionary cash incentive bonuses awarded to Mr. Howard and Ms. Gilpin for 2018 are set forth in the Summary Compensation Table in the column entitled “Bonus”.
Equity Compensation
We maintain an equity incentive plan, the Sprout Social, Inc. 2016 Stock Plan, as amended, or the 2016 Plan. The 2016 Plan provides our employees (including the named executive officers) the opportunity to participate in the equity appreciation of our business through the receipt of equity awards, including options to purchase shares of our common stock, restricted stock awards and restricted stock unit awards. We believe that such equity awards function as a compelling retention tool. The 2016 Plan is an amendment and restatement of the Sprout Social, Inc. 2010 Amended and Restated Stock Incentive Plan, or the 2010 Plan, and the terms and conditions of the 2010 Plan continue to apply to the awards that were granted thereunder. None of our named executive officers received awards under the 2010 Plan.
Pursuant to the 2016 Plan, we granted restricted stock unit awards to Mr. Barretto covering 503,341 and 201,336 shares of our common stock, and to Ms. Gilpin covering 145,000 shares of our common stock. Mr. Barretto’s awards were granted pursuant to his employment agreement on July 20, 2016 in connection with the commencement of his employment with the Company and on January 31, 2018 in connection with the Company’s achievement of annualized run rates of $50,000,000 and $75,000,000, and Ms. Gilpin’s award was made on May 9, 2018 in connection with the commencement of her employment with the Company. Mr. Barretto’s 2016 grant and Ms. Gilpin’s grant are each scheduled to vest over a four-year period, in each case subject to the occurrence of a liquidity event (which includes a qualifying change in control of the Company or an initial public offering), and the named executive officer’s continuous employment with the Company through the applicable vesting date. Mr. Barretto’s 2018 grant is scheduled to fully vest upon the occurrence of a liquidity event. For the avoidance of doubt, this offering will constitute a liquidity event with respect to the vesting of Mr. Barretto’s and Ms. Gilpin’s restricted stock unit awards.
Pursuant to Mr. Howard’s employment agreement, we granted 434,436 shares of fully vested restricted common stock to Mr. Howard under the 2016 Plan on June 9, 2019, in connection with the Company’s achievement of an annualized run rate of $100,000,000 on May 31, 2019. In addition, pursuant to Mr. Howard’s employment agreement, Mr. Howard will be entitled to receive awards of fully vested restricted stock units with respect to shares of our Class B common stock under our Class B Plan (as defined below), covering up to 1.0% of our fully diluted common equity (determined as of the date of this offering and including all shares reserved for issuance under the 2016 Plan and the 2019 Plan, but excluding the shares of Class A common stock to be sold in this offering) following the consummation of this offering, depending on the valuation of the Company in connection with this offering and the achievement of market capitalization thresholds thereafter, which we refer to as the Howard IPO Award. If the valuation of the Company (calculated based on the closing price of the Company’s Class A common stock on its first trading day) is (i) between $750,000,000 and $999,999,999, the initial grant under the Howard IPO Award will equal 0.5% of our outstanding fully diluted common equity; (ii) at least $1,000,000,000 but less than $2,000,000,000, the initial grant under the Howard IPO Award will equal 0.75% of our fully diluted common equity; and (iii) at least $2,000,000,000, the initial grant under the Howard IPO Award will equal 1.0% of our outstanding fully diluted common equity. No initial grant under the Howard IPO Award will be made as a result of this offering if the valuation of the Company calculated as described above is below $750,000,000.
Notwithstanding the foregoing, during the twenty-four month period immediately following the effectiveness of this offering, the Company achieves a “market cap threshold” (calculated based on the 30-day average of the product of the closing price per share of the Class A common stock on a trading day and the number of shares outstanding on such trading day using the treasury stock method) of $750,000,000 or greater, Mr. Howard will receive RSU awards under our Class B Plan equal to: (i) 0.5% of our fully diluted common equity upon the Company’s achievement of a market cap threshold of $750,000,000; (ii) 0.25% of our fully diluted common equity upon the Company’s achievement of a market cap threshold of $1,000,000,000; and (iii) 0.25% of our fully diluted common equity upon the Company’s achievement of a market cap threshold of $2,000,000,000), in each case, to the extent the applicable market cap threshold value was not previously achieved in connection with any previous grant made under the Howard IPO Award, and subject to Mr. Howard’s continued service to the Company through each applicable award date. All such RSUs granted pursuant to the Howard IPO Award will be fully vested and the maximum number of Class B common stock issuable upon settlement of such RSUs will not exceed 1.0% of our fully diluted common equity (as described above).
In connection with this offering, we have adopted the 2019 Incentive Award Plan, referred to below as the 2019 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. For additional information about the 2019 Plan, see “—Incentive Arrangements—2019 Incentive Award Plan” below.
We have also adopted the 2019 Class B Incentive Award Plan, or the Class B Plan under which the Howard IPO Award and any other equity incentive awards with respect to shares of our Class B common stock as we may determine to award to eligible individuals, if any, shall be granted. The Class B Plan will be effective on the date prior to the effective date of the registration statement of which this prospectus is a part.
Other Elements of Compensation
Retirement Plans
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We match 50% of the contributions made by our employees up to 6%, with an annual per-employee contribution cap of $4,500, with such matching contributions subject to four-year annual vesting commencing on the employee’s date of hire. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. We do not maintain any defined benefit pension plans or deferred compensation plans for our named executive officers.
Employee Benefits and Perquisites
Health/Welfare Plans. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts;

•	employee assistance program;

•	accidental death and dismemberment;

•	short-term and long-term disability insurance; and

•	life insurance.
In addition, we pay concierge executive health care fees for Mr. Howard and annual dues for Mr. Howard’s membership in the Young Presidents’ Organization.
We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.
No Tax Gross-Ups
We do not provide tax gross-ups to our employees, including our named executive officers.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2018.

	Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Justyn Howard	—		—	—
Ryan Barretto	7/20/2016	(1)	503,341	3,020,046
	1/31/2018	(2)	201,336	1,391,957
Jamie Gilpin	5/9/2018	(3)	145,000	1,002,472
_________________

(1)
The restricted stock units vest upon both the satisfaction of a service condition and the occurrence of a liquidity event prior to the seventh anniversary of the date of grant. Upon the occurrence of a liquidity event, 25% of the restricted stock units plus the amount equal to the product of 1/48 of the total number of restricted stock units and the number of full months elapsed from the vesting start date of July 1, 2016 will vest on the date of such liquidity event, with the remaining restricted stock units vesting in ratable monthly installments of 1/48 of the total number of restricted stock units for each additional full month of the executive’s continued service thereafter until such restricted stock units are fully vested. If the executive’s employment is terminated without Cause or for Good Reason (each as defined in the executive’s employment agreement) within six months following the date of such liquidity event, any unvested restricted stock units will accelerate and fully vest, subject to the executive’s execution of a release of claims and compliance with the restricted covenants set forth in the executive’s employment agreement.

(2)	The restricted stock units will fully vest upon the occurrence of a liquidity event prior to the seventh anniversary of the grant date.

(3)
The restricted stock units vest upon both the satisfaction of a service condition and the occurrence of a liquidity event prior to the seventh anniversary of the date of grant. If a liquidity event occurs prior to the first anniversary of the vesting start date of April 16, 2018, 25% of the restricted stock units will vest on such first anniversary, with the additional 75% vesting in ratable monthly installments for each additional full month of the executive’s service from such first anniversary. If a liquidity event occurs on or after the one-year anniversary of the applicable vesting start date, the amount equal to the product of 1/48 of the restricted stock units and the number of full months elapsed from the applicable vesting start date will vest on the date of such liquidity event, with 1/48 of the restricted stock units vesting for each additional full month of the executive’s continued service thereafter until such restricted stock units are fully vested.

(4)	There was no public market for shares of our common stock prior to this offering. The amount reported was determined using a third-party valuation as of December 31, 2018.
Executive Compensation Arrangements
We have entered into employment agreements with our named executive officers, the principal terms of which are summarized below. We intend to enter into amended employment agreements with each of our named executive officers in connection with this offering, which we expect to be effective at or following the completion of this offering.
Justyn Howard
On March 3, 2018, the Company entered into an employment agreement with Mr. Howard, which agreement was amended on June 9, 2019, which, as amended, we refer to as the Howard Employment Agreement, providing for his position as President and Chief Executive Officer of the Company. The Howard Employment Agreement provides for an initial two-year term and automatically renews for successive one-year periods absent 45 days’ notice of non-renewal from either party. Under the Howard Employment Agreement, non-extension of the term by the Company constitutes a severance-eligible termination of employment.
The Howard Employment Agreement provides that Mr. Howard is entitled to a base salary of $300,000 per year, as well as an annual performance-based bonus, with a target bonus equal to 25% of Mr. Howard’s base salary, as well as an annual discretionary bonus, with a target bonus equal to 25% of Mr. Howard’s base salary (which terms are to be amended as described above under “Elements of the Company’s Executive Compensation Program—Base Salaries—Cash Bonuses”). The Howard Employment Agreement also provides for the payment of a bonus upon a change of control of the Company ranging from 0% to 1.0% of the net proceeds received by the Company’s stockholders in such change in control, depending on the gross proceeds paid or payable by the acquirer of the Company in connection with such change in control, reduced by Company debt and transaction costs (but excluding this bonus). This offering will not constitute a change in control for purposes of the Howard Employment Agreement. However, the Howard Employment Agreement provides that the bonus payable in connection with any change in control following a qualified public offering (as defined therein), including this offering, will be reduced on a dollar-for-dollar basis by the value of the Howard IPO Award (as defined below) granted to Mr. Howard.
Pursuant to the Howard Employment Agreement, upon the Company’s achievement of an “annualized run rate” (defined as the value of the contracted recurring revenue components of term subscriptions normalized to a one year period, as measured at the Board’s reasonable discretion in accordance with past practices) of $100,000,000, Mr. Howard would be eligible to receive an award under the 2016 Plan of fully vested restricted stock covering 1% of the Company’s common stock, or the Howard Performance Award. The annualized run rate was achieved on May 31, 2019 and the Howard Performance Award was awarded to Mr. Howard on June 9, 2019. The Howard Employment Agreement also provides that, upon and following the consummation of a qualified public offering (which we expect will include this offering), Mr. Howard will be eligible to receive an award of restricted stock units under the Class B Plan covering up to 1% of the Company’s fully diluted common equity, depending on the Company’s valuation in connection with such initial public offering and its achievement of market capitalization thresholds thereafter. For additional information regarding the Howard IPO Award, please see “—Elements of the Company’s Executive Compensation Program—Equity Compensation.”
Pursuant to the Howard Employment Agreement, in the event of Mr. Howard’s termination without Cause or for Good Reason (each as defined in the Howard Employment Agreement) or upon the Company’s election not to renew the term of the Howard Employment Agreement, in each case, prior to a change in control, Mr. Howard will be entitled to receive 12 months of base salary and COBRA continuation, subject to Mr. Howard’s execution and non-revocation of a release of claims. In the event of such termination following a change in control, Mr. Howard is entitled to receive 18 months of severance and, subject to Mr. Howard’s timely election under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), a COBRA subsidy covering the costs of continued health coverage, subject to Mr. Howard’s execution and non-revocation of a release of claims.
Pursuant to the Howard Employment Agreement, Mr. Howard is subject to two-year post-termination non-competition and non-solicitation of customers and employees covenants.

Ryan Barretto
On June 1, 2016, the Company entered into an employment agreement with Mr. Barretto, or the Barretto Employment Agreement, providing for his position as Senior Vice President, Global Sales of the Company. The Barretto Employment Agreement provides for an initial two-year term and automatically renews for successive one-year periods absent 45 days’ prior notice of non-renewal from either party. Under the Barretto Employment Agreement, a non-extension of the term by the Company constitutes a severance-eligible termination of employment.
The Barretto Employment Agreement provides that Mr. Barretto is entitled to a base salary of $350,000 per year, as well as a discretionary performance-based bonus, payable monthly based on year-to-date achievement of the applicable performance targets. Under the Barretto Employment Agreement, Mr. Barretto was eligible to receive a grant of 503,341 restricted stock units under the 2016 Stock Plan upon commencement of employment, an additional anti-dilution grant in the event of an equity financing within 12 months following the effective date of the Barretto Employment Agreement (which equity financing did not occur), and an additional 100,668 restricted stock units, in each case, upon the Company’s achievement of an annual run rate of $50,000,000 and $75,000,000, respectively. Such run rates were achieved, and such additional restricted stock units were granted to Mr. Barretto, in 2018.
Pursuant to the Barretto Employment Agreement, in the event of Mr. Barretto’s termination without Cause or for Good Reason (each as defined in the Barretto Employment Agreement) or upon the Company’s election not to renew the term of the Barretto Employment Agreement, Mr. Barretto will be entitled to receive continued base salary payment for six months following such termination, subject to Mr. Barretto’s execution and non-revocation of a release of claims and his continued compliance with the restrictive covenants, which include 12-month post-termination non-competition and non-solicitation of customers and employees covenants.
Jamie Gilpin
On April 16, 2018, the Company entered into an employment agreement with Ms. Gilpin, or the Gilpin Employment Agreement, providing for her position as Chief Marketing Officer of the Company. The Gilpin Employment Agreement provides for an initial two-year term and automatically renews for successive one-year periods absent 45 days’ prior notice of non-renewal from either party. Under the Gilpin Employment Agreement, a non-extension of the term by the Company constitutes a severance-eligible termination of employment.
The Gilpin Employment Agreement provides that Ms. Gilpin is entitled to a base salary of $270,000 per year, as well as a discretionary performance-based bonus of up to $80,000 annually. Under the Gilpin Employment Agreement, Ms. Gilpin was also eligible to receive an initial grant of 85,000 restricted stock units under the 2016 Stock Plan upon commencement of employment (which amount was increased to 145,000 restricted stock units following the effective date of Ms. Gilpin’s employment agreement).
Pursuant to the Gilpin Employment Agreement, in the event of Ms. Gilpin’s termination without Cause or for Good Reason (each as defined in the Gilpin Employment Agreement) or upon the Company’s election not to renew the term of the Gilpin Employment Agreement, Ms. Gilpin will be entitled to receive continued base salary payments through the earlier of (x) the three-month anniversary of the date of termination and (y) the date on which Ms. Gilpin begins full-time employment with another employer, subject to Ms. Gilpin’s execution and non-revocation of a release of claims and her continued compliance with the restrictive covenants, which include 12-month post-termination non-competition and non-solicitation of customers and employees covenants. Ms. Gilpin will be entitled to receive the first payment of continued base salary even if she commences alternate full-time employment immediately after a severance-eligible termination of her employment with the Company.

Amended and Restated Employment Agreements
In connection with this offering, we entered into amended and restated employment agreements with each of our named executive officers effective as of November 29, 2019. In addition to providing for the increase to Mr. Howard’s base salary and the go-forward performance-based bonus opportunities for our named executive officers described above in “Elements of the Company’s Executive Compensation Program—Base Salaries” and “Elements of the Company’s Executive Compensation Program—Cash Bonuses”), the amended and restated employment agreements for each of our named executive officers will provide for enhanced severance terms as follows: the agreements for Mr. Barretto and Ms. Gilpin will provide for severance upon a termination by the Company without Cause or by the applicable named executive officer for Good Reason (each as defined in the applicable amended and restated employment agreement) or upon the Company’s election not to renew the term of the applicable amended and restated employment agreement, in each case, prior to a change in control, equal to six months of base salary, payable in installments over the six-month period following termination, and, subject to the executive’s timely election under COBRA, continued health benefits at the Company’s expense for up to six months following termination. In the event of such termination following a change in control (as defined in the 2019 Plan), the executive will be entitled to receive the sum of 12 months of base salary and target bonus for the year in which the date of termination occurs, payable in installments over the 12 month period following termination, full accelerated vesting for all outstanding equity awards held by the executive as of immediately prior to termination, and subject to the executive’s timely election under COBRA, continued health benefits at the Company’s expense , for up to 12 months following termination. The amended and restated employment agreement for Mr. Howard provides that, in addition to his existing severance, in the event of a qualifying termination of his employment following a change of control, he will also be entitled to receive an amount equal to his target bonus for the year in which termination occurs, payable in installments over the 18 month period following termination, as well as full accelerated vesting for all outstanding equity awards held by Mr. Howard as of immediately prior to such termination. The executive’s receipt of such severance benefits or payments is subject to the executive’s execution and non-revocation of a release of claims and continued compliance with the applicable restrictive covenants.
In addition, any payments or benefits received by the executives under the applicable amended and restated employment agreement will also be subject to a Section 280G “cutback” such that payments or benefits that the executive receives in connection with a change in control will be reduced to the extent that such reduction would result in a greater after-tax net amount for the executive.
Incentive Arrangements
2016 Plan
We currently maintain our 2016 Plan, as described above. Following the effectiveness of the 2019 Plan, no further awards will be made under the 2016 Plan.
2019 Incentive Award Plan
In connection with the offering, we have adopted the 2019 Plan under which we may grant cash and equity-based incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2019 Plan are summarized below.
Eligibility and Administration
Our employees, consultants and directors, and employees, consultants and directors of our parents and subsidiaries are eligible to receive awards under the 2019 Plan. The 2019 Plan is administered by our board of directors with respect to awards to non‑employee directors and by the compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2019 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2019 Plan, including any vesting and vesting acceleration conditions.
Limitation on Awards and Shares Available
The maximum number of shares of our common stock initially available for issuance under the 2019 Plan is equal to the sum of (i) 5,000,000 shares of our common stock, (ii) an annual increase on the first day of each year beginning in 2020 and ending in and including 2029, equal to the lesser of (A) five percent (5%) of the outstanding shares of all classes of our common stock on the last day of the immediately preceding fiscal year and (B) such lesser amount as determined by our board of directors, (iii) any shares of our common stock subject to awards under the 2016 Plan which are forfeited or lapse unexercised and which following the effective date are not issued under the 2016 Plan and (iv) in the event the Class B Plan is terminated pursuant to its terms, a number of shares equal to the number of shares of the Class B common stock that remain available for issuance under the Class B Plan as of such date of termination; provided, however, no more than 5,000,000 shares may be issued upon the exercise of incentive stock options, or ISOs. The share reserve formula under the 2019 Plan is intended to provide us with the continuing ability to grant equity awards to eligible employees, directors and consultants for the ten‑year term of the 2019 Plan.
In connection with the reclassification immediately prior to the completion of this offering, the outstanding shares of the common stock under the 2019 Plan will be reclassified into shares of Class A common stock.
Awards granted under the 2019 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock will not reduce the shares authorized for grant under the 2019 Plan. The maximum grant date fair value of awards granted to any non‑employee director pursuant to the 2019 Plan during any calendar year is $750,000, provided that the maximum value shall be $1,000,000 with respect to the calendar year in which a non-employee director commences service on our board of directors.
Awards
The 2019 Plan provides for the grant of stock options, including ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, other incentive awards, SARs, and cash awards. No determination has been made as to the types or amounts of awards that will be granted to certain individuals pursuant to the 2019 Plan. Certain awards under the 2019 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2019 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post‑termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•
Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•
SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years.

•
Restricted Stock and RSUs. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral.

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Stock Payments, Other Incentive Awards and Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.

•
Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Vesting
Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions.
Certain Transactions
The plan administrator has broad discretion to take action under the 2019 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non‑reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2019 Plan and outstanding awards. In the event of a “change in control” of the company (as defined in the 2019 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then the plan administrator may provide that all such awards will terminate in exchange for cash or other consideration, or become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change in control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Claw‑Back Provisions, Transferability, and Participant Payments
The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw‑back policy implemented by us to the extent set forth in such claw‑back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2019 Plan are generally non‑transferable, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2019 Plan, the plan administrator may, in its discretion, accept cash or check, provide for net withholding of shares, allow shares of our common stock that meet specified conditions to be repurchased, allow a “market sell order” or such other consideration as it deems suitable.
Plan Amendment and Termination
Our board of directors may amend or terminate the 2019 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2019 Plan. No award may be granted pursuant to the 2019 Plan after the tenth anniversary of the earlier of (i) the date on which our board of directors adopts the 2019 Plan and (ii) the date on which our stockholders approve the Plan.
2019 Employee Stock Purchase Plan
In connection with this offering, we have adopted the ESPP. The material terms of the ESPP are summarized below.
Shares Available; Administration
The aggregate number of shares of our Class A common stock that will initially be reserved for issuance under our ESPP will be equal to the sum of (i) 550,000 shares and (ii) an annual increase on the first day of each calendar year beginning in 2021 and ending in 2029 equal to the lesser of (A)1,100,000 shares, (B) one percent (1%) of the outstanding shares of all classes of our common stock on the last day of the immediately preceding fiscal year and (C) such smaller number of shares as determined by our board of directors. Our board of directors or the compensation committee will have authority to interpret the terms of the ESPP and determine eligibility of participants. We expect that the compensation committee of our board of directors will be the initial administrator of the ESPP.
Eligibility
We expect that our employees, other than employees who, immediately after the grant of a right to purchase common stock under the ESPP, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of our common or other class of stock, will be eligible to participate in the ESPP. However, consistent with Section 423 of the Code the plan administrator may provide that other groups of employees, including without limitation those who do not meet designated service requirements or those whose participation would be in violation of applicable foreign laws, will not be eligible to participate in the ESPP.
Grant of Rights
The ESPP will be intended to qualify under Section 423 of the Code and shares of our common stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The purchase dates for each offering period will be the final trading day in each purchase period. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods. We do not expect that any offering periods will commence under the ESPP at the time of this offering.
The ESPP will permit participants to purchase common stock through payroll deductions of up to a fixed dollar amount or percentage of their eligible compensation, which includes a participant’s gross base compensation for services to us. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period, which, in the absence of a contrary designation, will be equal to $25,000 divided by the fair market value of a share on the first trading day of each offering period. In addition, no employee will be permitted to accrue the right to purchase stock under the ESPP at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our common stock as of the first trading day of the offering period).
On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of our common stock. The option will expire at the end of the applicable offering period and will be exercised on each purchase date during such offering period to the extent of the payroll deductions accumulated during the offering period. The purchase price of the shares will not be less than 85% of the fair market value of our common stock on the purchase date, which will be the final trading day of the purchase period. Participants may voluntarily end their participation in the ESPP prior to the end of the applicable offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation will end automatically upon a participant’s termination of employment.
A participant will not be permitted to transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.
Certain Transactions
In the event of certain transactions or events affecting our common stock, such as any stock dividend or other distribution, reorganization, merger, consolidation, change in control or other corporate transaction, the plan administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, the plan administrator may provide for (1) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number and type of shares of stock subject to outstanding rights, (4) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights.
Plan Amendment
The plan administrator may amend, suspend or terminate the ESPP at any time. However, stockholder approval of any amendment to the ESPP will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP, changes the corporations or classes of corporations the employees of which are eligible to participate in the ESPP or changes the ESPP in any manner that would cause the ESPP to no longer be an employee stock purchase plan within the meaning of Section 423(b) of the Code.
Class B Plan
In connection with this offering we have also adopted the Class B Plan, effective as of the day prior to the effective date of the registration statement of which this prospectus is a part, under which we may grant cash and equity incentive awards with respect to a maximum of 550,000 shares of our Class B common stock. Though we expect that only the Howard IPO Award will be granted under the Class B

Plan, if and only if the administrator of the Class B Plan determines otherwise, awards under the Class B Plan may also be granted to our employees, consultants and directors and the employees, consultants and directors of our parents and our subsidiaries, as the plan administrator selects in its discretion. We expect that the Class B Plan will be administered by the compensation committee. No awards may be granted pursuant to the Class B Plan after the third anniversary of its effective date, and in the event the Class B Plan is terminated pursuant to its terms, the number of Class B shares that remain available for issuance thereunder as of the date of such termination shall be available for future grants of awards with respect to shares of our Class A common stock under the 2019 Plan. The other material terms and provisions of the Class B Plan are substantially identical to the material terms and provisions of the 2019 Plan as described above.
Director Compensation
None of our directors received any compensation from us in 2018, other than Mr. Howard in respect of his employment with the Company as discussed above, and Mr. Rankin in respect of his employment with the Company.
In connection with their appointment to our board of directors in 2019, Steven Collins and Karen Walker were each granted an award of 90,000 restricted stock units under the 2016 Plan. Mr. Collins and Ms. Walker’s awards are scheduled to vest over the three-year period following July 16, 2019 in equal cumulative installments on each of the first thirty-six monthly anniversaries of July 16, 2019 thereafter, subject to the director’s continuous service with the Company through the applicable vesting date and, in the case of Mr. Collins, the occurrence of a liquidity event (which includes a qualifying change in control of the Company or an initial public offering).
Non-Employee Director Compensation Policy
In connection with this offering, we have adopted a non‑employee director compensation policy that, effective upon the closing of this offering, will be applicable to each of our non‑employee directors. Pursuant to this non‑employee director compensation policy, each non‑employee director will receive an annual retainer of $30,000 and the non-employee director serving as our non-executive lead director, if our board appoints a non-executive lead director, will receive an additional annual retainer of $15,000 for such service. In addition, non‑employee directors serving on committees of our board of directors will receive the following additional annual fees, each earned on a quarterly basis: the chairperson of our audit committee will receive an additional annual fee of $20,000, and other members of our audit committee will receive an additional annual fee of $10,000; the chairperson of our compensation committee will receive an additional annual fee of $12,000, and other members of our compensation committee will receive an additional annual fee of $7,500; and the chairperson of our nominating and governance committee will receive an additional annual fee of $12,000, and other members of our nominating and governance committee will receive an additional annual fee of $7,500. Each non-employee director will also receive an initial restricted stock unit award with a grant date value of $240,000 on the date such director joins the board of directors, (the “start date”), which shall vest as to one-third (1/3) of the total number of restricted stock units subject to such award on the first anniversary of the date of grant and as to an additional 1/36th of the total number of restricted stock units subject to such award on each monthly anniversary of the date of grant thereafter (and if there is no corresponding day, the last day of the month), subject to the non-employee director continuing in service on the Board through the applicable vesting date. Each director will also receive an annual restricted stock unit award with a grant date value of $160,000 (with one-time prorated awards made to directors whose start date was on a date other than an annual meeting, only with respect to the first annual meeting following the grant of such director’s award on his or her start date), which will generally vest in full on the day immediately prior to the date of our annual shareholder meeting immediately following the date of grant, subject to the non‑employee director continuing in service through such meeting date. The vesting of the restricted stock unit awards will accelerate and vest in full upon a change in control (as defined in the 2019 Plan).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements for our directors and executive officers, discussed in the sections titled “Management” and “Executive Compensation”, the following is a description of each transaction since January 1, 2016 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Equity Financings
Series C Convertible Preferred Stock
From February 9, 2016 through April 15, 2016, we issued and sold an aggregate of 6,989,863 shares of our Series C convertible preferred stock, or Series C stock, at a purchase price of $6.0087 per share for aggregate consideration of approximately $41,999,990.
The participants in this convertible preferred stock financing included certain holders of more than 5% of our capital stock and their affiliates. The following table sets forth the aggregate number of shares of Series C stock issued to these related parties in this convertible preferred stock financing:

Stockholder	Shares of Series C Preferred Stock	Total Purchase Price
Entities affiliated with The Goldman Sachs Group, Inc.(1)	6,157,737	$36,999,994
New Enterprise Associates 13, Limited Partnership	832,126	4,999,996
________________

(1)
Consists of (i) 5,325,611 shares of Series C convertible preferred stock purchased by Broad Street Principal Investments, L.L.C., (ii) 380,273 shares of Series C convertible preferred stock purchased by Bridge Street 2016, L.P., (iii) 94,215 shares of Series C convertible preferred stock purchased by MBD 2016, L.P., (iv) 132,373 shares of Series C convertible preferred stock purchased by Stone Street 2016, L.P. and (v) 225,265 shares of Series C convertible preferred stock purchased by 2016 Employee Offshore Aggregator, L.P.

Series D Convertible Preferred Stock
On December 13, 2018, we issued and sold an aggregate of 2,176,297 shares of our Series D convertible preferred stock, or Series D stock, at a purchase price of $18.6096 per share for aggregate consideration of approximately $40,500,017.
The participants in this convertible preferred stock financing included certain holders of more than 5% of our capital stock and their affiliates. The following table sets forth the aggregate number of shares of Series D stock issued to these related parties in this convertible preferred stock financing:

Stockholder	Shares of Series D Preferred Stock	Total Purchase Price
Entities affiliated with The Goldman Sachs Group, Inc.(1)	268,679	$5,000,009
New Enterprise Associates 13, Limited Partnership	268,679	5,000,009
________________

(1)
Consists of (i) 232,371 shares of Series D convertible preferred stock purchased by Broad Street Principal Investments, L.L.C., (ii) 16,625 shares of Series D convertible preferred stock purchased by Bridge Street 2016, L.P., (iii) 4,091 shares of Series D convertible preferred stock purchased by MBD 2016, L.P., (iv) 5,787 shares of Series D convertible preferred stock purchased by Stone Street 2016, L.P. and (v) 9,805 shares of Series D convertible preferred stock purchased by 2016 Employee Offshore Aggregator, L.P.
Director and Officer Indemnification and Insurance
Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. We have also purchased directors’ and officers’ liability insurance. See “Description of Capital Stock—Limitations on Liability and Indemnification of and Advancement of Expenses to Officers and Directors.”
Sixth Amended and Restated Investor Rights Agreement
In December 2018, we entered into an amended and restated investor rights agreement, as amended, or the Investor Rights Agreement, with certain of our stockholders, which includes entities affiliated with The Goldman Sachs Group, Inc., NEA and Lightbank, which each hold more than 5% of our outstanding capital stock. In November 2019, we entered into an amendment to the Investor Rights Agreement that will go into effect upon the closing of this offering. The Investor Rights Agreement provides these stockholders rights with respect to the registration of their shares of Class A common stock under the Securities Act. For a description of these registration rights, see “Description of Capital Stock—Registration Rights.” In addition, entities affiliated with The Goldman Sachs Group, Inc., or the Goldman Entities, also have certain information and other similar rights under the Investor Rights Agreement, including the ability to appoint an observer to our board of directors. The Investor Rights Agreement will terminate on the five-year anniversary of the closing of this offering; however, the registration rights granted thereunder will not terminate until the seven-year anniversary of the closing of this offering.
Sixth Amended and Restated Voting Agreement
In December 2018, we entered into an amended and restated voting agreement, as amended, or the Voting Agreement, with certain of our stockholders, which includes entities affiliated with The Goldman Sachs Group, Inc., NEA and Lightbank, which each hold more than 5% of our outstanding capital stock. In November 2019, we entered into an amendment to the Voting Agreement that will go into effect upon the closing of this offering. The Voting Agreement provides that the Company shall nominate the designee of the Goldman Entities, or the Goldman Sachs Nominee, for election to the board of directors as a Class II director (so long as the Goldman Entities have not, in the aggregate, transferred more than 80% of their ownership interest in the Company measured as of the date of this prospectus). In addition, the Company shall nominate the Goldman Sachs Nominee to the compensation committee of the board of directors. The Goldman Sachs Nominee is currently Jason Kreuziger.  All other provisions of the Voting Agreement will terminate upon the closing of this offering.
Amended and Restated Litani Voting Agreement
In November 2019, we entered into an amended and restated voting agreement with Litani Holdings, LLC, or Litani, and Justyn Howard, or the Litani Voting Agreement. Pursuant to the Litani Voting Agreement, Litani constitutes Mr. Howard an irrevocable proxy to vote Litani’s shares of Class A common stock in the same manner as Mr. Howard votes his shares of Class A common stock or Class B common stock, as applicable, in respect of any vote or approval of the Company’s stockholders. See “Principal Stockholders” and footnote 5 thereto for more information. The Litani Voting Agreement will terminate on the three-year anniversary of the closing of this offering.
Amended and Restated BRJ Voting Agreement
In November 2019, we entered into an amended and restated voting agreement with BRJ Investments, LLC, or BRJ, and Justyn Howard, or the BRJ Voting Agreement. Pursuant to the BRJ Voting Agreement, BRJ constitutes Mr. Howard an irrevocable proxy to vote BRJ’s shares of Class A common stock in the same manner as Mr. Howard votes his shares of Class A common stock or Class B common stock, as applicable, in respect of any vote or approval of the Company’s stockholders. See “Principal Stockholders” and footnote 5 thereto for more information. The BRJ Voting Agreement will terminate on the three-year anniversary of the closing of this offering.
Other Transactions
To facilitate the Class B Exchange, we will enter into exchange agreements with our Co-Founders, pursuant to which 9,803,933 shares of our common stock held by our Co-Founders will be exchanged for an equivalent number of shares of Class B common stock, which will occur immediately prior to the completion of this offering.
Our Policy Regarding Related Party Transactions
Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests, improper valuation or the perception thereof. Prior to the consummation of this offering, our board of directors will adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on the Nasdaq Global Market. Under the new policy:

•
any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the board of directors composed solely of independent directors who are disinterested or by the disinterested members of the board of directors; and

•
any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the board of directors or recommended by the compensation committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•
management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•
management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•
management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with the Securities Act and the Exchange Act and related rules; and

•
management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director should consider whether such transaction would compromise the director’s status as an “independent” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the Nasdaq Global Market and the Code.

PRINCIPAL STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of our common stock as of October 31, 2019 reflecting (i) the reclassification of 7,247,674 shares of common stock outstanding into an equivalent number of shares of Class A common stock, (ii) the Class B Exchange, (iii) the automatic conversion of all outstanding shares of our convertible preferred stock into 22,014,263 shares of our Class A common stock, in each case immediately prior to the closing of this offering, and (iv) as adjusted to give effect to this offering, for:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.
The number of shares beneficially owned by each stockholder as described in this prospectus is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, held by such person that are currently exercisable or will become exercisable within 60 days of the date of this prospectus, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
We have based our calculation of the percentage of beneficial ownership prior to this offering computed on the basis of 29,261,937 shares of our Class A common stock outstanding and 9,803,933 shares of our Class B common stock outstanding after giving effect to (i) the reclassification of 7,247,674 shares of common stock outstanding into an equivalent number of shares of Class A common stock, (ii) the Class B Exchange and (iii) the automatic conversion of all outstanding shares of our convertible preferred stock into 22,014,263 shares of our Class A common stock.
We have based our calculation of the percentage of beneficial ownership after this offering on the basis of 38,085,467 shares of our Class A common stock outstanding and 9,803,933 shares of our Class B common stock outstanding after giving effect to (i) the issuance and sale of 8,823,530 shares of Class A common stock by us in this offering and assuming no exercise of the underwriters’ option to purchase additional shares, (ii) the reclassification of 7,247,674 shares of common stock outstanding into an equivalent number of shares of Class A common stock, (iii) the Class B Exchange and (iv) the automatic conversion of all outstanding shares of our convertible preferred stock into 22,014,263 shares of our Class A common stock. The (i) number and percentages of shares outstanding after the offering and (ii) the percentage of total voting power after the offering excludes shares of Class B common stock that may become issuable pursuant to the Howard IPO Award. See “Executive Compensation—Executive Compensation Arrangements—Justyn Howard.” Unless otherwise indicated, the address of all listed stockholders is 131 South Dearborn St., Suite 700, Chicago, Illinois 60603.

Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned Before the Offering		Percentage of Shares Beneficially Owned After the Offering		Percentage of Total Voting Power After the Offering
Name of Beneficial Owner	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
5% or Greater Stockholders
Entities affiliated with The Goldman Sachs Group, Inc.(1)	10,378,809	—	35.5%	—	27.3%	—	7.6%
Entities affiliated with NEA(2)	9,046,080	—	30.9%	—	23.8%	—	6.6%
Entities affiliated with Lightbank(3)	3,130,213	—	10.7%	—	8.2%	—	2.3%
AU Special Investments II, L.P.(4)	3,024,562	—	10.3%	—	7.9%	—	2.2%

Named Executive Officers and Directors:
Justyn Howard(5)	1,249,531	3,671,126	4.3%	37.4%	3.3%	37.4%	27.9%
Aaron Rankin(6)	—	4,065,678	—	41.5%	—	41.5%	29.9%
Ryan Barretto(7)	704,677	—	2.4%	—	1.9%	—	*
Jamie Gilpin(8)	60,417	—	*	—	*	—	*
Peter Barris(9)	9,046,080	—	30.9%	—	23.8%	—	*
Steve Collins(10)	12,500	—	*	—	*	—	*
Jason Kreuziger(1)	10,378,809	—	35.5%	—	27.3%	—	7.6%
Karen Walker(11)	12,500	—	*	—	*	—	*
All current directors and executive officers (9 persons)(12)	21,609,514	7,736,804	73.5%	78.9%	56.5%	78.9%	72.6%
_________________

*	Represents beneficial ownership of less than 1% of outstanding shares of our common stock.

(1)
Consists of (i) 8,976,268 shares of Class A common stock issuable upon the conversion of shares of preferred stock held by Broad Street Principal Investments, L.L.C., (ii) 207,345 shares of Class A common stock issuable upon the conversion of shares of preferred stock held by Bridge Street 2016 Offshore, L.P., (iii) 641,465 shares of Class A common stock issuable upon the conversion of shares of preferred stock held by Bridge Street 2016, L.P., (iv) 71,797 shares of Class A common stock issuable upon the conversion of shares of preferred stock held by MBD 2016 Offshore, L.P., (v) 158,481 shares of Class A common stock issuable upon the conversion of shares of preferred stock held by MBD 2016, L.P., (vi) 100,161 shares of Class A common stock issuable upon the conversion of shares of preferred stock held by Stone Street 2016 Offshore, L.P. and (vii) 223,292 shares of Class A common stock issuable upon the conversion of shares of preferred stock held by Stone Street 2016, L.P. (collectively, the “GS Entities”). Affiliates of Goldman Sachs and The Goldman Sachs Group, Inc. are the general partner, managing partner, managing member or investment manager of each of the GS Entities, and the GS Entities may share voting and investment power with certain of their respective affiliates. Goldman Sachs is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. Jason Kreuziger is a Vice President of Goldman Sachs and may be deemed to have beneficial ownership of the shares held by the GS Entities. Each of the GS Entities and Mr. Kreuziger disclaim beneficial ownership over the shares described above. The address of the GS Entities and Mr. Kreuziger is 200 West Street, New York, NY 10282.

(2)
Consists of (i) 9,024,700 shares of Class A common stock issuable upon the conversion of shares of the preferred stock held by New Enterprise Associates 13, L.P. and (ii) 21,380 shares of Class A common stock issuable upon the conversion of the preferred stock held by NEA Ventures 2011, L.P. (“Ven 2011”). The shares held directly by New Enterprise Associates 13, L.P. (“NEA 13”) are held indirectly by NEA Partners 13, L.P. (“NEA Partners 13”), which is the sole general partner of NEA 13, NEA 13 GP, LTD (“NEA 13 LTD”), the sole general partner of NEA Partners 13, and each of the individual directors of NEA 13 LTD. The individual directors (the “Directors”) of NEA 13 LTD are Peter Barris, Forest Baskett, Patrick Kerins, David Mott and Scott Sandell. The shares held by Ven 2011 are indirectly held by Karen P. Welsh, the general partner of Ven 2011. Karen P. Welsh has voting and dispositive power with regard to the shares of the Company’s securities directly held by Ven 2011. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares. The address for each of the entities and individuals identified above is c/o New Enterprise Associates, Inc., 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(3)
Consists of (i) 1,179,778 shares of Class A common stock and 392,651 shares of Class A common stock issuable upon the conversion of shares of the preferred stock held by Lightbank Investments 1A, LLC, (ii) 1,000,000 shares of Class A common stock held by Lightbank Investments 2, LLC and (iii) 557,784 shares of Class A common stock issuable upon the conversion of shares of the preferred stock held by Innovation Group Investors, L.P. The address for each of the entities identified above is c/o Lightbank, LLC, 600 West Chicago Avenue, Suite 510, Chicago, IL 60654.

(4)	The address for AU Special Investments II, L.P. is c/o Greenspring, 100 Painters Mill Road, Suite 700, Owings Mills, MD 21117.

(5)
The Class B common stock reported herein consists of (i) 242,155 shares of Class B common stock, (ii) 2,793,971 shares of Class B common stock held by the JRH Revocable Trust, of which Mr. Howard serves as the sole trustee, (iii) 50,000 shares of Class B common stock held by the EEH Revocable Trust, of which Elizabeth Howard, Mr. Howard’s spouse, serves as the sole trustee, (iv) 285,000 shares held by the JRH Gift Trust, of which Elizabeth Howard, Mr. Howard’s spouse, serves as the sole trustee and (v) 300,000 shares of Class B common stock held by the EEH Gift Trust, of which Mr. Howard serves as the sole trustee. The Class A common stock reported herein consists of (i) 1,088,326 shares of Class A common stock held by BRJ Investments, LLC and (ii) 161,205 shares of Class A common stock held by Litani Holdings, LLC. Mr. Howard has voting power over the shares of Class A common stock held by each of BRJ Investments, LLC and Litani Holdings, LLC. Pursuant to a personal loan from a lender that is not the Company or any of its affiliates, all of the Class A common stock held by BRJ Investments, LLC is subject to a “negative pledge” under which the sale or transfer of such shares would result in such loan becoming due. Elizabeth Howard, Mr. Howard’s spouse, may be deemed to have sole voting and dispositive power with respect to the shares held by each of the EEH Revocable Trust and JRH Gift Trust. The (i) number and percentages of shares outstanding after the offering and (ii) the percentage of total voting power after the offering excludes shares of Class B common stock that may become issuable pursuant to the Howard IPO Award. See “Executive Compensation—Executive Compensation Arrangements—Justyn Howard.”

(6)
Consists of (i) 1,087,198 shares of Class B common stock held by the Aaron Edward Frederick Rankin Revocable Trust, of which Mr. Rankin serves as the sole trustee, (ii) 1,250,962 shares of Class B common stock held by the Rankin Family 2013 Trust, of which Yeming Shi Rankin, Mr. Rankin’s spouse, serves as the sole trustee, (iii) 1,641,541 shares of Class B common stock held by the Rankin Family 2013 Non-Exempt Trust, of which Yeming Shi Rankin, Mr. Rankin’s spouse, serves as the sole trustee and (iv) 85,977 shares of Class B common stock held by the Yeming Shi Rankin Revocable Trust, of which Yeming Shi Rankin, Mr. Rankin’s spouse, serves as the sole trustee. Yeming Shi Rankin, Mr. Rankin’s spouse, may be deemed to have sole voting and dispositive power with respect to the shares held by each of The Rankin Family 2013 Trust, the Rankin Family 2013 Non-Exempt Trust and the Yeming Shi Rankin Revocable Trust.

(7)	Consists of 704,677 shares of Class A common stock issuable upon settlement of RSUs which Mr. Barretto has the right to acquire within 60 days of October 31, 2019.

(8)
Includes 60,417 shares of Class A common stock issuable upon settlement of RSUs which Ms. Gilpin has the right to acquire within 60 days of October 31, 2019 and excludes 84,583 shares of Class A common stock issuable upon settlement of RSUs which will not vest within 60 days of October 31, 2019.

(9)
Mr. Barris, who is one of our directors, is the Chairman and a General Partner at New Enterprise Associates, Inc. Please see footnote 2 above. The address of Mr. Barris is c/o New Enterprise Associates, Inc., 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(10)
Includes 12,500 shares of Class A common stock issuable upon settlement of RSUs which Mr. Collins has the right to acquire within 60 days of October 31, 2019 and excludes 77,500 shares of Class A common stock issuable upon settlement of RSUs which will not vest within 60 days of October 31, 2019.

(11)
Includes 12,500 shares of Class A common stock issuable upon settlement of RSUs which Ms. Walker has the right to acquire within 60 days of October 31, 2019 and excludes 77,500 shares of Class A common stock issuable upon settlement of RSUs which will not vest within 60 days of October 31, 2019.

(12)
Includes 145,000 shares of Class A common stock issuable upon settlement of RSUs which our executive officers have the right to acquire within 60 days of October 31, 2019 and excludes 95,000 shares of Class A common stock issuable upon settlement of RSUs that will not vest within 60 days of October 31, 2019.

DESCRIPTION OF CAPITAL STOCK
General
At or prior to the consummation of this offering, we will file an amended and restated certificate of incorporation and we will adopt our amended and restated bylaws. Our amended and restated certificate of incorporation will authorize capital stock consisting of:

•	1,000,000,000 shares of Class A common stock, par value $0.0001 per share;

•	25,000,000 shares of Class B common stock, par value $0.0001 per share; and

•	10,000,000 shares of preferred stock, par value $0.0001 per share.
We are selling 8,823,530 shares of Class A common stock in this offering (10,147,059 shares if the underwriters exercise in full their option to purchase additional shares of our Class A common stock). All shares of our common stock outstanding upon consummation of this offering will be fully paid and non-assessable.
The following summary describes the material provisions of our capital stock. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.
Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Class A common stock.
Common Stock
We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting, conversion and transfer rights.
Voting
Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of shares of our Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders. The holders of our common stock do not have cumulative voting rights in the election of directors.
Our amended and restated certificate of incorporation provides that so long as any shares of Class B common stock remain outstanding, the Company shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, voting as a separate class, in addition to any other vote required by applicable law or our amended and restated certificate of incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend, repeal or adopt any provision of our amended and restated certificate of incorporation inconsistent with, or otherwise alter or change, any of the voting, conversion, dividend or liquidation provisions of the shares of Class B common stock or other rights, powers, preferences or privileges of the shares of Class B common stock.

In addition, Delaware law would require either holders of our Class A common stock or our Class B common stock to vote separately as a class in the following circumstances:

•	if we were to seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of the shares of such class of stock; and

•
if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of the shares of such class of stock in a manner that affects them adversely.

Liquidation, Dissolution and Winding Up
Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution for distribution to stockholders after the payment of all of our debts and other liabilities.
No Preemptive or Similar Rights
Holders of shares of our common stock do not have preemptive, subscription or redemption rights. There will be no redemption or sinking fund provisions applicable to our common stock.
Conversion
Each outstanding share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. Each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers described in our amended and restated certificate of incorporation, including transfers to family members, trusts solely for the benefit of the stockholder or their family members, and partnerships, corporations, and other entities exclusively owned by the stockholder or their family members; provided that, in each case, voting control with respect to the transferred shares of Class B common stock is retained by the transferring holder or such transferring holder’s family member. Once converted or transferred and converted into Class A common stock, the Class B common stock may not be reissued.
All outstanding shares of our Class B common stock will automatically convert into shares of Class A common stock on a one-for-one basis upon the date that is the earlier of (i) the first date on which the voting power of all then outstanding shares of Class B common stock represents less than 10% of the combined voting power of all then outstanding shares of Class A common stock and Class B common stock, (ii) the date that is seven (7) years from the closing of this offering and (iii) the date specified by a vote of the holders of a majority of the then outstanding shares of Class B common stock, voting as a separate class. Following such conversion, each share of Class A common stock will have one vote per share and the rights of the holders of all outstanding shares of common stock will be identical.
Preferred Stock
Upon the consummation of this offering and the effectiveness of our amended and restated certificate of incorporation that will become effective immediately prior to the consummation of this offering, the total of our authorized shares of preferred stock will be 10,000,000 shares. Upon the consummation of this offering, we will have no shares of preferred stock outstanding.
Under the terms of our amended and restated certificate of incorporation that will become effective immediately prior to the consummation of this offering, our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting powers, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock and the number of shares of each series.
The purpose of authorizing our board of directors to issue preferred stock in one or more series and determine the rights, powers and preferences of each such series to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.
Registration Rights
Our Investor Rights Agreement provides that certain holders, or the Holders, of (i) our Class A common stock issued upon the conversion of our convertible preferred stock, (ii) shares of common stock of the Company held by the Investors, and (iii) any common stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities, or the Registrable Securities, have certain registration rights as set forth below. The registration of shares of our Class A common stock by the exercise of registration rights described below would enable the Holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by the demand, piggyback, Form S-3 and shelf registrations described below.
Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such Holders may include. The demand, piggyback, Form S-3 and shelf registration rights described below will expire on the seven-year anniversary of the closing of this offering, or with respect to any particular Holder, such time after the closing of this offering that such Holder can sell all of its shares entitled to registration rights under Rule 144 of the Securities Act during any 90-day period.
Demand Registration Rights
Any Holder or Holders that hold at least 25% of the Registrable Securities then outstanding will be entitled to certain demand registration rights. At any time beginning 180 days after the closing of this offering, the Holders of at least 25% of these shares may request that we register all or a portion of their shares; provided, that we are obligated to effect only two such registrations. If within thirty (30) days of such written request from any Holder or Holders we give notice to such Holder or Holders that we intend to make a public offering within ninety (90) days, we have the right to defer such a registration. Additionally, if our board of directors determines that it would be seriously detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.
Piggyback Registration Rights
In connection with this offering, pursuant to the Investor Rights Agreement, each Holder of Registrable Securities was entitled to, and the necessary percentage of Holders waived, their rights to notice of this offering and to include their shares of Registrable Securities in this offering. After the completion of this offering, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the Holders of Registrable Securities will be entitled to certain piggyback registration rights allowing the Holder to include their Registrable Securities in such registration, subject to certain marketing and other limitations. If a Holder decides not to include all of its Registrable Securities in any registration statement filed by us, it shall nevertheless continue to have the right to include its Registrable Securities in any subsequent registration statement or registration statements as we may filed with respect to offerings of our securities. We have the right to terminate or withdraw any registration initiated whether or not any Holder has elected to include Registrable Securities in such registration upon prompt notice to such Holder or Holders.
Form S-3 Registration
After the completion of this offering, any Holder or Holders of at least 5% of the Registrable Securities then outstanding will be entitled to certain Form S-3 registration rights. One or more Holders of Registrable Securities may make a written request that we register the offer and sale of their Registrable Securities on a registration statement on Form S-3, if we are eligible to file a registration statement on Form S-3, so long as the request covers securities the anticipated aggregate public offering price of which is at least $1,000,000, net of any underwriters’ discounts or commissions. If within thirty (30) days of such written request from any Holder or Holders we give notice to such Holder or Holders that we intend to make a public offering within ninety (90) days, we have the right to defer such a registration. Additionally, if our board of directors determines that it would be seriously detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 120 days.
Shelf Registration
After the completion of this offering, from and after the date upon which we become a well-known seasoned issuer (as defined in Rule 405 under the Securities Act), or a WKSI, any Holder or Holders of at least 5% of the Registrable Securities then outstanding may request that we file a registration on Form S-3 as described above under “—Registration Rights—Form S-3 Registration.” In lieu of such a filing, we may file with the SEC a shelf registration statement for a WKSI relating to the offer and sale of all Registrable Securities by such Holder or Holders from time to time in accordance with the methods of distribution elected by such Holder or Holders and set forth in the shelf registration statement. As promptly as practicable thereafter, we shall use our reasonable best efforts to cause such shelf registration statement to become effective under the Securities Act.
Forum Selection
Our amended and restated certificate of incorporation will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees or stockholders to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery; or (iv) any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision will not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to this provision.
Dividends
Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness, and therefore do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. See “Dividend Policy” and “Risk Factors—Risks Related to this Offering and Ownership of our Common Stock—We have never paid dividends on our capital stock and we do not intend to pay dividends for the foreseeable future. Consequently, any gains from an investment in our Class A common stock will likely depend on whether the price of our Class A common stock increases.”
Anti-Takeover Provisions
Our amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect immediately prior to the consummation of this offering, will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor. See “Risk Factors—Risks Related to This Offering and Ownership of Our Class A Common Stock—Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.”
Authorized but Unissued Shares
The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Global Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors
Our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Directors may only be removed from our board of directors for cause by the affirmative vote of the holders of a majority in voting power of the shares entitled to vote. See “Management—Composition of our Board of Directors.” These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.
Stockholder Action; Special Meeting of Stockholders
Our amended and restated certificate of incorporation will provide that our stockholders will not be able to take action by written consent for any matter and may only take action at annual or special meetings. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws, unless previously approved by our board of directors. Our amended and restated certificate of incorporation will further provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer, our president or another officer selected by a majority of our board of directors, thus limiting the ability of a stockholder to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, our amended and restated bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.
Amendment of Certificate of Incorporation or Bylaws
The DGCL provides generally that the affirmative vote of the holders of a majority in voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Upon consummation of this offering, our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders a majority of the votes which all our stockholders would be eligible to cast in an election of directors.
Section 203 of the DGCL
We are subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.
Limitations on Liability and Indemnification of and Advancement of Expenses to Officers and Directors
Our amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, along with the right to have expenses incurred in defending proceedings paid in advance of their final disposition. Prior to the consummation of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification and advancement provisions contained under our amended and restated bylaws and provided under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders to recover monetary damages against a director for breach of fiduciary duties as a director.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Corporate Opportunity Doctrine
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or certain of our stockholders or their respective affiliates, other than those opportunities our officers, directors, stockholders or affiliates are presented with while acting in their capacity as an employee, officer or director of us or our affiliates. Our amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to an employee director, employee officer or employee in his or her capacity as a director, officer or employee of Sprout Social, Inc.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Sprout Social, Inc. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such mergers or consolidations will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, subject to certain limitations.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, in certain circumstances. Among other things, either the stockholder bringing any such action must be a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock must have thereafter devolved by operation of law, and such stockholder must continuously hold shares through the resolution of such action.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Equiniti Trust Company.
Trading Symbol and Market
We have applied to list our Class A common stock on the Nasdaq Global Market under the symbol “SPT.”

SHARES ELIGIBLE FOR FUTURE SALE
Immediately prior to this offering, there was no public market for our Class A common stock. Future sales of substantial amounts of Class A common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our Class A common stock. Although we have applied to have our Class A common stock listed on the Nasdaq Global Market, we cannot assure you that there will be an active public market for our Class A common stock.
Upon the closing of this offering, we will have outstanding an aggregate of 38,080,466 shares of Class A common stock and an aggregate of 9,803,933 shares of Class B common stock, assuming the issuance of 8,823,530 shares of Class A common stock offered by us in this offering and not including the Howard IPO Award. See “Executive Compensation—Elements of the Company’s Executive Compensation Program—Equity Compensation” for more information on the Howard IPO Award. Of these shares, all shares of Class A common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.
The remaining 9,803,933 shares of Class B common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.
Lock-Up Agreements
We, our officers and directors and holders of substantially all of our capital stock and securities convertible into or exchangeable for our capital stock will agree that, without the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, as representatives of the underwriters, we and they will not, subject to certain exceptions, during the period ending 180 days after the date of this prospectus:

•
offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly or publicly disclose the intention to make any offer, sale, pledge or disposition of any shares of our capital stock, or any options or warrants to purchase any shares of our capital stock, or any securities convertible into, or exchangeable for, or that represent the right to receive, shares of our capital stock; or

•
enter into any swap or other arrangement that transfers to another, all or a portion of the economic consequences of ownership of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock, whether any transaction described above is to be settled by delivery of our capital stock or such other securities, in cash or otherwise.
Upon the expiration of the applicable lock-up periods, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above.

Rule 144
Affiliate Resales of Restricted Securities
In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least 180 days would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; or

•	the average weekly trading volume in our common stock on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.
Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and the Nasdaq Global Market concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.
Non-Affiliate Resales of Restricted Securities
Under Rule 144, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.
Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.
Rule 701
In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the registration statement of which this prospectus forms a part is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. Our affiliates can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.
The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.
Registration Rights
Pursuant to our Investor Rights Agreement, beginning six months after the completion of this offering, the holders of up to 23,194,041 shares of our Class A common stock, or certain transferees of such holders, will be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. See the section titled “Description of Capital Stock—Registration Rights” for a description of these registration rights. If the offer and sale of these shares of our common stock are registered, the shares will be freely tradable without restriction under the Securities Act, subject to the

Rule 144 limitations applicable to affiliates, and a large number of shares may be sold into the public market.
Registration Statements on Form S-8
We intend to file one or more registration statements on Form S-8 under the Securities Act with the SEC to register the offer and sale of shares of our Class A common stock that are issuable pursuant to awards outstanding under the 2016 Plan and that are available for issuance under the 2019 Plan, as well as the shares of Class A common stock that are issuable upon the conversion of the Class B common stock issuable under the Class B Plan and the shares of Class A common stock reserved for issuance under the ESPP. These registration statements will become effective immediately on filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described below, and Rule 144 limitations applicable to affiliates.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.
This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons for whom our Class A common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.
If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
Subject to the discussion below on information reporting, backup withholding and payments made to foreign accounts, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Class A common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Class A common stock will not be subject to U.S.

federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Class A common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING (CONFLICTS OF INTEREST)
We and the underwriters named below have entered into an underwriting agreement with respect to the shares of our Class A common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of our Class A common stock indicated in the following table. Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
KeyBanc Capital Markets Inc.
William Blair & Company, L.L.C.
Canaccord Genuity LLC
Stifel, Nicolaus & Company, Incorporated
Total	8,823,530
The underwriters are committed to take and pay for all of the shares of Class A common stock being offered, if any are taken, other than the shares of Class A common stock covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 1,323,529 shares of our Class A common stock from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares of Class A common stock are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 1,323,529 additional shares of Class A common stock from us.

Paid by us	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Shares of Class A common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $          per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We and our officers, directors, and holders of substantially all of our capital stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their capital stock or securities convertible into or exchangeable for shares of capital stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See “Shares Available for Future Sale” for a discussion of certain transfer restrictions.

Prior to the offering, there has been no public market for our Class A common stock. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.
An application has been made to list our Class A common stock on the Nasdaq Global Market under the symbol “SPT.”
In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise.
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $4.6 million. We have also agreed to reimburse the underwriters for expenses incurred by them related to the clearance of this offering with FINRA up to an aggregate of $35,000. In addition, we have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.
Other Relationships
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Certain entities affiliated with Goldman Sachs & Co. LLC, an underwriter of this offering, beneficially owned approximately 47.1% of our outstanding preferred stock as of October 31, 2019, which will be automatically converted into shares of Class A common stock representing approximately 35.5% of our Class A common stock prior to giving effect to this offering. As a result, Goldman Sachs & Co. LLC is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Accordingly, this offering is being made in compliance with the applicable provisions of FINRA Rule 5121. FINRA Rule 5121 prohibits Goldman Sachs & Co. LLC from making sales to discretionary accounts without the prior written approval of the account holder and requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement, of which this prospectus supplement forms a part, and exercise its usual standards of due diligence with respect thereto. Morgan Stanley & Co. LLC is acting as “qualified independent underwriter” for this offering. Morgan Stanley & Co. LLC will not receive any additional fees for serving as “qualified independent underwriter” in connection with this offering. We have agreed to indemnify Morgan Stanley & Co. LLC against certain liabilities incurred in connection with acting as “qualified independent underwriter,” including liabilities under the Securities Act and to contribute to payments that Morgan Stanley & Co. LLC may be required to make in that respect.
An employee of an affiliate of Goldman Sachs & Co. LLC, Jason Kreuziger, serves on our board of directors pursuant to the Voting Agreement, which provides that holders of a majority of our common stock issued or issuable upon conversion of our Series C preferred stock have the right to appoint one member to our board of directors. Prior to this offering entities affiliated with Goldman Sachs & Co. LLC owned a majority of our Series C preferred stock, and these entities will hold a majority of the common stock issued upon conversion of our Series C preferred stock at the closing of this offering. In addition, pursuant to the Investor Rights Agreement, affiliates of Goldman Sachs & Co. LLC have the right to appoint an observer to our board of directors. See “Certain Relationships and Related Party Transactions—Sixth Amended and Restated Investor Rights Agreement” and “Certain Relationships and Related Party Transactions—Sixth Amended and Restated Voting Agreement.”
European Economic Area
In relation to each Member State of the European Economic Area (each, a “Member State”), no offer of shares of our Class A common stock may be made to the public in that Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” as defined in the Prospectus Regulation.
In the case of any shares being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase shares, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).
United Kingdom
In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares of our Class A common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of

Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares of our Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our Class A common stock may not be circulated or distributed, nor may the shares of our Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares of our Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares of our Class A common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the shares of our Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA or (6) as specified in Regulation 32.

LEGAL MATTERS
The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP, Chicago, Illinois. Winston & Strawn LLP, Chicago, Illinois has acted as counsel for the underwriters in connection with certain legal matters related to this offering.
EXPERTS
The financial statements as of December 31, 2018 and December 31, 2017 and for each of the two years in the period ended December 31, 2018 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the Class A common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
Upon the closing of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.
We also maintain a website at www.sproutsocial.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Sprout Social, Inc.
Index to Consolidated Financial Statements

Sprout Social, Inc.
Consolidated Financial Statements
As of December 31, 2017 and 2018 and for the Years Ended December 31, 2017 and 2018
Sprout Social, Inc.
Condensed Consolidated Financial Statements (Unaudited)
As of September 30, 2019 and for the Nine Months Ended September 30, 2018 and 2019

Page(s)
Condensed Consolidated Balance Sheets as of December 31, 2018 and September 30, 2019 (Unaudited)	F-32
Condensed Consolidated Statements of Operations and Comprehensive Loss for the Periods Ended September 30, 2018 and 2019 (Unaudited)	F-34
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ (Deficit)/Equity for the Periods Ended September 30, 2018 and 2019 (Unaudited)	F-35
Condensed Consolidated Statements of Cash Flows for the Periods Ended September 30, 2018 and 2019 (Unaudited)	F-36
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-37

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Sprout Social, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Sprout Social, Inc. and its subsidiaries, (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, of convertible preferred stock and stockholders’ (deficit)/equity, and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for revenues from contracts with customers in 2018.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
June 13, 2019
We have served as the Company’s auditor since 2018.

Sprout Social, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

	December 31,
	2017	2018
Assets
Current assets
Cash	$4,847	$26,190
Restricted cash	160	—
Accounts receivable, net of allowances of $183 and $374 at December 31, 2017 and 2018, respectively	6,403	10,551
Deferred commissions	1,696	3,634
Prepaid expenses and other assets	1,141	2,507
Total current assets	14,247	42,882
Property and equipment, net	14,952	15,524
Deferred commissions, net of current portion	1,856	4,087
Other assets, net	117	39
Goodwill	2,299	2,299
Intangible assets, net	8,559	7,014
Restricted cash, net of current portion	3,270	—
Total assets	$45,300	$71,845
Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ (Deficit)/Equity
Current liabilities
Accounts payable	$2,319	$1,784
Deferred revenue	14,051	21,150
Accrued wages and payroll related benefits	2,942	3,735
Accrued expenses and other	2,592	4,402
Total current liabilities	21,904	31,071
Deferred rent, net of current portion	13,866	14,651
Deferred revenue, net of current portion	327	390
Long-term debt	3,000	—
Total liabilities	39,097	46,112
Commitments and contingencies (Note 10)
Convertible redeemable preferred stock
Series A convertible redeemable preferred stock, $0.0001 par value, 2,690,403 shares authorized; 2,690,403 issued and outstanding at December 31, 2017	448
Series A-1 convertible redeemable preferred stock, $0.0001 par value, 1,600,000 shares authorized; 1,600,000 issued and outstanding at December 31, 2017	800
Series B convertible redeemable preferred stock, $0.0001 par value, 6,108,000 shares authorized; 6,108,000 issued and outstanding at December 31, 2017	9,961
Series B-1 convertible redeemable preferred stock, $0.0001 par value, 2,492,570 shares authorized; 2,449,700 issued and outstanding at December 31, 2017	9,663

Sprout Social, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

Series C convertible redeemable preferred stock, $0.0001 par value, 6,989,863 shares authorized; 6,989,863 issued and outstanding at December 31, 2017	41,799
Total convertible redeemable preferred stock	62,671
Stockholders’ (deficit)/equity
Series A convertible preferred stock, $0.0001 par value, 2,690,403 shares authorized; 2,690,403 issued and outstanding at December 31, 2018		448
Series A-1 convertible preferred stock, $0.0001 par value, 1,600,000 shares authorized; 1,600,000 issued and outstanding at December 31, 2018		800
Series B convertible preferred stock, $0.0001 par value, 6,108,000 shares authorized; 6,108,000 issued and outstanding at December 31, 2018		9,961
Series B-1 convertible preferred stock, $0.0001 par value, 2,492,570 shares authorized; 2,449,700 issued and outstanding at December 31, 2018;		9,663
Series C convertible preferred stock, $0.0001 par value, 6,989,863 shares authorized; 6,989,863 issued and outstanding at December 31, 2018		41,799
Series D convertible preferred stock, $0.0001 par value, 2,176,297 shares authorized; 2,176,297 issued and outstanding at December 31, 2018		40,305
Common stock, $0.0001 par value, 43,000,000 shares authorized at December 31, 2017; 46,000,000 shares authorized at December 31, 2018; 18,478,204 and 16,504,353 issued and outstanding at December 31, 2017, respectively; 18,652,960 and 16,679,109 issued and outstanding at December 31, 2018, respectively	1	1
Additional paid-in capital	1,685	1,844
Treasury stock, at cost	(10,507)	(10,507)
Accumulated deficit	(47,647)	(68,581)
Total stockholders’ (deficit)/equity	(56,468)	25,733
Total liabilities, convertible redeemable preferred stock, and stockholders’ (deficit)/equity	$45,300	$71,845
See Notes to Consolidated Financial Statements.

Sprout Social, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)

	Year Ended December 31,
	2017	2018
Revenue
Subscription	$44,685	$78,392
Professional services and other	130	421
Total revenue	44,815	78,813
Cost of revenue
Subscription	9,964	20,726
Professional services and other	31	268
Total cost of revenue	9,995	20,994
Gross profit	34,820	57,819
Operating expenses
Research and development	16,664	25,426
Sales and marketing	25,165	35,980
General and administrative	14,994	17,185
Total operating expenses	56,823	78,591
Loss from operations	(22,003)	(20,772)
Interest expense	(24)	(617)
Interest income	117	35
Other income	—	442
Loss before income taxes	(21,910)	(20,912)
Income tax expense	—	22
Net loss and comprehensive loss	$(21,910)	$(20,934)
Net loss per share attributable to common shareholders, basic and diluted	$(1.34)	$(1.26)
Weighted-average shares outstanding used to compute net loss per share, basic and diluted	16,400,767	16,593,258
See Notes to Consolidated Financial Statements.

Sprout Social, Inc.
Consolidated Statements of Convertible Preferred Stock and Stockholders’ (Deficit)/Equity
(in thousands, except share data)

	Series A, A-1, B, B-1 and C Convertible Redeemable Preferred Stock		Voting Common Stock		Additional Paid-in Capital	Series A, A-1, B, B-1, C and D Convertible Preferred Stock (in equity)		Treasury Stock		Accumulated Deficit	Total Stockholders’ (Deficit)/Equity
	Shares	Amount	Shares	Amount		Shares	Amount	Shares	Amount
Balances at December 31, 2016	19,837,966	$62,671	16,371,202	$1	$1,068	—	$—	1,973,851	$(10,507)	$(25,736)	$(35,174)
Exercise of stock options			133,151	—	144					(1)	143
Stock-based compensation expense					473						473
Net loss										(21,910)	(21,910)
Balances at December 31, 2017	19,837,966	62,671	16,504,353	1	1,685	—		1,973,851	(10,507)	(47,647)	(56,468)
Exercise of stock options			174,756	0	106						106
Stock-based compensation expense					53						53
Reclass of convertible preferred stock (Note 8)	(19,837,966)	(62,671)				19,837,966	62,671				62,671
Issuance of Series D convertible preferred stock (Note 8)						2,176,297	40,305				40,305
Net loss										(20,934)	(20,934)
Balances at December 31, 2018	—	$—	16,679,109	$1	$1,844	22,014,263	$102,976	1,973,851	$(10,507)	$(68,581)	$25,733
See Notes to Consolidated Financial Statements.

Sprout Social, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2017	2018
Cash flows from operating activities
Net loss	$(21,910)	$(20,934)
Adjustments to reconcile net loss to net cash (used in) operating activities
Depreciation of property and equipment	1,233	2,441
Amortization of line of credit issuance costs	11	128
Amortization of acquired intangible assets	121	1,545
Amortization of deferred commissions	1,358	2,795
Stock-based compensation expense	473	53
Changes in operating assets and liabilities
Accounts receivable	(2,428)	(4,147)
Prepaid expenses and other current assets	(599)	(1,242)
Deferred commissions	(3,063)	(6,964)
Accounts payable and accrued expenses	3,875	1,761
Deferred revenue	5,404	7,162
Deferred rent	1,180	164
Net cash (used in) operating activities	(14,345)	(17,238)
Cash flows from investing activities
Purchases of property and equipment	(673)	(2,097)
Acquisition of businesses, net of cash acquired	(11,843)	—
Net cash (used in) investing activities	(12,516)	(2,097)
Cash flows from financing activities
Proceeds from line of credit	3,000	11,000
Repayments of line of credit	—	(14,000)
Proceeds from issuance of convertible preferred stock	—	40,305
Payments for line of credit issuance costs	(116)	(163)
Proceeds from exercise of stock options	143	106
Net cash provided by financing activities	3,027	37,248
Net (decrease)/increase in cash	(23,834)	17,913
Cash
Beginning of year	32,111	8,277
End of year	$8,277	$26,190
Supplemental cash flow information
Cash paid for interest	$81	$489
Cash paid for income taxes	$—	$—
Supplemental disclosure of noncash
investing and financing activities
Property and equipment acquired under lease incentives	$5,394	$927
See Notes to Consolidated Financial Statements.

Sprout Social, Inc.
Notes to Consolidated Financial Statements

1.	Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations
Sprout Social, Inc. (“Sprout Social” or the “Company”), a Delaware corporation, began operating on April 21, 2010 to design, develop and operate a web-based comprehensive social media management tool enabling companies to manage and measure their online presence. Customers access their accounts online via a web-based interface or a mobile application. Some customers also purchase the Company’s professional services, which primarily consist of consulting and training services. The Company’s fiscal year end is December 31. The Company’s customers are primarily located throughout the United States, and a portion of customers are located in foreign countries. The Company is headquartered in Chicago, Illinois.
Principles of Consolidation and Basis of Presentation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. The consolidated financial statements and accompanying notes were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The Company bases its estimates on historical experience and on other assumptions that its management believes are reasonable under the circumstances. Actual results could differ from those estimates. The Company’s most significant estimates and judgments are those related to the estimated period of benefit for incremental costs of obtaining a contract with a customer, calculation of allowance for doubtful accounts, valuation of assets and liabilities acquired as part of business combinations, useful lives of long-lived assets, stock-based compensation, income taxes, commitments and contingencies and litigation, among others.
Segment Information
The Company operates as one operating segment. The Company’s chief operating decision maker (“CODM”) is its chief executive officer, who reviews financial information for purposes of making operating decisions, assessing financial performance and allocating resources. The Company’s CODM evaluates financial information on a consolidated basis. As the Company operates as one operating segment, all required segment financial information is found in the consolidated financial statements.
Fair Value of Financial Instruments
The Company has the following financial instruments: cash, accounts receivable, accounts payable and accrued liabilities. The carrying value of the Company’s accounts receivable, accounts payable and accrued liabilities approximates fair value due to their short-term nature.
Cash and Restricted Cash
Restricted cash consists of letters of credit collateralizing our future operating lease payments of $3.4 million as of December 31, 2017.

Sprout Social, Inc.
Notes to Consolidated Financial Statements

The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets to the amount of cash and restricted cash reported within the consolidated statements of cash flows:

	As of December 31,
	2017	2018
Cash	$4,847	$26,190
Restricted Cash	3,430	—
Cash and Restricted Cash	$8,277	$26,190
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable primarily consist of amounts billed and currently due from customers, net of an allowance for doubtful accounts. Subscription fees billed in advance of the related subscription term represent contract liabilities and are presented as accounts receivable and deferred revenues upon establishment of an unconditional right to payment under non-cancellable contracts. Our typical payment terms provide for customer payment within 30 days of the date of the contract.
Accounts receivable are subject to collection risk. The Company performs evaluations of its customers’ financial positions and generally extends credit on account, without collateral. The Company determined the need for an allowance for doubtful accounts based upon various factors, including past collection experience, credit quality of the customer, age of the receivable balance and current economic conditions.
If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Accounts are charged against the allowance for doubtful accounts once collection efforts are unsuccessful. Bad debt expense is $0.1 million and $0.8 million for the years ended December 31, 2017 and 2018, respectively. The allowance for doubtful accounts is $0.2 million and $0.4 million as of December 31, 2017 and 2018, respectively.
Concentration of Credit Risk
Financial instruments that potentially expose the Company to concentrations of credit risk are primarily cash, restricted cash and accounts receivable. The Company maintains cash balances that may exceed the insured limits by the Federal Deposit Insurance Corporation. The Company has not experienced any losses on its deposits of cash.
The Company has credit risk regarding trade accounts receivable as the Company generally does not require collateral. Allowances are maintained for potential credit losses. As of December 31, 2017, there were no individual customers that accounted for more than 10% of the Company’s total revenue and one customer accounted for 13% of net accounts receivable. As of December 31, 2018, there were no individual customers that accounted for more than 10% of the Company’s total revenue or net accounts receivable.

Sprout Social, Inc.
Notes to Consolidated Financial Statements

Property and Equipment
Property and equipment are recorded at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the following estimated useful lives:

Computer equipment and hardware	3-5 years
Furniture and fixtures	3-7 years
Leasehold improvements	Lesser of useful life or remaining lease term
Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation are written off, and any resulting gain or loss is credited or charged to income.
Goodwill
Goodwill consists of the excess purchase price over the fair value of net assets acquired in purchase business combinations. The Company conducts a test for the impairment of goodwill on at least an annual basis as of October 1st or sooner if indicators of impairment arise. The Company first assesses qualitative factors to determine whether it is more likely than not that goodwill is impaired. As part of the qualitative assessment, the Company evaluates factors including macroeconomic conditions, industry and market considerations, cost factors and overall financial performance of its reporting unit.
If the Company concludes that it is more-likely-than-not that its single reporting unit is impaired or if the Company elects not to perform the optional qualitative assessment, a quantitative assessment is performed. For the quantitative assessment, the fair value of the Company’s reporting unit is compared with the carrying amount of net assets, including goodwill, related to the reporting unit. The Company recognizes an impairment charge for the amount, if any, by which the carrying amount of a reporting unit exceeds the fair value of the reporting unit. Goodwill of $2.3 million was recorded in connection with the acquisition of Simply Measured, Inc. in December 2017 and the Company recorded no impairment loss during the year ended December 31, 2018.
Impairment of Long-Lived Assets
The Company evaluates the recoverability of its long-lived assets, which includes property and equipment and intangible assets, whenever events or circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability of an asset is measured by comparison of its carrying amount to the anticipated future undiscounted cash flows that the asset is expected to generate. If that comparison indicates that the carrying amount is not recoverable, an impairment loss is recorded in the amount by which the carrying amount of the asset exceeds its fair value. Long lived assets were recorded in connection with the acquisition of Simply Measured, Inc. in December 2017 and the Company recorded no impairment loss during the year ended December 31, 2018.
Revenue Recognition
The Company generates revenues from subscriptions to the Company’s web-based social media management platform under a software-as-a-service model. Our subscriptions can range from monthly to one-year or multi-year arrangements and are generally non-cancellable. The Company’s customers do not have the right to take possession of the online software solution.

Sprout Social, Inc.
Notes to Consolidated Financial Statements

The Company commences revenue recognition when control of these products is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for such products.
The Company determines revenue recognition through the following steps:

•	identify the contract with a customer;

•	identify the performance obligations in a contract;

•	determination of the transaction price;

•	allocate the transaction price to the performance obligations identified in the contract; and

•	recognize revenue when (or as) performance obligations are satisfied.
Identify the contract with a customer
A customer contract is generally identified when the Company and a customer have executed an agreement or online acceptance that requires the Company to grant access to its online software products and provide professional services in exchange for consideration from the customer.
Identify the performance obligations in a contract
A performance obligation is a promise to provide a distinct service or a series of distinct services. A service that is promised to a customer is distinct if the customer can benefit from the service either on its own or together with other readily available resources, and a company’s promise to transfer the service to the customer is separately identifiable from other promises in the contract.
The Company has determined that subscriptions for its online software products are a distinct performance obligation, because no implementation work is required and the online software product is fully functional once a customer has access.
In addition, the Company sells professional services consisting of, but not limited to, implementation fees, specialized training, one-time reporting services and recurring periodic reporting services. Professional services are distinct, as they are sold separately, and the customer can benefit from the services to make better use of the online product purchased.
Determination of the transaction price
The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods or services to a customer. The Company estimates any variable consideration it will be entitled at contract inception and will reassess as circumstances change, when determining the transaction price. The transaction price for subscription and professional services is generally fixed at contract inception; therefore, the Company’s contracts do not contain a significant amount of variable consideration. As a result, the amount of revenue recognized in the periods presented from performance obligations satisfied (or partially satisfied) in previous periods due to changes in the transaction price was not material.
Allocate the transaction price to the performance obligations identified in the contract
If the contract contains a single performance obligation, the Company allocates the entire transaction price to the single performance obligation. For contracts containing multiple performance

Sprout Social, Inc.
Notes to Consolidated Financial Statements

obligations, the transaction price is allocated to each performance obligation based on the relative standalone selling price (“SSP”) of the services provided to the customer. The Company determines the SSP based upon the prices at which the Company separately sells subscription and various professional services, and based on the Company’s overall pricing objectives, taking into consideration market conditions, value of the Company’s contracts, the types of offerings sold, customer demographics and other factors.
Recognize revenue when (or as) performance obligations are satisfied
Subscription revenues are recognized ratably over the contract terms beginning on the date the Company’s service is made available to customers, which typically begins on the commencement date of each contract as no implementation work is required. The Company’s customers do not have the right to take possession of the online software solution. The Company’s subscription service arrangements are generally non-cancellable and do not provide for refund of subscription fees.
Professional services are typically provided for a fixed fee, and revenues are recognized over time for these contracts as services are provided to the customer. Professional services revenue represents less than 1% of revenue for the periods presented.
Disaggregation of Revenue
The Company provides disaggregation of revenue based on geographic region in Note 11 and based on the subscription versus professional services and other classification on the consolidated statements of operations and comprehensive loss, as it believes these best depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.
Deferred Revenue
Deferred revenue is recorded upon establishment of unconditional right to payment under non-cancellable contracts for subscription and professional services described above and is recognized as the revenue recognition criteria are met. The Company generally invoices customers in advance in monthly, quarterly, semi-annual and annual installments. The deferred revenue balance is influenced by several factors, including the compounding effects of renewals, invoice duration, timing and size.
Deferred revenue during the year ended December 31, 2017, increased $7.3 million as a result of $52.1 million of additional invoicing which was offset by $44.8 million of revenue recognized during the same period. Deferred revenue during the year ended December 31, 2018, increased $7.2 million as a result of $86.0 million of additional invoicing which was offset by $78.8 million of revenue recognized during the same period. The amount of revenue recognized during the years ended December 31, 2017 and 2018 that was included in deferred revenue at the beginning of each period was $7.1 million and $14.1 million, respectively.
As of December 31, 2018, including amounts already invoiced and amounts contracted but not yet invoiced, $27.1 million of revenue is expected to be recognized from remaining performance obligations, of which 95% is expected to be recognized in the next 12 months, with the remainder expected to be recognized the following year.
Sales Commissions
Sales force commissions are considered incremental costs of obtaining a contract with a customer. Sales commissions are paid on initial contracts with new customers and for expansion of contracts with existing customers. No commissions are paid on customer renewals. Sales commissions are deferred and amortized on a straight-line basis over a period of benefit of three years, as determined

Sprout Social, Inc.
Notes to Consolidated Financial Statements

by the Company. The Company determined the three-year period by taking into consideration the products sold, expected customer life, expected contract renewals, technology life cycle and other factors. Amortization expense is included as a component of sales and marketing expense. Deferred commissions during the year ended December 31, 2017 increased $1.7 million as a result of deferring incremental costs of obtaining contracts with customers of $3.1 million, which was offset by $1.4 million of amortization. Deferred commissions during the year ended December 31, 2018 increased $4.2 million as a result of deferring incremental costs of obtaining contracts with customers of $7.0 million, which was offset by $2.8 million of amortization. The Company periodically reviews the deferred sales commissions for impairment and noted no impairment loss for the year ended December 31, 2018.
Cost of Revenues
Cost of revenues primarily consist of expenses related to hosting the Company’s service and providing support to customers, depreciation associated with computers and hardware and amortization expense related to acquired developed technologies. These expenses are comprised of hosted data center global costs, fees paid to a third-party data provider and personnel-related costs directly associated with cloud infrastructure and customer support, including salaries, benefits, bonuses and allocated overhead. Overhead associated with facilities and information technology is allocated to cost of revenue and operating expenses based on headcount.
Advertising Costs
Advertising costs primarily include online advertising on search engines. Advertising costs are expensed as incurred and included as a component of sales and marketing expenses. The Company incurred approximately $4.6 million and $1.5 million in advertising costs during the years ended December 31, 2017 and 2018, respectively.
Research and Development Costs
Costs incurred in research and development are expensed as incurred and consist primarily of payroll, employee benefits and other expenses associated with product development.
Stock-Based Compensation
The Company recognizes compensation expense for equity awards based on the grant‐date fair value on a straight-line basis over the remaining requisite service period for the award. The Company uses the Black‐Scholes option pricing model to measure the fair value of the option awards. The Company sets the exercise price at the estimated fair‐market value at the date of the grant. Management utilized third‐party valuations to assist with the determination of the Company’s estimated fair‐market value and common stock price. The exercise price affects the fair value of the option award in the Black‐Scholes option pricing model. The Company recognizes forfeitures as they occur.
Leases
Rent expense is recognized using the straight-line method over the term of the lease. Certain leasehold improvements are funded by landlord incentives or allowances. Such incentives or allowances under operating leases are recorded as a component of deferred rent and are amortized as a reduction of rent expense over the term of the related lease. The difference between rent expense (which includes the impact of escalation provisions and incentives or allowances) and rent paid is recorded as deferred rent, the current portion of which is included in accrued expenses and the long-term portion separately disclosed in the accompanying consolidated balance sheets.

Sprout Social, Inc.
Notes to Consolidated Financial Statements

Commitments and Contingencies
The Company evaluates all pending or threatened commitments and contingencies, if any, that are reasonably likely to have a material effect on its operations or financial position. The Company assesses the probability of an adverse outcome and records a provision for a liability when management believes that it is probable that a liability has been incurred and the amount can be reasonably estimated.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company recognizes deferred tax assets to the extent that these assets are believed to be more likely than not to be realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not expected to be realized. In making such a determination, all available positive and negative evidence is considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies and results of recent operations.
Tax benefits for uncertain tax positions are based upon management’s evaluation of the information available at the reporting date. To be recognized in the financial statements, a tax benefit must be at least more-likely-than-not of being sustained based on technical merits. The benefit for positions meeting the recognition threshold is measured as the largest benefit more-likely-than-not of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of provision for income taxes. Accrued interest and penalties are included on the related tax liability line in the consolidated balance sheets, as applicable.
The Company files income tax returns in the U.S. federal jurisdiction, Illinois and other state jurisdictions. It is difficult to predict the final timing and resolution of any particular uncertain tax position. Based on the Company’s assessment of many factors, including past experience and complex judgments about future events, the Company does not currently anticipate significant changes in its uncertain tax positions over the next 12 months.
Business Combinations
An acquisition of a business (an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return directly to investors) is a business combination. Determining whether the acquisition meets the definition of a business combination requires judgment to be applied on a case-by-case basis. Acquisitions are assessed under the relevant criteria to establish whether the transaction represents a business combination or an asset purchase.
Business combinations are accounted for using the acquisition method of accounting. The acquired identifiable tangible and intangible assets, liabilities and contingent liabilities are measured at their fair values at the date of the acquisition. Goodwill is initially measured at the excess of the aggregate of the consideration transferred over the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date. Acquisition costs incurred are expensed.

Sprout Social, Inc.
Notes to Consolidated Financial Statements

During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. In addition, uncertain tax positions and tax-related valuation allowances are initially established in connection with the business combination as of the acquisition date. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s consolidated statements of operations and comprehensive loss.
Net Loss per Share
Holders of the Company’s convertible preferred stock participate in dividends with holders of the Company’s common stock, but they are not contractually required to share in net losses. Accordingly, during periods of income, the Company is required to use the two-class method of calculating earnings per share. The two-class method requires that earnings per share be calculated separately for each class of security. As the Company incurred losses during the periods presented, the Company used the methods described below to calculate net loss per share.
The Company calculates basic net loss per share by dividing net loss attributable to common shareholders by the weighted-average number of the Company’s common stock shares outstanding during the respective period. Net loss attributable to common shareholders is net loss minus convertible preferred stock dividends declared, of which there were none during the periods presented.
The Company calculates diluted net loss per share using the treasury stock and if-converted methods, which consider the potential impacts of outstanding stock options, warrants and convertible preferred stock. Under these methods, the numerator and denominator of the net loss per share calculation are adjusted for these securities if the impact of doing so increases net loss per share. During the periods presented, the impact is to decrease net loss per share and therefore the Company is precluded from adjusting its calculation for these securities. As a result, diluted net loss per share is calculating using the same formula as basic net loss per share.
Recently Adopted Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers and has since amended the standard with ASU 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date, ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net), ASU 2016‑10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing, and ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients. These standards replace existing revenue recognition rules with a single comprehensive model to use in accounting for revenue arising from contracts with customers.
The Company adopted ASU 2014-09, as amended, on January 1, 2018, utilizing the full retrospective method of transition. The new standard did not significantly impact the Company’s revenue recognition nor the timing of when those revenues are recognized. However, the new standard requires deferral of incremental contract acquisition and fulfillment costs and subsequent expense recognition over the anticipated period of benefit, which we have determined to be three years. Prior to adopting the new standard, deferral of sales commissions was not required, and the Company’s policy was to expense sales commission costs as incurred.
The impact of adopting the new standard resulted in an improvement to the opening accumulated deficit as of January 1, 2017 of $1.8 million. As a result of deferring incremental commissions and bonus expenses, the Company recognized a decrease in Sales and marketing expense of $1.7 million in 2017.

Sprout Social, Inc.
Notes to Consolidated Financial Statements

During 2018, the Company capitalized $7.0 million of commissions and sales bonus costs to obtain revenue contracts and amortized $2.8 million in Sales and marketing expense. The adoption of the standard also resulted in assets related to deferred commission and bonus expenses totaling $3.6 million and $7.7 million in 2017 and 2018, respectively.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016‑01”), including subsequent amendments. This ASU introduces changes to current accounting for equity investments and financial liabilities under the fair value option and the presentation and disclosure requirements for financial instruments. The Company adopted the standard on January 1, 2018. The new standard did not significantly impact the Company’s consolidated financial statements or disclosures.
In November 2016, the FASB, issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which is intended to add or clarify guidance on the classification and presentation of changes in restricted cash on the statement of cash flows and to eliminate the diversity in practice related to such classifications. The Company adopted the standard on January 1, 2018, utilizing the full retrospective method of transition. The new standard did not significantly impact the Company’s consolidated financial statements.
In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which intends to simplify the accounting for nonemployee share-based payment transactions. The ASU is effective for fiscal years beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019, with early adoption permitted. The Company early adopted the standard on January 1, 2018, and the new standard did not significantly impact the Company’s consolidated financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016 02”), including subsequent amendments. ASU 2016-02 requires lessees to record a right-of-use asset and lease liability for almost all leases. This ASU does not substantially impact lessor accounting. The Company is required to adopt ASU 2016-02 on January 1, 2019 using a modified retrospective approach. Upon adoption, the Company expects to elect practical expedients which will not require the Company to assess whether any expired or existing contracts contain leases, the lease classification of any expired or existing leases or any initial direct costs for any existing leases. Upon adoption of ASU 2016‑02, the Company expects a substantial increase to right-of-use assets and lease liabilities on its balance sheet related to its operating leases disclosed in Note 10, as well as enhanced disclosures to enable users of the financial statements to understand the amount, timing and uncertainty of cash flows arising from leases. The Company is evaluating the full effects that adoption of ASU 2016-02 will have on its financial position, results of operations, and disclosures.

2.	Business Combination
Simply Measured, Inc.
On December 5, 2017, the Company entered into a stock purchase agreement to acquire all the shares of Simply Measured, Inc. for a total purchase price of $12.6 million. The Company acquired Simply Measured, Inc. to expand the Company’s footprint within the consumer insights market, which contributed to a purchase price in excess of net tangible and intangible assets acquired. Simply Measured Inc. provides a web-based social media analytics platform.

Sprout Social, Inc.
Notes to Consolidated Financial Statements

The Company paid $11.8 million in cash (net of cash acquired). The Company also incurred $0.3 million in acquisition related expenses, which were expensed as incurred during 2017.
The acquisition was accounted for as a business combination. Approximately $8.7 million of the purchase price was allocated to customer relationships, trademark, technology platform and noncompetition agreements. Approximately $2.3 million of excess purchase price over specifically identifiable tangible and intangible assets was initially recorded as goodwill, including assembled workforce, none of which is expected to be deductible for tax purposes. In 2018, the Company received a purchase price settlement of $0.2 million from Simply Measured, Inc related to a contingent consideration adjustment, which resulted in a gain in the consolidated statement of operations and comprehensive loss. Simply Measured, Inc. has been included in the Company’s consolidated results of operations since the acquisition date, and the results were immaterial to the Company’s consolidated results for the year ended December 31, 2017.
The table below summarizes the net assets acquired related to the acquisition (in thousands):

Simply Measured, Inc.
Assets Acquired
Cash	$757
Accounts receivable, net	2,055
Prepaid expenses and other current assets	183
Property and equipment, net	1,015
Goodwill and other intangibles	2,299
Customer relationships	7,300
Trademark	120
Technology platform	1,150
Noncompetition agreement	110
Total assets acquired	14,989
Liabilities assumed
Accounts payable	289
Accrued expenses and other	155
Deferred revenue	1,898
Other current liabilities	47
Total liabilities assumed	2,389
Net assets acquired	$12,600

Sprout Social, Inc.
Notes to Consolidated Financial Statements

The table below summarizes the unaudited pro forma results of the Company as if the acquisition of Simply Measured, Inc. occurred on the first day of the period presented (in thousands, except per share data). These combined results are not necessarily indicative of the results that may have been achieved had the acquisition been completed as of January 1, 2017.

Pro forma for the year ended December 31, 2017
(unaudited)
Total Revenue	$60,847
Total Net Loss	(28,892)
Net loss per share attributable to common shareholders, basic and diluted	$(1.76)

3.	Property and Equipment
As of the dates specified below, property and equipment consisted of the following (in thousands):

	As of December 31,
	2017	2018
Computer equipment and hardware	$1,244	$1,590
Furniture and fixtures	3,459	3,498
Leasehold improvements	12,428	15,045
Total property and equipment	17,131	20,133
Less: Accumulated depreciation	(2,179)	(4,609)
Total property and equipment, net	$14,952	$15,524
The Company recognized depreciation expense on property and equipment of $1.2 million and $2.4 million for the years ended 2017 and 2018, respectively.

Sprout Social, Inc.
Notes to Consolidated Financial Statements

4.	Intangible Assets
As of the dates specified below, intangible assets, net consisted of the following (in thousands):

	As of December 31,
	2017	2018
Customer relationships	$7,300	$7,300
Trademark	120	120
Technology platform	1,150	1,150
Noncompetition agreement	110	110
	8,680	8,680
Less: Accumulated amortization
Customer relationships	(80)	(1,126)
Trademark	(5)	(65)
Technology platform	(32)	(415)
Noncompetition agreement	(4)	(60)
	(121)	(1,666)
Intangible assets, net	$8,559	$7,014
Amortization of intangible assets totaled $0.1 million and $1.5 million for the years ended December 31, 2017 and 2018, respectively. The expected future amortization of intangible assets as of December 31, 2018 is summarized as follows (in thousands):

Years Ending December 31,	Amortization Expense
2019	$1,532
2020	1,394
2021	1,043
2022	1,043
2023	1,043
Thereafter	959
$7,014
Intangible assets are all amortizable and have weighted-average amortization periods as follows:

Intangible assets	Years
Customer relationships	7
Trademark	2
Technology platform	3
Noncompetition agreement	2

Sprout Social, Inc.
Notes to Consolidated Financial Statements

5.	Goodwill
Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill amounts are not amortized, but rather tested for impairment at least annually during the fourth quarter.
The changes in the carrying amount of goodwill for the year ended December 31, 2017 and 2018 were as follows (in thousands):

Balance as of December 31, 2016	$—
Acquisition of Simply Measured, Inc.	2,299
Balance as of December 31, 2017	$2,299
Change in carrying amount	—
Balance as of December 31, 2018	$2,299

6.	Income Taxes
On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (“Tax Act”) was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a federal corporate tax rate decrease from 34% to 21% for tax years beginning after December 31, 2017, the transition of U.S international taxation from a worldwide tax system to a territorial system and a one-time transition tax on the mandatory deemed repatriation of foreign earnings. The Company has estimated the provision for income taxes in accordance with the Tax Act and guidance, and as a result recorded a reduction of $6.3 million in its deferred tax assets as of December 31, 2017, which is entirely offset by its valuation allowance resulting in zero total tax expense in the period in which the legislation was enacted. The provisional amount related to the re-measurement of certain deferred tax assets and liabilities, based on the rates at which they are expected to reverse in the future.
On December 22, 2017, Staff Accounting Bulletin No. 118, or SAB 118, was issued to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. The accounting was finalized and no subsequent adjustment to these amounts were recorded to tax expense in 2018.
The Company elected to account for Global Intangible Low–Taxed Income (“GILTI”) as a current-period expense when incurred. Therefore, the Company has not recorded deferred taxes for basis differences expected to reverse in the future periods.
There has historically been no provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. In 2018, the Company recognized an immaterial provision related to foreign income taxes.
The components of loss before income taxes are as follows (in thousands):

	Year Ended December 31,
	2017	2018
Domestic	$(21,910)	$(20,748)
Foreign	—	(164)
Loss before income taxes	$(21,910)	$(20,912)

Sprout Social, Inc.
Notes to Consolidated Financial Statements

A reconciliation of the difference between the federal statutory rate and the effective income tax rate as a percentage of income before taxes for the years ended December 31, 2017, and December 31, 2018 is as follows (in thousands):

	Year Ended December 31,
	2017		2018
	Amount	Tax Rate	Amount	Tax Rate
Federal statutory income tax	$(7,449)	34.00%	$(4,414)	21.00%
State income tax, net of federal tax benefit	(764)	3.49	(618)	2.94
Foreign tax	—	—	22	(0.10)
Other	20	(0.09)	208	(0.99)
Valuation allowance net of deferred tax assets	2,074	(9.47)	4,247	(20.21)
Stock-based compensation	161	(0.73)	11	(0.05)
Transaction costs	85	(0.39)	—	—
Change of rate	5,873	(26.81)	566	(2.69)
Effective income tax rate	$—	—%	$22	(0.1)%
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes at December 31, 2017 and December 31, 2018 are as follows (in thousands):

	As of December 31,
	2017	2018
Deferred tax assets
Deferred rent	$522	$3,940
Other	494	678
Net operating loss carryforwards	13,409	17,228
Total deferred tax assets	14,425	21,846
Deferred tax liabilities
Depreciation and amortization	(2,048)	(4,193)
Deferred commissions and bonus	(902)	(1,848)
Other	(432)	(514)
Total deferred tax liabilities	(3,382)	(6,555)
Less: Valuation allowance	(11,043)	(15,291)
Net deferred tax asset (liability)	$—	$—
Due to the Company’s history of net losses and the difficulty in predicting future results, the Company believes that it cannot rely on projections of future taxable income to realize the deferred tax assets. Accordingly, it has established a full valuation allowance against its net deferred tax assets. Significant management judgment is required in determining the Company’s deferred tax assets and liabilities and valuation allowances for purposes of assessing its ability to realize any future benefit from its net deferred tax assets. The Company intends to maintain this valuation allowance until sufficient positive

Sprout Social, Inc.
Notes to Consolidated Financial Statements

evidence exists to support the reversal of the valuation allowance. Income tax expense recorded in the future will be reduced to the extent that sufficient positive evidence materializes to support a reversal of, or decrease in, the Company’s valuation allowance. The increase in the valuation allowance for deferred tax assets was approximately $4.2 million for the year ended December 31, 2018.
The Company has total net operating loss carryforwards for federal income tax purposes of approximately $15.3 million as of December 31, 2018, which begin to expire in 2031. The Company has total net operating loss carryforwards for U.S. state income tax purposes of approximately $2.0 million as of December 31, 2018, which begin to expire in 2031. The operating loss carryforwards may be limited due to a change in control in the Company’s ownership as defined by the Internal Revenue Code Sections 382. Any future changes in the Company’s ownership may limit the use of such carryforward benefits. The Company’s effective income tax rates for the periods presented differ from the statutory rate of 24% due primarily to the impact of the tax reform and the change in the deferred tax asset valuation allowance.
The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. Due to its operating loss carryforwards, the U.S. federal statute of limitations remains open for tax year 2010 and onward and the Company continues to be subject to examination by the Internal Revenue Service for tax years 2010 and later. The resolutions of any examinations are not expected to be material to these financial statements. As of December 31, 2017, and December 31, 2018, there are no penalties or accrued interest recorded in the consolidated financial statements. The calculation of the Company’s tax obligations involves dealing with uncertainties in the application of complex tax laws and regulations. ASC 740, Income Taxes, provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. The Company has assessed its income tax positions and recorded tax benefits for all years subject to examination, based upon its evaluation of the facts, circumstances and information available at each period end. For those tax positions where the Company has determined there is a greater than 50% likelihood that a tax benefit will be sustained, the Company has recorded the largest amount of tax benefit that may potentially be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is determined there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit has been recognized. The Company had no uncertain tax positions during the years ended December 31, 2017 and December 31, 2018.
The Company recognizes interest and, if applicable, penalties for any uncertain tax positions. Interest and penalties are recorded as a component of income tax expense. In the years ended December 31, 2017 and December 31, 2018, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits.

7.	Revolving Line of Credit
On December 1, 2017, the Company entered into a Loan and Security Agreement (the “Agreement”) with a financial institution, which was amended on February 26, 2018 and July 26, 2018. The Agreement includes a revolving line of credit facility under which the Company may borrow up to $20.0 million as of December 31, 2018. Interest on borrowings accrues at an interest rate equal to the prime rate, plus 1.5%. The revolving line of credit facility has a maturity date of December 1, 2019. Borrowings under the Agreement are collateralized by substantially all assets of the Company. There was $3.0 million outstanding under the Agreement as of December 31, 2017 and no outstanding balance as of December 31, 2018. The Agreement contains customary affirmative and negative covenants.
The Company is contingently liable under two standby letters of credit which are required as security for the Company’s current office leases (Note 10). The agreements allow for the Company to elect to secure the letters of credit with restricted cash or by reducing the revolving credit facility borrowing

Sprout Social, Inc.
Notes to Consolidated Financial Statements

capacity. At December 31, 2018, the Company elected to reduce the revolving credit facility borrowing capacity by $3.2 million as security for future lease payments. At December 31, 2017, the Company elected restricted cash as security for future lease payments of $3.4 million.
On January 31, 2019, the Company further amended the Agreement under which the Company may borrow up to $30.0 million and extended the line of credit facility maturity date to January 31, 2021.

8.	Convertible Preferred Stock and Stockholders’ Deficit
Common Stock
As of December 31, 2018, the Company has authorized 46,000,000 shares of common stock with a par value of $0.0001 per share. Each holder of common stock shall be entitled to one vote for each share held as of the record date and shall be entitled to receive dividends, when, as and if declared by the Board of Directors, subject to the preferential rights of holders of Preferred Stock outstanding. The total common stock outstanding as of December 31, 2018 is 16,679,109 shares.
Convertible Preferred Stock
As of December 31, 2018, the Company had the following preferred stock outstanding (in thousands, except share and per share data):

	As of December 31, 2018
Series	Issue Date	Shares Authorized	Shares Issued and Outstanding	Carrying Amount	Aggregate Liquidation Preference	Issuance Price Per Share
Series A convertible preferred stock (“Series A”)	April and June 2010	2,690,403	2,690,403	$448	$448	$0.1667
Series A-1 convertible preferred stock (“Series A-1”)	October 2010	1,600,000	1,600,000	800	800	0.5000
Series B convertible preferred stock (“Series B”)	February 2011	6,108,000	6,108,000	9,961	9,999	1.6370
Series B-1 convertible preferred stock (“Series B-1”)	June 2014	2,492,570	2,449,700	9,663	9,714	3.9655
Series C convertible preferred stock (“Series C”)	February 2016	6,989,863	6,989,863	41,799	42,000	6.0087
Series D convertible preferred stock (“Series D”)	December 2018	2,176,297	2,176,297	40,305	40,500	18.6096
Total all series		22,057,133	22,014,263	$102,976	$103,461
The preferred stock have the following characteristics:
Conversion
Each share of Series D is subject to automatic conversion into one share of common stock based on the then-effective conversion price, upon the earliest of the following events: A) Upon the election of holders of at least a majority of the outstanding shares of Series D voting as a single class; or B) Upon an initial public offering in which the per share price is at least 150% of the Series D original price and the gross cash proceeds to the Company are at least $100 million (“Qualified IPO”). Upon automatic conversion, all declared but unpaid dividends will be paid to Series D preferred stockholders.
Each share of Series A, A-1, B, B-1 and C is subject to automatic conversion into one share of common stock based on the then-effective conversion price, upon the earliest of the following events: A) Upon the election of holders of at least a majority of the outstanding shares of each Series voting as a

Sprout Social, Inc.
Notes to Consolidated Financial Statements

single class; or B) Upon a Qualified IPO. Upon automatic conversion, all declared but unpaid dividends will be paid to the preferred stockholders.
Dividends
The holder of each share of common stock and preferred stock, participating equally, are entitled to receive, on an as-if-converted to common stock basis, dividends when and if declared by the Board. No dividends were declared during 2017 or 2018.
Voting Rights
The holders of common stock are entitled to vote their shares on all matters. Holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which their shares of preferred stock would be converted at the time of the election or at the time written consent is received.
Liquidation Preference
In the event of liquidation, the holders of Series D are entitled to be paid the greater of the Series D original issue price plus all declared and unpaid dividends or the amount per share had all shares of Series D been converted into common stock. If, upon the liquidating event, the assets of the Company are insufficient to fully pay the amounts owed to Series D preferred stockholders, all distributions will be made ratably in proportion to the full amount the holders would have otherwise been entitled to.
Second, the holders of Series C are entitled to be paid the greater of the Series C original issue price plus all declared and unpaid dividends or the amount per share had all shares of Series C been converted into common stock. If, upon the liquidating event, the assets of the Company are insufficient to fully pay the amounts owed to Series C preferred stockholders, all distributions will be made ratably in proportion to the full amount the holders would have otherwise been entitled to.
Third, the holders of Series B-1 are entitled to be paid the greater of the Series B-1 original issue price plus all declared and unpaid dividends or the amount per share had all shares of Series B-1 been converted into common stock. If, upon the liquidating event, the assets of the Company are insufficient to fully pay the amounts owed to Series B-1 preferred stockholders, all distributions will be made ratably in proportion to the full amount the holders would have otherwise been entitled to.
Fourth, the holders of Series B are entitled to be paid the greater of the Series B original issue price plus all declared and unpaid dividends or the amount per share had all shares of Series B been converted into common stock. If, upon the liquidating event, the assets of the Company are insufficient to fully pay the amounts owed to Series B preferred stockholders, all distributions will be made ratably in proportion to the full amount the holders would have otherwise been entitled to.
Fifth, the holders of Series A-1 are entitled to be paid the greater of the Series A-1 original issue price plus all declared and unpaid dividends or the amount per share had all shares of Series A-1 been converted into common stock. If, upon the liquidating event, the assets of the Company are insufficient to fully pay the amounts owed to Series A-1 preferred stockholders, all distributions will be made ratably in proportion to the full amount the holders would have otherwise been entitled to.
Sixth, the holders of Series A are entitled to be paid the greater of the Series A original issue price plus all declared and unpaid dividends or the amount per share had all shares of Series A been converted into common stock. If, upon the liquidating event, the assets of the Company are insufficient to fully pay the amounts owed to Series A preferred stockholders, all distributions will be made ratably in proportion to the full amount the holders would have otherwise been entitled to.

Sprout Social, Inc.
Notes to Consolidated Financial Statements

Once the liquidation preferences on preferred stock are satisfied, all remaining assets will be distributed ratably among holders of common stock.
In the event that the Company is a party to an acquisition or asset transfer, the liquidation preferences above shall apply. Interested parties should refer to the related stockholder agreements for the full details of each series rights and terms.
Board of Directors
The holders of voting common stock and preferred stock (voting as a single class and on an as‑converted basis to voting common stock) shall be entitled to elect each of the directors of the Company and remove them with or without cause.
Redemption
As of December 31, 2017, the holders of Series C may redeem their shares at a price equal to the Series C liquidation preference at any time on or after the seventh anniversary of the Series C issuance date. Following the redemption notice from the holders of Series C, the holders of Series B-1, Series B, Series A-1 and Series A may redeem their shares upon majority vote of the then outstanding majority of each respective series.
The Series D Preferred Stock issuance resulted in a modification of the Series A, A-1, B, B-1, and C Preferred Stock, given the removal of the redemption option of Preferred Stock holders. Because the modification did not result in a transfer of value or deemed dividend received for the Series A, A1, B, B1, or C holders, there is no impact to the financial statements, other than to classify preferred stock as permanent equity instead of mezzanine equity as of December 31, 2018.
Anti-Dilution Rights
The conversion prices for preferred stock are subject to anti‐dilution adjustments to reduce dilution in the event of an equity issuance by the Company (other than Board approved employee incentives, including stock options) at a purchase price less than the then‐applicable conversion price of the preferred stock.
Protective Provisions
For so long as any shares of Series A or A-1 remain outstanding, consent of the holders of at least a majority of the then outstanding shares of Series A or A-1 shall be required to (i) amend, alter or repeal any provision of the Restated Certificate or Bylaws of the Corporation in a manner that adversely or disproportionately affects the rights, preferences or privileges of the preferred series, (ii) increase or decrease the authorized number of shares of the preferred series, (iii) undertake or enter into any asset sale or acquisition, except for an asset sale or acquisition in which the holders receive proceeds in accordance with the liquidation rights and preferences.
For so long as any shares of Series B or B-1 remain outstanding, consent of the holders of at least a majority of the then outstanding shares of Series B or B-1 shall be required to (i) amend, alter or repeal any provision of the Restated Certificate or Bylaws of the Corporation in a manner that adversely or disproportionately affects the rights, preferences or privileges of the preferred series, (ii) increase or decrease the authorized number of shares of the preferred series, (iii) undertake or enter into any asset sale or acquisition, except for an asset sale or acquisition in which the holders receive proceeds in accordance with the liquidation rights and preferences.

Sprout Social, Inc.
Notes to Consolidated Financial Statements

For as long as the Series C lead investor continues to hold at least 1,000,000 shares of Series C outstanding, consent of the Lead Investor shall be required to (i) amend, alter or repeal any provision of the Restated Certificate or Bylaws of the Corporation in a manner that adversely or disproportionately affects the rights, preferences or privileges of the preferred series, (ii) increase or decrease the authorized number of shares of the preferred series, (iii) undertake or enter into any asset sale or acquisition, except for an asset sale or acquisition in which the holders receive proceeds in accordance with the liquidation rights and preferences, (iv) consummate an initial public offering unless such offering results in gross proceeds of at least $75 million and the price per share is at least 200% of the Series C Original Issue Price, (v) make changes to the nature of the business, or (vi) increase or decrease the authorized size of composition of the Board.
For as long as at least 25% of the shares of Series D remain outstanding, consent of the holders of at least a majority of the then outstanding shares of Series D shall be required to (i) amend, alter or repeal any provision of the Restated Certificate or Bylaws of the Corporation in a manner that adversely or disproportionately affects the rights, preferences or privileges of the preferred series, (ii) increase or decrease the authorized number of shares of the preferred series, (iii) undertake or enter into any asset sale or acquisition, except for an asset sale or acquisition in which the holders receive proceeds in accordance with the liquidation rights and preferences, (iv) consummate an initial public offering unless such offering is a Qualified IPO, (v) make changes to the nature of the business, or (vi) increase or decrease the authorized size of composition of the Board.

9.	Incentive Stock Plan
On April 27, 2016, the Company established the Sprout Social, Inc. 2016 Stock Plan (the “Plan”) as an amendment and restatement of the Sprout Social, Inc. 2010 Amended and Restated Stock Incentive Plan, under which awards, including options, restricted stock purchases rights, restricted stock bonus or restricted stock unit awards, for up to 5,467,862 shares of common stock may, at the discretion of the Board of Directors, be issued to employees, consultants, and directors of the Company. There were no changes to existing stock options outstanding as a result of the amendment and restatement. The exercise price for each award is determined by the Board of Directors. However, each option must have an exercise price of at least the fair market value of the option and no less than 110% of fair market value for options granted to a 10% owner optionee. The only awards granted as of December 31, 2018 are stock options and restricted stock units.
Stock Options
The options become fully vested at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria, and restrictions as shall be determined by the Board of Directors and set forth in each stock option notice; provided, however, that no exercise period shall exceed ten years from the grant date.
The fair value of each option is estimated on the date of grant based on the Black-Scholes option pricing model. The annual rate of dividends is expressed as a dividend yield which is a constant percentage of the stock price, which is determined by the board of directors with input from a third-party valuation specialist. The expected life of an option represents the period of time that an option is expected to be outstanding. The risk‐free interest rate is based on the rate of U.S. Treasury securities with maturities consistent with the estimated expected term of the awards.
The Company has not paid dividends and does not anticipate paying a cash dividend on common stock in the foreseeable future and, accordingly, uses an expected dividend yield of zero. As the Company is privately held, there is no historical basis of the stock volatility. Accordingly, the expected volatility is based primarily on the historical volatilities of similar entities’ common stock over the most recent period

Sprout Social, Inc.
Notes to Consolidated Financial Statements

commensurate with the estimated expected term of the awards. The risk‐free interest rate is based on the rate of U.S. Treasury securities with maturities consistent with the estimated expected term of the awards. The expected term of an award is determined using the simplified method for plain vanilla options, consistent with applicable accounting guidance.
Total compensation expense included in the statement of operations for options was $0.5 million and $0.1 million for 2017 and 2018, respectively. As of December 31, 2018, there was an immaterial amount of remaining unrecognized compensation cost related to unvested stock options granted and modified under the Plan.
The table below summarizes the stock option activity for the year ended December 31, 2018:

	Number of Options	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value
			(in years)	(in thousands)
Outstanding at beginning of period	1,533,591	$0.56	4.80	$9,747
Granted at fair value	—	—
Exercised	(174,756)	0.61
Forfeited	(30,139)	1.02
Outstanding at end of period	1,328,696	$0.54	3.67	$8,529
Options exercisable at December 31, 2018	1,317,618	$0.54	3.65	$8,464
The Company has computed the aggregate intrinsic value of amounts disclosed in the above table based on the difference between the original exercise price of the options and the estimated fair value of the Company’s common stock as of December 31, 2018.
The intrinsic value of options exercised for the years ended December 31, 2017 and 2018 was $0.8 million and $1.1 million, respectively.
At the end of 2015, the Company ceased issuing stock options. The following summarizes information about the Company’s options outstanding as of December 31, 2018:

	Options Outstanding		Options Exercisable
Exercise Price	Shares	Weighted- Average Remaining Contractual Term	Shares	Weighted- Average Remaining Contractual Term
		(in years)		(in years)
$0.31 - $0.69	1,062,786	3.1	1,062,786	3.1
$0.70 - $1.07	62,500	5.4	62,500	5.4
$1.08 - $1.10	128,105	6.1	123,542	6.1
$1.11 - $3.97	75,305	6.3	68,790	6.3
	1,328,696		1,317,618

Sprout Social, Inc.
Notes to Consolidated Financial Statements

Restricted Stock Units
At the end of 2015, the Company began issuing restricted stock units. The general terms of the restricted stock units require both a service and performance condition to be satisfied prior to vesting. The service condition is satisfied upon the participant’s completion of a required period of continuous service from the vesting start date. The performance condition will be satisfied upon a liquidity event, such as an IPO. As the Company cannot conclude that a liquidity event is probable, there were no amounts recorded in these financial statements related to the restricted stock units.
The total unrecognized stock-based compensation expense relating to these awards as of December 31, 2018 was $15.3 million. Of this amount, $5.9 million relates to awards for which the time-based service vesting condition had been satisfied or partially satisfied on that date, calculated using the accelerated attribution method and the grant date fair value of the awards. The remaining $9.4 million relates to awards for which the time-based service vesting condition had not yet been satisfied as of December 31, 2018 and would be recognized over the remaining service period after the occurrence of a qualifying liquidity event.
The table below summarizes the activity regarding unvested restricted stock units for the year ended December 31, 2018:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Unvested at December 31, 2017	1,963,331	$5.93
Granted	838,436	6.91
Vested	—	—
Forfeited	(324,198)	6.53
Unvested at December 31, 2018	2,477,569	$6.19
The weighted-average grant date fair value per share for restricted stock units granted during the years ended 2017 and 2018 was $6.15 and $6.91, respectively.
Warrants
As of December 31, 2018, the Company had 35,305 Series B-1 warrants issued and outstanding at $3.9655 per share that had not yet been exercised. The warrants were issued on November 24, 2014 and have a ten-year term. The fair value of each warrant is estimated at the fair value of the Company’s common stock at each reporting period as determined by the Board of Directors. As of December 31, 2018, the fair value was $6.96, as determined by a third-party.

10.	Commitments and Contingencies
Leases
The Company conducts its operations in leased facilities and recognizes rent expense on a straight-line basis over the defined lease period. The Company entered into operating lease agreements for offices in Chicago, Illinois, San Francisco, California, and Seattle, Washington. The operating leases require escalating monthly rental payments ranging from $17,000 to $280,000. Under the terms of the lease agreements, the Company is also responsible for its proportionate share of taxes and operating costs. The leases expire in January 2028, June 2019, and July 2020, respectively.

Sprout Social, Inc.
Notes to Consolidated Financial Statements

Total rent expense for the years ended December 31, 2017 and 2018 totaled $2.2 million and $2.4 million, respectively.
Future minimum lease payments under non-cancellable operating leases as of December 31, 2018 are as follows (in thousands):

Years ending December 31,
2019	$2,889
2020	3,474
2021	2,969
2022	3,033
2023	3,097
Thereafter	13,424
Total future minimum lease payments	$28,886
Legal Matters
From time to time in the normal course of business, the Company may be subject to various legal matters such as threatened or pending claims or proceedings. There were no material such matters as of and for the years ended December 31, 2017 and 2018.
Indemnification
In the ordinary course of business, the Company often includes standard indemnification provisions in its arrangements with third parties, including vendors, customers, investors and the Company’s directors and officers. Pursuant to these provisions, the Company may be obligated to indemnify such parties for losses or claims suffered or incurred in connection with its activities or non-compliance with certain representations and warranties made by the Company. It is not possible to determine the maximum potential loss under these indemnification provisions due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision.

11.	Geographic Data
As described in the Summary of Significant Accounting Policies, the Company operates as one operating segment.
Long-lived assets by geographical region are based on the location of the legal entity that owns the assets. As of December 31, 2017, and 2018, there were no significant long-lived assets held by entities outside of the United States.

Sprout Social, Inc.
Notes to Consolidated Financial Statements

Revenue by geographical region is determined by location of the Company’s customers. Revenue from customers outside of the United States was approximately 32% and 30% for the year ended December 31, 2017 and 2018, respectively. Revenue by geographical region is as follows (in thousands):

	Year Ended December 31,
	2017	2018
Americas	$33,853	$61,501
EMEA	7,914	12,674
Asia Pacific	3,048	4,638
Total	$44,815	$78,813

12.	Net Loss per Share
Basic net loss per share is calculated by dividing the net loss by the weighted average number of outstanding shares of common stock each period. Diluted net loss per share is calculated by giving effect to all potential dilutive common stock equivalents, which includes stock options, RSUs, preferred stock and warrants. Because the Company incurred net losses each period, the basic and diluted calculations are the same.
The following table presents the calculation for basic and diluted net loss per share (in thousands, except share and per share data):

	Year Ended December 31,
	2017	2018
Net loss attributable to common shareholders	$(21,910)	$(20,934)
Weighted average common shares outstanding	16,400,767	16,593,258
Net loss per share, basic and diluted	$(1.34)	$(1.26)
The following outstanding shares of common stock equivalents were excluded from the calculation of diluted net loss per share for each period, as the impact of including them would have been anti-dilutive. As disclosed in Note 9, the Company’s RSUs include a triggering liquidation performance condition prior to vesting. As such, these are treated as contingently issuable shares and will be excluded from potential dilutive impact until the triggering liquidation performance condition is satisfied.

	As of December 31,
	2017	2018
Stock options outstanding	1,523,328	1,313,121
Convertible preferred stock	19,837,966	19,945,290
Warrants	35,305	35,305
Total potentially dilutive shares	21,396,599	21,293,716

13.	Employee Benefit Plan
The Company sponsors a qualified 401(k) defined contribution plan for the benefit of its employees. The Company made matching contributions to the plan totaling $0.6 million and $1.0 million for the years ended December 31, 2017 and 2018, respectively.

Sprout Social, Inc.
Notes to Consolidated Financial Statements

14.	Subsequent Events
The Company has evaluated subsequent events after the balance sheet date through June 13, 2019, the date the financial statements were issued. Management has determined that no events or transactions have occurred subsequent to the balance sheet date that require disclosure in the financial statements.

Sprout Social, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	December 31, 2018	September 30, 2019
		(Unaudited)
Assets
Current assets
Cash	$26,190	$12,600
Accounts receivable, net of allowances of $374 and $1,096 at December 31, 2018 and September 30, 2019, respectively	10,551	10,288
Deferred commissions	3,634	4,737
Prepaid expenses and other assets	2,507	3,184
Total current assets	42,882	30,809
Property and equipment, net	15,524	14,022
Deferred commissions, net of current portion	4,087	4,525
Operating lease, right-of-use assets	—	5,862
Deferred offering costs	—	2,674
Other assets, net	39	115
Goodwill	2,299	2,299
Intangible assets, net	7,014	5,858
Total assets	$71,845	$66,164
Liabilities, Convertible Preferred Stock and Stockholders’ (Deficit)/Equity
Current liabilities
Accounts payable	$1,784	$1,755
Deferred revenue	21,150	26,361
Operating lease liabilities	—	2,526
Accrued wages and payroll related benefits	3,735	3,165
Accrued expenses and other	4,402	5,573
Total current liabilities	31,071	39,380
Deferred rent, net of current portion	14,651	—
Deferred revenue, net of current portion	390	277
Operating lease liabilities, net of current portion	—	18,651
Total liabilities	46,112	58,308
Commitments and contingencies (Note 6)
Stockholders’ (deficit)/equity
Series A convertible preferred stock, $0.0001 par value, 2,690,403 shares authorized; 2,690,403 issued and outstanding at December 31, 2018 and September 30, 2019	448	448
Series A-1 convertible preferred stock, $0.0001 par value, 1,600,000 shares authorized; 1,600,000 issued and outstanding at December 31, 2018 and September 30, 2019	800	800

Sprout Social, Inc.
Condensed Consolidated Balance Sheets (Unaudited) (cont’d)
(in thousands, except share data)

	December 31, 2018	September 30, 2019
		(Unaudited)
Series B convertible preferred stock, $0.0001 par value, 6,108,000 shares authorized; 6,108,000 issued and outstanding at December 31, 2018 and September 30, 2019	9,961	9,961
Series B-1 convertible preferred stock, $0.0001 par value, 2,492,570 shares authorized; 2,449,700 issued and outstanding at December 31, 2018; and September 30, 2019	9,663	9,663
Series C convertible preferred stock, $0.0001 par value, 6,989,863 shares authorized; 6,989,863 issued and outstanding at December 31, 2018 and September 30, 2019	41,799	41,799
Series D convertible preferred stock, $0.0001 par value, 2,176,297 shares authorized; 2,176,297 issued and outstanding at December 31, 2018 and September 30, 2019	40,305	40,305
Common stock, $0.0001 par value, 46,000,000 shares authorized at December 31, 2018; 46,000,000 shares authorized at September 30, 2019; 18,652,960 and 16,679,109 issued and outstanding at December 31, 2018, respectively; 19,212,738 and 17,046,606 issued and outstanding at September 30, 2019, respectively;	1	1
Additional paid-in capital	1,844	7,269
Treasury stock, at cost	(10,507)	(12,852)
Accumulated deficit	(68,581)	(89,538)
Total stockholders’ equity	25,733	7,856
Total liabilities and stockholders’ equity	$71,845	$66,164
See Notes to Condensed Consolidated Financial Statements.

Sprout Social, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)
(in thousands, except share and per share data)

	Nine Months Ended September 30,
	2018	2019
Revenue
Subscription	$56,226	$74,285
Professional services and other	311	278
Total revenue	56,537	74,563
Cost of revenue
Subscription	15,391	19,113
Professional services and other	196	175
Total cost of revenue	15,587	19,288
Gross profit	40,950	55,275
Operating expenses
Research and development	19,029	19,137
Sales and marketing	26,727	34,074
General and administrative	12,073	23,417
Total operating expenses	57,829	76,628
Loss from operations	(16,879)	(21,353)
Interest expense	(384)	(199)
Interest income	8	256
Other income	295	388
Loss before income taxes	(16,960)	(20,908)
Income tax expense	—	49
Net loss and comprehensive loss	$(16,960)	$(20,957)
Net loss per share attributable to common shareholders, basic and diluted	$(1.02)	$(1.25)
Weighted-average shares outstanding used to compute net loss per share, basic and diluted	16,575,094	16,829,622
See Notes to Condensed Consolidated Financial Statements.

Sprout Social, Inc.
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ (Deficit)/Equity (Unaudited)
(in thousands, except share data)

	Series A, A-1, B, B-1 and C Convertible Redeemable Preferred Stock		Voting Common Stock		Additional Paid-in Capital	Treasury Stock		Accumulated Deficit	Total Stockholders’ (Deficit)/Equity
	Shares	Amount	Shares	Amount		Shares	Amount
Balances at December 31, 2017	19,837,966	$62,671	16,504,353	$1	$1,685	1,973,851	$(10,507)	$(47,647)	$(56,468)
Exercise of stock options			118,174	—	61				61
Stock-based compensation expense					50				50
Net loss								(16,960)	(16,960)
Balances at September 30, 2018	19,837,966	$62,671	16,622,527	$1	$1,796	1,973,851	$(10,507)	$(64,607)	$(73,317)

	Series A, A-1, B, B-1, C and D Convertible Preferred Stock (in equity)		Voting Common Stock		Additional Paid-in Capital	Treasury Stock		Accumulated Deficit	Total Stockholders’ (Deficit)/Equity
	Shares	Amount	Shares	Amount		Shares	Amount
Balances at December 31, 2018	22,014,263	$102,976	$16,679,109	$1	$1,844	1,973,851	$(10,507)	$(68,581)	$25,733
Exercise of stock options			125,342	—	62				62
Stock-based compensation expense					5,363				5,363
Net issuance of RSA grant			242,155	—		192,281	(2,345)		(2,345)
Net loss								(20,957)	(20,957)
Balances at September 30, 2019	22,014,263	$102,976	17,046,606	$1	$7,269	2,166,132	$(12,852)	$(89,538)	$7,856
See Notes to Condensed Consolidated Financial Statements.

Sprout Social, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2018	2019
Cash flows from operating activities
Net loss	$(16,960)	$(20,957)
Adjustments to reconcile net loss to net cash (used in) operating activities
Depreciation of property and equipment	1,787	2,031
Amortization of line of credit issuance costs	91	149
Amortization of acquired intangible assets	1,159	1,156
Amortization of deferred commissions	1,896	3,380
Amortization of right-of-use operating lease asset	—	811
Stock-based compensation expense	50	5,363
Provision for accounts receivable allowances	36	1,175
Changes in operating assets and liabilities
Accounts receivable	(1,206)	(912)
Prepaid expenses and other current assets	(820)	(840)
Deferred commissions	(4,591)	(4,922)
Accounts payable and accrued expenses	481	(333)
Deferred revenue	5,775	5,097
Lease liabilities	—	(910)
Net cash (used in) operating activities	(12,302)	(9,712)
Cash flows from investing activities
Purchases of property and equipment	(1,959)	(544)
Net cash (used in) investing activities	(1,959)	(544)
Cash flows from financing activities
Proceeds from line of credit	7,500	—
Payments for line of credit issuance costs	(36)	(47)
Proceeds from exercise of stock options	61	62
Employee taxes paid related to the net share settlement of stock-based awards	—	(1,798)
Payments of deferred offering costs	—	(1,551)
Net cash provided by (used in) financing activities	7,525	(3,334)
Net (decrease) in cash	(6,736)	(13,590)
Cash
Beginning of period	8,277	26,190
End of period	$1,541	$12,600
Supplemental disclosure of noncash investing and financing activities
Property and equipment acquired under lease incentives	$927	$—
Deferred offering costs, accrued but not yet paid	$—	$1,123
Employee taxes related to the net share settlement of stock-based awards, accrued but not yet paid	$—	$547
See Notes to Condensed Consolidated Financial Statements.

Sprout Social, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

1.	Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations
Sprout Social, Inc. (“Sprout Social” or the “Company”), a Delaware corporation, began operating on April 21, 2010 to design, develop and operate a web-based comprehensive social media management tool enabling companies to manage and measure their online presence. Customers access their accounts online via a web-based interface or a mobile application. Some customers also purchase the Company’s professional services, which primarily consist of consulting and training services. The Company’s fiscal year end is December 31. The Company’s customers are primarily located throughout the United States, and a portion of customers are located in foreign countries. The Company is headquartered in Chicago, Illinois.
Principles of Consolidation and Basis of Presentation
The unaudited condensed consolidated financial statements and accompanying notes were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the applicable regulations of the United States Securities and Exchange Commission (“SEC”) regarding interim financial reporting. The Company has prepared the unaudited condensed consolidated financial statements on a basis substantially consistent with the audited consolidated financial statements of the Company as of and for the year ended December 31, 2018, and these unaudited condensed consolidated financial statements include all normal recurring adjustments necessary for a fair statement of the results of the interim periods presented but are not necessarily indicative of the results of operations to be anticipated for the full year or any future period. The consolidated balance sheet as of December 31, 2018 included herein was derived from the audited consolidated financial statements as of that date but does not include all disclosures including certain disclosures required by GAAP on an annual basis. The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.
The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes included elsewhere in this prospectus.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The Company bases its estimates on historical experience and on other assumptions that its management believes are reasonable under the circumstances. Actual results could differ from those estimates. The Company’s most significant estimates and judgments are those related to the estimated period of benefit for incremental costs of obtaining a contract with a customer, the incremental borrowing rate for operating leases, calculation of allowance for doubtful accounts, useful lives of long-lived assets, stock-based compensation, income taxes, commitments and contingencies and litigation, among others.
Summary of Significant Accounting Policies
The Company’s significant accounting policies are discussed in Note 1, “Nature of Operations and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements as of December 31, 2017 and 2018 and for the years ended December 31, 2017 and 2018 included elsewhere

Sprout Social, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

in this prospectus. There have been no significant changes to these policies during the nine months ended September 30, 2019, except as noted below.
Deferred Offering Costs
The Company capitalizes certain legal, accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs will be recorded in stockholders’ equity as a reduction of additional paid-in capital generated as a result of the offering. Should the equity financing no longer be considered probable of being consummated, all deferred offering costs will be charged to operating expenses in the condensed consolidated statement of operations. The Company recorded $2.7 million of deferred offering costs as of September 30, 2019. There were no deferred offering costs as of December 31, 2018.
Leases
The Company determines if an arrangement is a lease at inception, and all significant lease arrangements are generally recognized at lease commencement. Operating lease right-of-use, or ROU, assets and operating lease liabilities are recognized at commencement based on the present value of fixed payments not yet paid over the remaining lease term. ROU assets also include any initial indirect costs incurred and any lease payments made at or before the lease commencement date, less lease incentives received. For short-term leases of 12 months or less, no ROU asset or lease liability is recorded. The Company records rent expense in its condensed consolidated statement of operations and comprehensive loss on a straight-line basis over the term of the lease and records variable lease payments as incurred. Additionally, the Company has elected to combine lease and non-lease components and account for them as a single component. ROU assets represent the Company’s right to use an underlying asset during the lease term, and lease liabilities represent its obligations to make lease payments arising from the lease. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise the option. The Company uses its incremental borrowing rate in determining the lease liabilities, as its leases generally do not provide an implicit rate. The incremental borrowing rate is an estimate of the collateralized borrowing rate the Company would incur on future lease payments over a similar term based on the information available at the commencement date. The Company does not have any finance leases.
Recently Adopted Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016 02”), including subsequent amendments. ASU 2016-02 requires lessees to record a ROU asset and lease liability for almost all leases. This ASU does not substantially impact lessor accounting. The Company adopted the standard on January 1, 2019 using a modified retrospective approach of applying the new standard at the adoption date. Under this approach, the Company will continue to report comparative periods presented in the period of adoption under ASC 840. The Company has elected the package of practical expedients permitted under the transition guidance within the new standard, which does not require it to reassess 1) whether any expired or existing contracts contain leases, 2) the lease classification of any expired or existing leases or 3) any initial direct costs for any existing leases. Adoption of this standard resulted in recognition of ROU assets of $6.7 million, short-term lease liabilities of $1.8 million, long-term lease liabilities of $20.3 million, a decrease in accrued expenses and other of $0.7 million and a decrease in deferred rent, net of current portion of $14.7 million, with no impact on retained earnings as of January 1, 2019. The adoption of the standard is not expected to have a significant impact on the Company’s condensed consolidated statement of operations. See Note 3 for further details.

Sprout Social, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

2.	Revenue Recognition
Disaggregation of Revenue
The Company provides disaggregation of revenue based on geographic region in Note 7 and based on the subscription versus professional services and other classification on the condensed consolidated statements of operations and comprehensive loss, as it believes these best depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.
Deferred Revenue
Deferred revenue is recorded upon establishment of unconditional right to payment under non-cancelable contracts and is recognized as the revenue recognition criteria are met. The Company generally invoices customers in advance in monthly, quarterly, semi-annual and annual installments. The deferred revenue balance is influenced by several factors, including the compounding effects of renewals, invoice duration, timing and size. The amount of revenue recognized during the nine months ended September 30, 2018 and 2019 that was included in deferred revenue at the beginning of each period was $13.0 million and $19.7 million, respectively.
As of December 31, 2018, including amounts already invoiced and amounts contracted but not yet invoiced, $27.1 million of revenue was expected to be recognized from remaining performance obligations, of which 95% is expected to be recognized in the next 12 months, with the remainder expected to be recognized the following year. As of September 30, 2019, including amounts already invoiced and amounts contracted but not yet invoiced, $36.5 million of revenue is expected to be recognized from remaining performance obligations, of which 92% is expected to be recognized in the next 12 months, with the remainder expected to be recognized the following year.

3.	Operating Leases
The Company entered into operating lease agreements for offices in Chicago, Illinois, San Francisco, California, and Seattle, Washington. The operating leases require escalating monthly rental payments ranging from $17,000 to $280,000. Under the terms of the lease agreements, the Company is also responsible for its proportionate share of taxes and operating costs, which are treated as variable lease costs. The Chicago and Seattle leases expire in January 2028 and July 2020, respectively. The San Francisco lease expired in June 2019. The Company’s operating leases typically contain options to extend or terminate the term of the lease. The Company currently does not include any options to extend leases in its lease terms as it is not reasonably certain to exercise them. As such, it has recorded lease obligations only through the initial optional termination dates above.
The following table provides a summary of operating lease assets and liabilities as of September 30, 2019 (in thousands):

Assets
Operating lease right-of-use assets	$5,862
Liabilities
Operating lease liabilities	2,526
Operating lease liabilities, non-current	18,651
Total operating lease liabilities	$21,177

Sprout Social, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

Operating lease expense for the nine months ended September 30, 2019 was $1.8 million. Variable lease costs for the nine months ended September 30, 2019 was $2.1 million. Rent expense recorded under ASC 840 for the nine months ended September 30, 2018 was $3.4 million. Cash payments related to operating leases for the nine months ended September 30, 2019 were $3.9 million.
As of September 30, 2019, the weighted-average remaining lease term is 8.1 years and the weighted-average discount rate is 6.0%.
Remaining maturities of operating lease liabilities as of September 30, 2019 are as follows (in thousands):

Years ending December 31,
2019	$957
2020	3,474
2021	2,969
2022	3,033
2023	3,097
Thereafter	13,273
Total future minimum lease payments	$26,803
Less: imputed interest	(5,626)
Total operating lease liabilities	$21,177
Future minimum lease payments under ASC 840 for non-cancellable operating leases as of September 30, 2018 are as follows (in thousands):

Years ending December 31,
2018	$662
2019	2,889
2020	3,474
2021	2,969
2022	3,033
Thereafter	16,521
Total future minimum lease payments	$29,548

4.	Income Taxes
The provision for income taxes for interim periods is generally determined using an estimate of the Company’s annual effective tax rate, excluding jurisdictions for which no tax benefit can be recognized due to valuation allowances. The Company’s effective tax rate generally differs from the U.S. federal statutory rate primarily due to a valuation allowance related to the Company’s federal and state deferred tax assets.
The Company accounts for Global Intangible Low–Taxed Income (“GILTI”) as a current-period expense when incurred. Therefore, the Company has not recorded deferred taxes for basis differences expected to reverse in the future periods.

Sprout Social, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

There has historically been no federal or state provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. For the nine months ended September 30, 2019, the Company recognized an immaterial provision related to foreign income taxes.

5.	Incentive Stock Plan
In June 2019, the Company recognized $5.3 million of stock-based compensation expense related to a restricted stock award (RSA) grant of 434,436 shares to its Chief Executive Officer, which vested in full on the grant date. In accordance with the RSA grant agreement, the Company net settled the shares to satisfy the federal and state tax withholding obligations, resulting in the issuance of 242,155 shares of common stock. The net settlement was treated as a repurchase of treasury shares. All of the expense was recognized in general and administrative on the condensed consolidated statement of operations and comprehensive loss.

6.	Commitments and Contingencies
Contractual Obligations
The Company has non-cancellable minimum guaranteed purchase commitments for data and services. Contractual commitments as of September 30, 2019 are as follows (in thousands):

Years ending December 31,
2019	$2,674
2020	13,572
2021	20,486
2022	27,495
2023	15,222
Total contract commitments	$79,449
Legal Matters
From time to time in the normal course of business, the Company may be subject to various legal matters such as threatened or pending claims or proceedings. There were no material such matters as of and for the period ended September 30, 2019.
Indemnification
In the ordinary course of business, the Company often includes standard indemnification provisions in its arrangements with third parties, including vendors, customers, investors and the Company’s directors and officers. Pursuant to these provisions, the Company may be obligated to indemnify such parties for losses or claims suffered or incurred. It is not possible to determine the maximum potential loss under these indemnification provisions due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision. There were no material obligations under such indemnification agreements as of and for the period ended September 30, 2019.

Sprout Social, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

7.	Segment and Geographic Data
The Company operates as one operating segment. The Company’s chief operating decision maker (“CODM”) is its chief executive officer, who reviews financial information for purposes of making operating decisions, assessing financial performance and allocating resources. The Company’s CODM evaluates financial information on a consolidated basis. As the Company operates as one operating segment, all required segment financial information is found in the condensed consolidated financial statements.
Long-lived assets by geographical region are based on the location of the legal entity that owns the assets. As of December 31, 2018 and September 30, 2019, there were no significant long-lived assets held by entities outside of the United States.
Revenue by geographical region is determined by location of the Company’s customers. Revenue from customers outside of the United States was approximately 30% and 28% for the nine months ended September 30, 2018 and 2019, respectively. Revenue by geographical region is as follows (in thousands):

	Nine Months Ended September 30,
	2018	2019
Americas	$44,076	$58,561
EMEA	9,123	11,690
Asia Pacific	3,338	4,312
Total	$56,537	$74,563

8.	Net Loss per Share
Basic net loss per share is calculated by dividing the net loss by the weighted average number of outstanding shares of common stock each period. Diluted net loss per share is calculated by giving effect to all potential dilutive common stock equivalents, which includes stock options, restricted stock units, restricted stock awards, preferred stock and warrants. Because the Company incurred net losses each period, the basic and diluted calculations are the same.
The following table presents the calculation for basic and diluted net loss per share (in thousands, except share and per share data):

	Nine Months Ended September 30,
	2018	2019
Net loss attributable to common shareholders	$(16,960)	$(20,957)
Weighted average common shares outstanding	16,575,094	16,829,622
Net loss per share, basic and diluted	$(1.02)	$(1.25)

Sprout Social, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

The following outstanding shares of common stock equivalents were excluded from the calculation of diluted net loss per share for each period, as the impact of including them would have been anti-dilutive. The Company’s RSUs include a triggering liquidation performance condition prior to vesting. As such, these are treated as contingently issuable shares and will be excluded from potential dilutive impact until the triggering liquidation performance condition is satisfied.

	As of September 30,
	2018	2019
Stock options outstanding	1,331,717	1,178,705
Convertible preferred stock	19,837,966	22,014,263
Warrants	35,305	35,305
Total potentially dilutive shares	21,204,988	23,228,273

9.	Subsequent Events
The Company has evaluated subsequent events after the balance sheet date through October 25, 2019, the date the financial statements were issued. Management has determined that no events or transactions have occurred subsequent to the balance sheet date that require disclosure in the financial statements.
Events subsequent to original issuance of financial statements through December 2, 2019
On November 26, 2019, the Company further amended its Loan and Security Agreement under which the Company may borrow up to $40.0 million and may extend its line of credit facility maturity date to January 31, 2022 following the occurrence of a qualified public offering.
On November 27, 2019, by written consent of the holders of a majority in voting power of the outstanding shares of each class of the Company’s preferred stock, the preferred stockholders voted to convert all shares of their preferred stock into shares of Class A common stock immediately prior to the closing of an initial public offering (“IPO”). IPO is defined as a registered underwritten initial public offering of the Company’s Class A common stock.
On November 27, 2019, by written consent of the holders of a majority in voting power of the outstanding shares of Series D preferred stock, the Series D preferred stockholders voted to give their consent to waive anti-dilution adjustments which would reduce dilution of the Series D preferred stockholders in the event of an equity issuance.

8,823,530 Shares
Sprout Social, Inc.
Class A Common Stock
_______________________________
_______________________________
Goldman Sachs & Co. LLC
Morgan Stanley
KeyBanc Capital Markets
William Blair
Canaccord Genuity
Stifel

Through and including          , (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 13. Other expenses of issuance and distribution.
The following table sets forth all fees and expenses, other than the underwriting discounts and commissions payable solely by Sprout Social, Inc. in connection with the offer and sale of the securities being registered. All amounts shown are estimated except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the exchange listing fee.

Amount to be paid
SEC registration fee	$23,708
FINRA filing fee	27,897
Exchange listing fee	25,000
Accounting fees and expenses	1,290,196
Legal fees and expenses	2,656,410
Printing expenses	181,078
Transfer agent and registrar fees	5,500
Miscellaneous expenses	412,769
Total	$4,622,558
Item 14. Indemnification of directors and officers.
Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of Sprout Social, Inc. shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Upon consummation of this offering, our amended and restated certificate of incorporation and amended and restated bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
Certain of our non-employee directors currently have entered into indemnification agreements with us. Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) against certain liabilities.

Item 15. Recent sales of unregistered securities.
The following is a summary of transactions during the preceding three years involving sales of our securities that were not registered under the Securities Act:

1.
On December 13, 2018, we issued and sold an aggregate of 2,176,297 shares of our Series D convertible preferred stock at a purchase price of $18.6096 per share, for aggregate consideration of approximately $40,500,016.65. Such issuance was deemed to be exempt from registration under the Securities Act in reliance on Rule 506(b) of Regulation D promulgated under Section 4(a)(2) of the Securities Act.

2.
Since January 1, 2016, we granted to certain employees and directors options to purchase an aggregate of 20,000 shares of our common stock under the 2010 Plan at exercise prices ranging from $0.31 to $2.01 per share.

3.
Since January 1, 2016, we issued and sold an aggregate of 630,132 shares of our common stock upon the exercise of options under the 2010 Plan, at exercise prices ranging from $0.31 to $2.01 per share, for an aggregate exercise price of $414,035.51.

4.
Since January 1, 2016, we granted to certain employees and directors an aggregate of 3,372,345 restricted stock units under the 2016 Plan, with grant date fair values ranging from $1.19 to $14.98 per restricted stock unit.

5.
On June 9, 2019, we issued and sold an aggregate of 434,436 shares of fully vested restricted common stock to our chief executive officer, Justyn Howard, of which 192,281 were net settled to satisfy federal and state tax withholding obligations, resulting in a net restricted stock issuance of 242,155 shares, with a grant date fair value of $12.20 per share.

6.
Since October 29, 2019, we granted to certain employees and directors an aggregate of 677,800 restricted stock units under the 2019 Plan, with grant date fair values of $14.98 per restricted stock unit.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.
Item 16. Exhibits and financial statements.

(a)	Exhibits
The exhibit index attached hereto is incorporated herein by reference.

(b)	Financial Statement Schedules
All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned hereby further undertakes that:

(1)
For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEX TO EXHIBITS

Exhibit No.
1.1	Form of Underwriting Agreement.
3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the consummation of this offering.
3.2	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the consummation of this offering.
4.1	Specimen Stock Certificate evidencing the shares of Class A common stock.
4.2	Warrant to Purchase Stock, by and between Silicon Valley Bank and the Registrant, dated as of November 24, 2014.
4.3	Warrant to Purchase Stock, by and between Silicon Valley Bank and the Registrant, dated as of November 6, 2015.
5.1	Opinion of Latham & Watkins LLP.
10.1+	Loan and Security Agreement, dated as of December 1, 2017, by and between the Registrant and Silicon Valley Bank.
10.2+	Joinder and First Amendment to Loan and Security Agreement, dated as of February 26, 2018, by and between the Registrant and Silicon Valley Bank.
10.3+	Second Amendment to Loan and Security Agreement, dated as of July 26, 2018, by and between the Registrant and Silicon Valley Bank.
10.4+	Third Amendment to Loan and Security Agreement, dated as of January 31, 2019, by and between the Registrant and Silicon Valley Bank. Portions of this exhibit have been omitted.
10.5+†	Sprout Social, Inc. 2010 Amended and Restated Stock Incentive Plan, as amended.
10.6+†	Form of Incentive Stock Option Notice and Incentive Stock Option Agreement pursuant to Sprout Social, Inc. 2010 Amended and Restated Stock Incentive Plan.
10.7+†	Sprout Social, Inc. 2016 Stock Plan.
10.8+†	Amendment to Sprout Social, Inc. 2016 Stock Plan.
10.9+†	Form of Notice of Grant of Stock Option and Stock Option Agreement pursuant to Sprout Social, Inc. 2016 Stock Plan.
10.10+†	Form of Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement pursuant to 2016 Stock Plan.
10.11+†	Sprout Social, Inc. Notice of Grant of Restricted Stock Award and Restricted Stock Award Agreement, between the Registrant and Justyn Howard.
10.12†	Sprout Social, Inc. 2019 Incentive Award Plan.
10.13†	Sprout Social, Inc. 2019 Class B Incentive Award Plan.
10.14†	Sprout Social Inc. 2019 Employee Stock Purchase Plan.
10.15†	Form of Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement pursuant to the Sprout Social, Inc. 2019 Incentive Award Plan.
10.16†	Sprout Social, Inc. Non-Employee Director Compensation Policy.
10.17†	Amended and Restated Executive Employment Agreement, dated as of November 29, 2019, by and between the Registrant and Justyn Howard.
10.18†	Amended and Restated Executive Employment Agreement, dated November 29, 2019, by and between the Registrant and Ryan Barretto.
10.19†	Amended and Restated Executive Employment Agreement, dated November 29, 2019, by and between the Registrant and Jamie Gilpin.
10.20†	Form of Indemnification Agreement between Registrant and each director and executive officer.
10.21	Sixth Amended and Restated Investor Rights Agreement, dated December 13, 2018, by and among the Registrant and the other parties thereto.
10.22	Amendment No. 1 to Sixth Amended and Restated Investor Rights Agreement, dated as of November 8, 2019, by and among the Registrant and the other parties thereto.

10.23	Sixth Amended and Restated Voting Agreement, dated December 13, 2018, by and among the Registrant and the other parties thereto.
10.24	Amendment No.1 to Sixth Amended and Restated Voting Agreement, dated as of November 8, 2019, by and among the Registrant and the other parties thereto.
10.25	Amended and Restated Voting Agreement, dated as of November 8, 2019, by and among the Registrant, BRJ Investments LLC and Justyn Howard.
10.26	Amended and Restated Voting Agreement, dated as of November 8, 2019, by and among the Registrant, Litani Holdings, LLC and Justyn Howard.
10.27	Form of Exchange Agreement.
10.28	Fourth Amendment to Loan and Security Agreement, dated as of November 26, 2019, by and between the Registrant and Silicon Valley Bank.
21.1+	List of Subsidiaries of the Registrant.
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
________________

+	Previously filed.

†	Indicates a management contract or compensatory plan or arrangement.
***

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on December 2, 2019.

SPROUT SOCIAL, INC.

By:	/s/ Justyn Howard
Name:	Justyn Howard
Title:	President, Chief Executive Officer and Director
POWER OF ATTORNEY
Each of the undersigned officers and directors of Sprout Social, Inc. hereby constitutes and appoints Justyn Howard and Joe Del Preto, and each of them any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement on Form S-1, and any other registration statement relating to the same offering (including any registration statement, or amendment thereto, that is to become effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and any and all amendments thereto (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title	Date

/s/ Justyn Howard
Justyn Howard	President, Chief Executive Officer and Director (Principal Executive Officer)	December 2, 2019

/s/ Joe Del Preto
Joe Del Preto	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	December 2, 2019

/s/ Aaron Rankin
Aaron Rankin	Chief Technology Officer and Director	December 2, 2019

/s/ Peter Barris
Peter Barris	Director	December 2, 2019

/s/ Steven Collins
Steven Collins	Director	December 2, 2019

/s/ Jason Kreuziger
Jason Kreuziger	Director	December 2, 2019

/s/ Karen Walker
Karen Walker	Director	December 2, 2019